UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SILICON LABORATORIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 27, 2026

Dear Silicon Labs Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of the stockholders of Silicon Laboratories Inc. (“Silicon Labs” or “we”), to be held on April 30, 2026 at 9:00 a.m., Central Time, via the Internet at www.proxydocs.com/SLAB.

At the Special Meeting you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 4, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Silicon Labs, Texas Instruments Incorporated, a Delaware corporation (“Texas Instruments”), and Caldwell Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Texas Instruments (“Merger Sub”) and approve the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Silicon Labs (the “Merger”), with Silicon Labs surviving as a wholly owned direct subsidiary of Texas Instruments.

You also will be asked to consider and vote upon a proposal (the “Compensation Proposal”) to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

You also will be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Silicon Labs’ stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

If the Merger is completed, you will be entitled to receive $231.00 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock, par value $0.0001 per share (“Common Stock”), owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents a premium of approximately (i) 61% to the volume-weighted average share price of our Common Stock for the 30-trading-day period ending February 2, 2026, and (ii) 61% to the closing per share price of our Common Stock on February 2, 2026.

Silicon Labs’ board of directors (the “Board”) has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Silicon Labs and its stockholders, (ii) approved and declared advisable the entry into the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) recommended that Silicon Labs’ stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, and (iv) directed that the Merger Agreement be submitted to Silicon Labs’ stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board recommends that you VOTE:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote at the Special Meeting, your vote by ballot will revoke any proxy previously submitted.

If your shares of our Common Stock are held in “street name” by your bank, brokerage firm or other nominee, they will be unable to vote your shares of our Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Common Stock in accordance with the procedures provided by them. The failure to vote, or to instruct your bank, brokerage firm or other nominee to vote, your shares of our Common Stock “FOR” approval of the Merger Proposal will have the same effect as voting against.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Silicon Labs from documents we have filed with the Securities and Exchange Commission (the “SEC”).

If you have any questions or need assistance voting your shares of our Common Stock, please contact our proxy solicitor at:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Banks and brokers, please call: 212-380-6982

All others, please call toll-free: (800) 967-0271

Email: SLAB@dfking.com

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ R. Matthew Johnson

R. Matthew Johnson

President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and a proxy card are first being mailed on or about March 27, 2026 to our stockholders as of the close of business on March 23, 2026.

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	April 30, 2026
TIME:	9:00 a.m., Central Time
PLACE:	The special meeting (the “Special Meeting”) will be conducted exclusively online at www.proxydocs.com/SLAB to permit all stockholders equal access to the Special Meeting. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.
ITEMS OF BUSINESS:

1.  To consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 4, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Silicon Laboratories Inc. (“Silicon Labs” or “we”), Texas Instruments Incorporated, a Delaware corporation (“Texas Instruments”) and Caldwell Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Texas Instruments (“Merger Sub”) and approve the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Silicon Labs (the “Merger”), with Silicon Labs surviving as a wholly owned direct subsidiary of Texas Instruments. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.  To consider and vote on a proposal (the “Compensation Proposal”), to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

3.  To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Silicon Labs’ stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

RECORD DATE:	Only stockholders of record at the close of business on March 23, 2026 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting.
PROXY VOTING:	Your vote is very important, regardless of the number of shares of Common Stock you own. To ensure your shares are represented and voted at the Special Meeting, please vote as promptly as possible, regardless of whether or not you plan to attend the Special Meeting.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The failure to vote will have the same effect as a vote against the Merger Proposal.

If your shares are held in the name of a bank, brokerage firm or other nominee, please vote by following the instructions on the voting instruction form furnished by the bank, brokerage firm or other nominee. If you hold your shares in your own name, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend.
RECOMMENDATION:

Silicon Labs’ board of directors (the “Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Silicon Labs and its stockholders, (ii) approved and declared advisable the entry into the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) recommended that Silicon Labs’ stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, and (iv) directed that the Merger Agreement be submitted to Silicon Labs’ stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board recommends that you vote:

“FOR” approval of the Merger Proposal;

“FOR” approval of the Compensation Proposal; and

“FOR” approval of the Adjournment Proposal.

APPRAISAL:	If the Merger is consummated, stockholders who do not vote in favor of the Merger Proposal and who follow the procedures described under “Appraisal Rights” will have the right to seek appraisal of the fair value of their shares of Common Stock if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and do not withdraw a demand for (or lose their right to) appraisal and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement.

Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you vote at the Special Meeting, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors, /s/ Néstor Ho Gutiérrez Néstor Ho Gutiérrez Chief Legal Officer and Corporate Secretary

March 27, 2026

Austin, Texas

i

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger (see page 22)

Silicon Laboratories Inc., a Delaware corporation (“Silicon Labs,” the “Company” or “we”), is headquartered in Austin, Texas. Silicon Labs provides integrated hardware and software platforms, intuitive development tools, industry-leading ecosystem, and robust support to help customers build advanced devices for industrial, commercial, home, and life applications. Additional information regarding Silicon Labs is contained in Silicon Labs’ filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information.” Silicon Labs’ common stock, par value $0.0001 per share (“Common Stock”) is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “SLAB.” The principal executive offices of Silicon Labs are located at 400 West Cesar Chavez, Austin, Texas 78701, and its telephone number is +1 (512) 416-8500.

Texas Instruments Incorporated, a Delaware corporation (“Texas Instruments” or “Parent”), designs and manufactures semiconductors that are sold to electronics designers and manufacturers all over the world. Additional information regarding Texas Instruments is contained in Texas Instruments’ filings with the SEC, copies of which may be obtained without charge by visiting the SEC website at www.sec.gov. Texas Instruments’ common stock, par value $1.00 per share, is listed on Nasdaq under the symbol “TXN.” Texas Instruments’ principal executive offices are located at 12500 TI Boulevard, Dallas, Texas 75243 and its telephone number is +1 (214) 479-3773.

Caldwell Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Texas Instruments (“Merger Sub”), was formed by Texas Instruments solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger (the “Closing”), Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Texas Instruments Incorporated, 12500 TI Boulevard, Dallas, Texas 75243 and its telephone number is +1 (214) 479-3773.

The Special Meeting (see page 23)

Time, Place and Purpose of the Special Meeting

The special meeting (the “Special Meeting”) will be held on April 30, 2026, at 9:00 a.m., Central Time, via the Internet at www.proxydocs.com/SLAB.

At the Special Meeting, holders of our Common Stock as of the record date, which was the close of business on March 23, 2026 (the “Record Date”), will be asked to consider and vote upon the following matters:

1.

the proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 4, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Silicon Labs, Texas Instruments and Merger Sub and approve the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Silicon Labs (the “Merger”), with Silicon Labs surviving as a wholly owned direct subsidiary of Texas Instruments, as more fully described in this proxy statement and under the section captioned “Proposal 1: Adoption of the Merger Agreement”;

2.

the proposal (the “Compensation Proposal”) to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as more fully described in this proxy statement and under the section captioned “Proposal 2: The Compensation Proposal”; and

3.

the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Silicon Labs’ stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, as more fully described in this proxy statement and under the section captioned “Proposal 3: The Adjournment Proposal.”

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Special Meeting, and any adjournment or postponement of the Special Meeting unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting, if you owned shares of Common Stock as of the Record Date, which was the close of business on March 23, 2026. You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 32,968,416 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Shares of Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives no instructions regarding how to vote on any of the proposals at the Special Meeting will be treated as absent for purposes of determining whether a quorum is present. Shares of Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives instructions regarding how to vote on some but not all of the proposals at the Special Meeting will be treated as present for whether a quorum is present.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Accordingly, a stockholder’s abstention from voting or the failure to vote (including the failure of a stockholder who holds shares in “street name” through a bank, brokerage firm or other nominee to give any voting instructions to that bank, brokerage firm or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal.

Provided that a quorum is present, approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Accordingly, with respect to a stockholder who is present in person or represented by proxy at the Special Meeting and who abstains from voting on either the Compensation Proposal or the Adjournment Proposal, such stockholder’s abstention will be counted in connection with the determination of whether a quorum is present with respect to such proposal and will have the same effect as a vote “AGAINST” such proposal. The failure of a stockholder of record who is not present in person or represented by proxy at the Special Meeting to vote on either proposal, as well as the failure of a stockholder who holds shares in “street name” through a bank, brokerage firm or other nominee to give any voting instructions to the bank, brokerage firm or other nominee, will have no effect on the outcome of either the Compensation Proposal or the Adjournment Proposal.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against approval of the Merger Proposal, and your shares of Common Stock will not have an effect on the Compensation Proposal or on the Adjournment Proposal.

Stockholders of record may revoke their proxy at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting a new proxy by telephone or over the Internet after the date of the earlier submitted proxy, by submitting a written revocation of the proxy to our Corporate Secretary, or by attending and voting at the Special Meeting. For stockholders that hold their shares in “street name,” any proxy may be revoked through such stockholder’s broker, bank or other nominee and in accordance with its procedures or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

The Merger (see page 28)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Silicon Labs. Silicon Labs will be the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly owned direct subsidiary of Texas Instruments and will continue to exist following the Merger. As a result of the Merger, our Common Stock will be delisted from Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will cease to be publicly traded and will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Texas Instruments or the Surviving Corporation.

At the effective time of the Merger (the “Effective Time”), the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. The officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of Silicon Labs immediately prior to the Effective Time.

Merger Consideration (see page 54)

Treatment of Common Stock

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by Silicon Labs as treasury stock and shares of Common Stock owned by Silicon Labs, Texas Instruments, Merger Sub or any of their respective subsidiaries and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock) will be converted into the right to receive an amount in cash equal to $231.00, without interest thereon (the “Merger Consideration”), less any applicable withholding taxes.

Treatment of Silicon Labs Equity Awards

At the Effective Time:

•

each outstanding restricted stock unit (each, a “Company RSU”) granted under the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended (the “Equity Plan”) that is (i) vested but not yet settled as of immediately prior to the Effective Time, (ii) by its terms becomes vested in all respects as a result of the Closing, or (iii) is held by a non-employee member of the Board or a member of the Technical Advisory Board as of immediately prior to the Effective Time (each, a “Company Accelerated RSU”), will be canceled at the Effective Time, with the former holder of such canceled Company Accelerated RSU becoming entitled to receive, for each share of Common Stock subject to such Company Accelerated RSU, an amount in cash equal to the Merger Consideration (the “Company Accelerated RSU Merger Consideration”). The Surviving Corporation will pay the Company Accelerated RSU Merger Consideration to the former holder of Company Accelerated RSU promptly following the closing date, but in no event later than five business days after the closing date.

•

Each remaining outstanding Company RSU granted under the Equity Plan that is not a Company Accelerated RSU (each, a “Converted RSU”) will be assumed by Texas Instruments and converted at the Effective Time into a restricted stock unit award denominated in shares of common stock of Texas Instruments (“Parent Common Stock”), and the substituted Texas Instruments award will remain subject to the same terms and conditions as applied to the Converted RSU immediately prior to the Effective Time, except that the number of shares of Parent Common Stock underlying the Texas Instruments award will be equal to the product of (i) the number of shares of Common Stock underlying the Converted RSU immediately prior to the Effective Time and (ii) (a) the number of shares of Common Stock underlying the Company RSU and (b) the quotient obtained by dividing (x) the Merger Consideration by (y) an amount equal to the volume-weighted average price for a share of common stock of Texas Instruments as reported on Nasdaq for the 10 consecutive trading days ending on the trading day immediately preceding the closing date of the Merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) (the “Conversion Ratio”), rounded down to the nearest whole number.

•

Each outstanding performance stock unit (each, a “Company PSU”) will be canceled at the Effective Time, with the former holder of such canceled Company PSU, with each Company PSU vesting at (i) not less than the target performance level, or (ii) if the applicable achieved performance level is greater than the target performance level, at Silicon Labs’ discretion, the Company PSU will instead vest at such applicable greater level of performance determined to have been achieved as of a date selected by Silicon Labs that is within the 30-day period immediately prior to the Effective Time (the “Earned Units”), followed by the conversion of each Earned Unit into the right to receive an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the applicable number of Earned Units subject to such Company PSU as of immediately prior to the Effective Time (“Company PSU Merger Consideration”) and payable promptly after the closing date, but in no event later than five business days after the closing date.

Employee Stock Purchase Plan

Following February 4, 2026 (the “Agreement Date”), (i) with respect to the outstanding Main Offering Period (as defined in the Silicon Laboratories Inc. 2009 Employee Stock Purchase Plan, as amended (the “Company ESPP”)) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for that Main Offering Period and no new participants can participate in that Main Offering Period or at all in the Company ESPP; (ii) no new Main Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Main Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a

Purchase Date (as such term is defined in the Company ESPP) will occur on the applicable date determined by Silicon Labs’ board of directors (the “Board”) (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time, in which case any shares of Common Stock purchased pursuant to the Main Offering Period will be treated the same as all other shares of Common Stock of Silicon Labs in the Merger; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP will terminate.

Recommendation of the Board and Reasons for the Merger (see page 40)

The Board has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Silicon Labs and its stockholders, (ii) approved and declared advisable the entry into the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) recommended that Silicon Labs’ stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, and (iv) directed that the Merger Agreement be submitted to Silicon Labs’ stockholders for their adoption. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for the Merger.”

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Silicon Labs. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger.”

The Board recommends that you vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Opinion of Qatalyst Partners LP (see page 45)

Silicon Labs retained Qatalyst Partners LP (“Qatalyst Partners”) to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, was fair, from a financial point of view, to such holders. Silicon Labs selected Qatalyst Partners to act as financial advisor to Silicon Labs based on Qatalyst Partners’ long-standing relationship with Silicon Labs as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Silicon Labs and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on February 3, 2026, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, as of the date thereof, the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated February 3, 2026, to the Board following this meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated February 3, 2026, is attached to this proxy statement as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the opinion, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how stockholders of Silicon Labs should vote with respect to the Merger or any other matter and does not in any manner address the price at which shares of Common Stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

Financing of the Merger (see page 54)

Texas Instruments expects to fund the transactions contemplated by the Merger Agreement with a combination of cash on hand and debt financing to be arranged prior to closing. Closing of the transaction is not subject to any financing condition.

Interests of Directors and Executive Officers in the Merger (see page 56)

In considering the recommendation of the Board with respect to the proposed Merger, you should be aware that executive officers and directors of Silicon Labs may have certain interests in the Merger that may be different from, or in addition to, the interests of Silicon Labs’ stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Silicon Labs. These interests include (but are not limited to) the following:

•	the treatment of outstanding Silicon Labs equity awards;

•	for our executive officers, certain severance and other separation benefits that may be payable under the applicable severance agreements;

•	certain actions that may be taken for the benefit of executives to mitigate the impact of Section 280G of the Code; and

•	the entitlement to continued indemnification and insurance coverage under the Merger Agreement.

For further information with respect to the arrangements between Silicon Labs and our directors and executive officers, see the sections of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 2: The Compensation Proposal.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 61)

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders and that exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the Merger, including any applicable withholding taxes, and their adjusted tax basis in their shares of Common Stock. Backup withholding (currently at a rate of 24%) may also apply to the cash received pursuant to the Merger unless the applicable U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (see page 64)

HSR Act and U.S. Antitrust Matters.

The transactions are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), which prevents Silicon Labs and Texas Instruments from completing the transactions until required information and materials are furnished to the Antitrust Division of the Department of Justice (referred to as the DOJ) and the Federal Trade Commission (referred to as the FTC) and the HSR Act waiting period is terminated or expires. Silicon Labs and Texas Instruments made the required filings under the HSR Act on March 20, 2026. The initial waiting period will expire at 11:59 p.m., Eastern Time, on April 20, 2026, unless otherwise terminated or extended.

Foreign Antitrust Approvals

The completion of the transactions is also subject to clearance under the antitrust laws of The People’s Republic of China and certain other jurisdictions, and the parties will file or have filed merger notifications pursuant to antitrust and competition laws with the appropriate regulators in such jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign laws before completing the transactions.

Other state or foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the transactions. For more information about regulatory approvals relating to the transactions, see the sections of this proxy statement captioned “The Merger—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger.”

Foreign Investment Clearances

In addition to clearance under the HSR Act and the filing or receipt of the necessary notices, clearances, approvals, waivers or consents under the antitrust and competition laws in certain specified non-U.S. jurisdictions, the transactions are also subject to compliance with applicable foreign direct investment laws (“FDI Laws”). FDI Laws include any foreign direct investment or national security law, rule, statute, regulation, or other legally binding measure in any jurisdiction that relates to foreign direct investment or national security.

Although the parties expect that all required regulatory clearances and approvals will be obtained in a timely manner, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the transactions, which could include a requirement to divest certain assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the transactions not being satisfied.

No Solicitation or Negotiation of Acquisition Proposals (see page 74)

As more fully described in this proxy statement and in the Merger Agreement (and subject to certain exceptions contained therein), from the Agreement Date until the earlier of the termination of the Merger Agreement and the Effective Time, Silicon Labs has agreed not to, and to cause its representatives and the other representatives of its subsidiaries not to:

•

initiate, solicit, propose, or knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below in the section of this proxy statement captioned “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals”) (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

provide any person (in each case, other than Texas Instruments and its representatives) with access to the business, properties, personnel, books or records of Silicon Labs or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse, recommend or execute, or enter into, any contract providing for an Acquisition Proposal; or

•	authorize or commit to do any of the foregoing.

Conditions to Completion of the Merger (see page 83)

The respective obligations of Silicon Labs, Texas Instruments and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”). See “The Merger Agreement—Conditions to the Completion of the Merger.”

Termination of the Merger Agreement (see page 84)

Silicon Labs and Texas Instruments have customary termination rights, including (i) by either Silicon Labs or Texas Instruments if the Merger is not consummated by February 4, 2027, which date may be extended to August 4, 2027 and to February 4, 2028, in each case, under certain circumstances relating to regulatory approvals (the “Termination Date”), as further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement,” (ii) by either Silicon Labs or Texas Instruments if Silicon Labs fails to obtain the requisite approval of its stockholders, (iii) by either Silicon Labs or Texas Instruments if any final, non-appealable law, regulation, or order prohibits the Merger, (iv) by either Silicon Labs or Texas Instruments if the other party materially breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement such that the applicable conditions to closing would not be satisfied, subject in certain cases to the right of the breaching party to cure the breach, (v) by Silicon Labs to accept a Superior Proposal and (vi) by Texas Instruments if the Board effects a Change of Recommendation (as defined below in the section of this proxy statement captioned “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement”). Texas Instruments and Silicon Labs may also terminate the Merger Agreement by mutual written consent. The termination rights are also subject to certain customary exceptions as specified in the Merger Agreement.

Additionally, under certain circumstances as further described under the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses,” (i) Silicon Labs is required to pay Texas Instruments a termination fee equal to $259 million; and (ii) Texas Instruments is required to pay Silicon Labs a termination fee equal to $499 million.

Market Price of Common Stock (see page 92)

The closing price of our Common Stock on Nasdaq on February 3, 2026 was $136.62 per share of Common Stock. On March 25, 2026, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our Common Stock on Nasdaq was $207.07 per share of Common Stock, each share of which is entitled to one vote. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Appraisal Rights (see page 94)

Stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the state of Delaware (the “DGCL”) in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Silicon Labs before the vote is taken on the Merger Agreement and you must not vote, either in person or by proxy, in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. These procedures are described in the section of this proxy statement captioned “—Appraisal Rights” and Section 262 of the DGCL, which governs such rights and procedures and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In view of the complexity of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (see page 100)

If the Merger is completed, our Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and will cease to be publicly traded, and we will no longer file periodic reports with the SEC.

Effect on Silicon Labs if the Merger Is Not Completed (see page 55)

If the Merger Proposal is not approved by Silicon Labs’ stockholders, or if the Merger is not completed for any other reason:

•	Silicon Labs’ stockholders will not be entitled to, and will not receive, any payment for their shares of Common Stock pursuant to the Merger Agreement;

•

(i) Silicon Labs will remain an independent public company, (ii) our Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and (iii) Silicon Labs will continue to file periodic and other reports with the SEC; and

•

under specified circumstances, (i) Silicon Labs will be required to pay Texas Instruments a termination fee of $259 million upon the termination of the Merger Agreement, or (ii) Texas Instruments will be required to pay Silicon Labs a termination fee equal to $499 million pursuant to the provisions of the Merger Agreement described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Silicon Labs stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement because Silicon Labs has agreed to be acquired pursuant to an all-cash merger transaction. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Silicon Labs, the separate corporate existence of Merger Sub will cease and Silicon Labs will continue as the Surviving Corporation and as a wholly owned direct subsidiary of Texas Instruments. The Merger Agreement governs the terms of the Merger of Merger Sub and Silicon Labs and is attached to this proxy statement as Annex A. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Proposal and the other matters to be voted on at the Special Meeting.

To complete the Merger, among other things, Silicon Labs’ stockholders must adopt the Merger Agreement in accordance with the DGCL. This proxy statement, which you should carefully read in its entirety, together with any documents incorporated by reference and the annexes, contains important information about the Special Meeting, the Merger and other matters.

Q.	When and where is the Special Meeting?

A.	The Special Meeting will be held on April 30, 2026 at 9:00 a.m., Central Time, via the Internet at www.proxydocs.com/SLAB.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to consider and vote on the Merger Proposal, the Compensation Proposal, and the Adjournment Proposal.

Q.	What is the proposed Merger and what effects will it have on Silicon Labs?

A.

The proposed Merger is the acquisition of Silicon Labs by Texas Instruments pursuant to the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Silicon Labs, with Silicon Labs becoming a wholly owned subsidiary of Texas Instruments. As a result of the Merger, Silicon Labs will cease to be a publicly traded company and you will cease to hold Common Stock or have any interest in Silicon Labs’ future earnings or growth. In addition, following the Merger, our Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will receive $23,100.00 in cash, less any applicable withholding taxes, in exchange for your shares. Following completion of the Merger, you will not own any shares of the capital stock in Texas Instruments or the Surviving Corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the Merger Consideration compare to the market price of our Common Stock prior to announcement of the Merger?

A.

The Merger Consideration represents (i) a premium of approximately 61% to the volume-weighted average price of our Common Stock for the 30-trading-day period ending February 2, 2026, and (ii) a premium of approximately 61% to the closing per share price of our Common Stock on February 2, 2026.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that our stockholders vote “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q.	When do you expect the Merger to be completed?

A.

We are working toward completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the first half of 2027. However, we cannot assure completion by any particular date, if at all.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not adopted by the stockholders of Silicon Labs or if the Merger is not completed for any other reason, you will continue to hold your shares of Common Stock and you will not receive any payment for such shares in connection with the Merger. Instead, Silicon Labs will remain an independent public company, and our Common Stock will continue to be listed and traded on Nasdaq. Under specified circumstances, Silicon Labs may be required to pay to Texas Instruments a fee with respect to the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fees and Expenses.”

Q.	What conditions must be satisfied to complete the Merger?

A.

The respective obligations of Silicon Labs, Texas Instruments and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals.”

Q.	Is the Merger expected to be taxable to me?

A.	The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences

of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock in the Merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares, including any applicable withholding taxes, and your adjusted tax basis in such shares of Common Stock. Backup withholding may also apply to the cash received by a U.S. holder pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Silicon Labs equity awards receive in the Merger?

A:	At the Effective Time:

•

Each Company Accelerated RSU will be canceled at the Effective Time, with the former holder of the canceled Company Accelerated RSU becoming entitled to receive for each stock unit subject to such Company Accelerated RSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holders of Company Accelerated RSUs promptly following the closing date, but in no event later than five business days after the closing date.

•

Each Converted RSU will be assumed by Texas Instruments and converted at the Effective Time into a restricted stock unit award denominated in shares of Parent Common Stock, and the substituted Texas Instruments award will remain subject to the same terms and conditions as applied to the Converted RSU immediately prior to the Effective Time, except that the number of shares of Parent Common Stock underlying the Texas Instruments award will be equal to the product of (i) the number of shares of Common Stock underlying the Converted RSU immediately prior to the Effective Time and (ii) the Conversion Ratio, rounded down to the nearest whole number.

•

Each Company PSU will be canceled at the Effective Time, with the former holder of such canceled Company PSU becoming entitled to receive for each Earned Unit subject to such Company PSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holders of Company PSUs promptly following the closing date, but in no event later than five business days after the closing date.

•

Following the Agreement Date, (i) with respect to the outstanding Main Offering Period (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for that Main Offering Period and no new participants can participate in that Main Offering Period or at all in the Company ESPP; (ii) no new Main Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Main Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the applicable date determined by the Board (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time, in which case any shares of Common Stock purchased pursuant to the Main Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP will terminate.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

SEC rules require us to seek a non-binding, advisory vote with respect to the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q.

What will happen if Silicon Labs’ stockholders do not approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

Approval of the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. If the Merger Agreement is adopted by Silicon Labs’ stockholders and the Merger is completed, this compensation, which includes amounts that Silicon Labs is contractually obligated to pay, will or may be paid or become payable regardless of the outcome of the advisory vote.

For further information, please see the section of this proxy statement captioned “Proposal 2: The Compensation Proposal.”

Q.	What vote of stockholders is required to approve the Merger Proposal?

A.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the Merger Proposal.

As of close of business on the Record Date, there were 32,968,416 outstanding shares of Common Stock.

Q.	What vote of stockholders is required to approve the Compensation Proposal?

A.

Approval of the Compensation Proposal requires the affirmative vote of holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present.

Abstaining will have the same effect as a vote against the Compensation Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Compensation Proposal.

Q.	What vote of stockholders is required to approve the Adjournment Proposal?

A.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present or represented by proxy and entitled to vote on the matter, provided that a quorum is present.

Abstaining will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Adjournment Proposal.

Q.	Do any of Silicon Labs’ directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Silicon Labs. For more information see “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 2: The Compensation Proposal.”

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, you are considered the stockholder of record with respect to those shares. In this case, we have sent this proxy statement and your proxy card to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to Silicon Labs or to a third party or to vote in person at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. In this case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. You should follow the instructions provided by them to vote your shares. If your shares are held in “street name” and you would like to vote at the Special Meeting, you may visit www.proxydocs.com/SLAB and enter the 12-digit control number included in the voting instruction card provided to you by your bank, brokerage firm or other nominee. If you hold your shares in “street name” and you did not receive a 12-digit control number, please contact your bank, brokerage firm or other nominee prior to the Special Meeting. Instructions should also be provided on the voting instruction card provided by your bank, brokerage firm or other nominee.

Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares. Banks, brokerage firms or other nominees who hold shares in “street name” for customers only have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving “non-routine” matters, and, as a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. Each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal is considered a “non-routine” matter. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares will not be voted (“broker non-votes”), and the effect will be the same as a vote against approval of the Merger Proposal, and your shares will not have an effect on the Compensation Proposal or on the Adjournment Proposal.

Q.	Who can vote at the Special Meeting?

A.	All holders of record of Common Stock as of the close of business on March 23, 2026, the Record Date, are entitled to vote at the Special Meeting.

Q.	How many votes do I have?

A.

On each matter properly brought before the Special Meeting, you are entitled to one vote for each share of Common Stock held of record as of the Record Date. As of close of business on the Record Date, there were 32,968,416 outstanding shares of Common Stock.

Q.	What is a quorum?

A.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum, permitting the conduct of business at the Special Meeting.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	at the Special Meeting:

•

you will be able to attend the Special Meeting online, vote your shares electronically and submit your questions to management during the Special Meeting by visiting www.proxydocs.com/SLAB and entering the 12-digit control number included on your proxy card. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. The holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Common Stock by proxy. You may still vote your shares of Common Stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.

Q.	How can I change or revoke my vote?

A.

If you are a stockholder of record, you have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date, subsequently voting via telephone or the Internet, voting in person at the Special Meeting or by notifying Silicon Labs’ Corporate Secretary in writing at: Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701, Attention: Corporate Secretary.

If you hold your shares in “street name,” in order to change or revoke your vote, you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). To vote at the Special Meeting, which will have the same effect as revoking any previously submitted voting instructions, you may need to obtain a legal proxy from your bank, broker or other nominee.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.” By giving your proxy to the persons named as proxy holders on the enclosed proxy card, you authorize them to vote your shares of Common Stock at the Special Meeting in the manner you direct.

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q.	How are votes counted?

A.	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the Merger Proposal.

For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Compensation Proposal, but broker non-votes will not have an effect on the proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Adjournment Proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you hold shares of Common Stock in “street name” through more than one broker, bank or other nominee and/or also directly as a record holder, you may receive more than one proxy card and/or set of voting instructions relating to the Special Meeting. Please vote each proxy card or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Common Stock after the Record Date but before the Special Meeting?

A.

The Record Date for stockholders entitled to vote at the Special Meeting (March 23, 2026) is earlier than both the date of the Special Meeting and the Closing. If you transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Silicon Labs in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Common Stock after the Special Meeting but before the Effective Time?

A.

If you transfer your shares of Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Board is soliciting your proxy, and Silicon Labs will bear the cost of soliciting proxies. D.F. King & Co., Inc. (“D.F. King”) has been retained to assist with the solicitation of proxies. D.F. King will be paid approximately $17,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Solicitation initially will be made by mail and email. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other similar parties to the beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by D.F. King or, without additional compensation, by Silicon Labs or Silicon Labs’ directors, officers and employees.

Q.	What do I need to do now?

A.

Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold shares of Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. If the Merger Proposal is approved, you will be sent a letter of transmittal after the completion of the Merger describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A.

Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Appraisal Rights.” The full text of Section 262 of the DGCL is available at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q.	What is householding and how does it affect me?

A.

We have adopted an SEC-approved procedure called “householding” that permits companies to send a single copy of this proxy statement to multiple stockholders who share the same last name and address and who have consented to householding, unless contrary instructions have been received from one or more of those stockholders. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Silicon Labs will deliver promptly a separate copy of this proxy statement to any stockholder at a shared address to which Silicon Labs delivered a single copy of any of these documents. To receive free of charge a separate copy of this proxy statement, or separate copies of similar documents in the future, stockholders may write to our Corporate Secretary at 400 West Cesar Chavez, Austin, Texas 78701 or call (650) 628-1500.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Silicon Labs using the mailing address or phone number above. Silicon Labs’ stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (800) 967-0271 or via email at SLAB@dfking.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating directly or indirectly to the timing or likelihood of completing the Merger, and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Silicon Labs expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made, based on currently available information and using numerous assumptions. These statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond Silicon Labs’ control and therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this proxy statement, and the following factors:

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Silicon Labs’ business and the price of Common Stock;

•

the failure to satisfy the conditions to the Closing, including the adoption of the Merger Agreement by the stockholders of Silicon Labs and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in circumstances that require Silicon Labs to pay the $259.0 million termination fee pursuant to the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on Silicon Labs’ business relationships, operating results and business generally;

•	risks that the proposed Merger disrupts current plans and operations;

•	certain limitations on our ability to operate the business imposed by the Merger Agreement;

•	risks related to diverting management’s attention from Silicon Labs’ ongoing business operations during the pendency of the Merger;

•	the outcome of any legal proceedings that may be instituted against Silicon Labs related to the Merger Agreement or the Merger;

•

Silicon Labs’ ability to retain, hire and integrate skilled personnel, including Silicon Labs’ senior management team, and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed Merger;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•	the impact of adverse general and industry-specific economic and market conditions;

•	risks caused by delays in upturns or downturns being reflected in Silicon Labs’ financial position and results of operations; and

•	risks that the benefits of the Merger are not realized when and as expected.

There may be additional risks that Silicon Labs presently does not know of or that Silicon Labs currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date hereof. Silicon Labs assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

PARTIES TO THE MERGER

Silicon Laboratories Inc.

Silicon Laboratories Inc. is a Delaware corporation headquartered in Austin, Texas. Silicon Labs provides integrated hardware and software platforms, intuitive development tools, industry-leading ecosystem, and robust support to help customers build advanced devices for industrial, commercial, home, and life applications. Our principal executive offices are located at 400 West Cesar Chavez, Austin, Texas 78701, and our telephone number is (512) 416-8500. Our Common Stock is listed on Nasdaq under the symbol “SLAB.”

Additional information regarding Silicon Labs is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information.”

Texas Instruments Incorporated

Texas Instruments Incorporated is a Delaware corporation that designs and manufactures semiconductors that are sold to electronics designers and manufacturers all over the world. Additional information regarding Texas Instruments is contained in Texas Instruments’ filings with the SEC, copies of which may be obtained without charge by visiting the SEC website at www.sec.gov. Texas Instruments’ common stock, par value $1.00 per share, is listed on Nasdaq under the symbol “TXN.” Texas Instruments’ principal executive offices are located at 12500 TI Boulevard, Dallas, Texas 75243, and its telephone number is +1 (214) 479-3773.

Caldwell Merger Corp.

Caldwell Merger Corp. is a Delaware corporation and wholly owned direct subsidiary of Texas Instruments that was formed by Texas Instruments solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned direct subsidiary of Texas Instruments and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon the Closing, Merger Sub will be merged with and into Silicon Labs, with Silicon Labs surviving the Merger as a wholly owned subsidiary of Texas Instruments. Merger Sub’s principal executive offices are located at c/o Texas Instruments Incorporated, 12500 TI Boulevard, Dallas, Texas 75243, and its telephone number is +1 (214) 479-3773.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on April 30, 2026 at 9:00 a.m., Central Time, via the Internet at www.proxydocs.com/SLAB, or at any postponement or adjournment thereof. At the Special Meeting, holders of Common Stock will be asked to approve the Merger Proposal, to approve the Compensation Proposal and to approve the Adjournment Proposal.

Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on March 23, 2026 as the Record Date for the Special Meeting, and only holders of record of Common Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were 32,968,416 shares of Common Stock outstanding and entitled to vote. On all matters properly coming before the Special Meeting, you will have one vote for each share of Common Stock that you owned on the Record Date. A list of the names of stockholders entitled to vote at the Special Meeting will be available for a period of 10 days ending on the day prior to the Special Meeting. To arrange review of the list of stockholders for any purpose relevant to the Special Meeting, please contact Investor Relations, Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701, by telephone at +1 (512) 416-8500 or by email at investor.relations@silabs.com.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting.

Attendance

You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions to management during the Special Meeting by visiting www.proxydocs.com/SLAB and entering the 12-digit control number included on your proxy card or voting instruction form. If your voting instruction form did not include a control number, you should contact your bank, broker or other nominee for instructions on how to attend the Special Meeting. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, if any, will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will be counted as a vote against the Merger Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, it will have the same effect as a vote against the Merger Proposal.

If your shares of Common Stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by Silicon Labs.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving “non-routine” matters such as the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on “non-routine” matters. These broker non-votes will have the same effect as a vote against the Merger Proposal.

The Compensation Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present. For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against approval of the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Compensation Proposal.

The Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against approval of the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal.

If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	at the Special Meeting:

•

you will be able to attend the Special Meeting online, vote your shares electronically and submit your questions to management during the Special Meeting by visiting www.proxydocs.com/SLAB and entering the 12-digit control number included on your proxy card.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. If your voting instruction form does not indicate that you may attend and vote those shares through the www.proxydocs.com website, and provide you with a control number, you should contact your bank, broker or other nominee to obtain a legal proxy in order to attend and vote at the Special Meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

If you have any questions or need assistance voting your shares, please contact D.F. King, our proxy solicitor, by calling toll-free at (800) 967-0271 or via email at SLAB@dfking.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Shares Held by Silicon Labs’ Directors and Executive Officers

As of March 23, 2026, the Record Date, the directors and executive officers of Silicon Labs beneficially owned and were entitled to vote, in the aggregate, 520,700 shares of Common Stock, representing 1.6% of the outstanding shares of Common Stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against the proposal, and your shares will not have an effect on the Compensation Proposal or the Adjournment Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701, Attention: Corporate Secretary.

Adjournments

Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Silicon Labs’

stockholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow Silicon Labs’ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the first half of 2027. If our stockholders vote to approve the Merger Proposal, the Merger will become effective on the fifth business day after the satisfaction or waiver of the conditions to the Closing (described below under the caption “The Merger Agreement—Conditions to the Completion of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time agreed to in writing by Texas Instruments and us. For more information see “The Merger—Closing and the Effective Time.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Silicon Labs before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. For more information, please see the section of this proxy statement captioned “—Appraisal Rights.” A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Board is soliciting your proxy, and Silicon Labs will bear the cost of soliciting proxies. D.F. King has been retained to assist with the solicitation of proxies. D.F. King will be paid approximately $17,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Solicitation initially will be made by mail and email. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by D.F. King or, without additional compensation, by Silicon Labs or Silicon Labs’ directors, officers and employees.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household. Upon written or oral request, Silicon Labs will deliver promptly a separate copy of this proxy statement to any stockholder at a shared address to which Silicon Labs delivered a single copy of any of these documents.

To receive free of charge a separate copy of this proxy statement, or separate copies of similar documents in the future, stockholders may write to our Corporate Secretary at 400 West Cesar Chavez, Austin, Texas, 78701 or call (512) 416-8500.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Silicon Labs using the mailing address or phone number above. Silicon Labs’ stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King, our proxy solicitor, by calling toll-free at (800) 967-0271 or via email at SLAB@dfking.com.

THE MERGER

The descriptions of the Merger in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Overview

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Silicon Labs. Silicon Labs will be the Surviving Corporation in the Merger, will become a wholly owned direct subsidiary of Texas Instruments and will continue to exist following the Merger. As a result of the Merger, Silicon Labs will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL (or at such later time as we and Texas Instruments may agree and specify in the certificate of merger).

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by Silicon Labs as treasury stock and shares of Common Stock owned by Silicon Labs, Texas Instruments, Merger Sub or any of their respective subsidiaries and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock) will be converted into the right to receive the Merger Consideration, without interest thereon, less any applicable withholding taxes. After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, members of Silicon Labs management or the representatives of Silicon Labs and other parties.

The Board and management of Silicon Labs have from time to time reviewed and evaluated, with the assistance of outside financial and legal advisors, Silicon Labs’ business operations, historical performance, and long-term strategic objectives, as well as overall industry and market trends as they may affect such operations, performance and objectives. These reviews and evaluations have included, among other items, the consideration of potential opportunities for business combinations and partnerships, internal growth strategies, potential divestitures and potential acquisitions.

In order to assist the Board and Silicon Labs’ management in the evaluation of these potential opportunities, Silicon Labs has engaged Qatalyst Partners LP (“Qatalyst Partners”) as its financial advisor from time to time, including in the last several years. Most recently, on September 5, 2023, Silicon Labs entered into an engagement letter with Qatalyst Partners in relation to Silicon Labs’ consideration of strategic alternatives, which expired by its terms on September 5, 2024.

On July 23, 2025, representatives of Qatalyst Partners presented to the Board regarding, among other things, shareholder activism risk, the semiconductor M&A market and a strategic party (“Party A”) that Silicon Labs has, from time to time, considered to be a potential business combination partner.

On October 23, 2025, the Board held a regularly scheduled, in-person meeting, with members of Silicon Labs’ management participating for a portion of the meeting. Following an update on engagement with Party A and a presentation of a preliminary accretion analysis by management of a potential business combination with Party A, the Board authorized and instructed management to prepare an offer to acquire Party A for the Board’s review.

On October 26, 2025, R. Matthew (Matt) Johnson, the President and Chief Executive Officer of Silicon Labs, met socially with the Chief Executive Officer of a semiconductor company (“Party B”). During this meeting, Party B’s Chief Executive Officer indicated to Mr. Johnson that Party B had a strategic interest in acquiring Silicon Labs at some point. Neither price nor any other potential transaction terms were discussed at this time. Mr. Johnson indicated to Party B’s Chief Executive Officer that Silicon Labs was focused on executing on its standalone plan. Mr. Johnson reported his conversation with Party B’s Chief Executive Officer to the Board the following day.

On November 9, 2025, the Chief Executive Officer of Party B called Mr. Johnson to inform him that Party B would be submitting an unsolicited letter of intent for an all-cash offer to acquire all of the outstanding equity of Silicon Labs for $200 per share. Later the same day, Party B’s Chief Executive Officer sent Mr. Johnson a written non-binding proposal, consistent with the terms described verbally (the “November 9 Proposal”), which Mr. Johnson forwarded the same day to the other members of the Board. The November 9 Proposal noted, among other things, that Party B’s proposal was conditioned upon Silicon Labs agreeing to a 21-day exclusivity period, as outlined in the exclusivity agreement accompanying the proposal. The November 9 Proposal also noted that the execution of definitive agreements would be subject to formal approval of Party B’s board of directors following the completion of due diligence to Party B’s satisfaction. The November 9 Proposal did not include any information regarding Party B’s ability or plans to finance the proposed transaction. The closing price per share of Common Stock on November 7, 2025, the last trading day prior to Party B’s submission of the November 9 Proposal, was $126.42.

On November 10, 2025, the Corporate Development & Finance Committee of the Board (the “CDF Committee”), which is comprised of Navdeep S. Sooch (Chairman of the Board and Chair of the CDF Committee), Nina Richardson, and Christy Wyatt, and has the delegated authority to oversee Silicon Labs’ stockholder value creation opportunities and assess Silicon Labs’ strategic initiatives and alternatives (but not the full power and authority over whether to approve any final transaction or transaction documents that were negotiated), convened a meeting via videoconference to discuss, among other things, a potential outbound acquisition proposal to Party A and a draft offer letter that had been prepared in respect of such proposal, as well as the November 9 Proposal. Members of Silicon Labs’ management, as well as William (Bill) Bock and Sherri Luther, each a member of the Board, attended the meeting at the invitation of the CDF Committee. Following presentations by management and discussion, the CDF Committee directed that management, in consultation with Silicon Labs’ advisors, prepare an evaluation of the November 9 Proposal and a formal acquisition proposal in respect of Party A for presentation to the Board at an upcoming meeting.

On November 14, 2025, the Board held a meeting via videoconference, which was also attended by representatives of DLA Piper LLP (US), Silicon Labs’ outside legal counsel (“DLA Piper”), and, for a portion of the meeting, members of Silicon Labs’ management and representatives of Qatalyst Partners. The November 9 Proposal was discussed on a preliminary basis, and the Board instructed management and advisors to prepare for a more detailed discussion regarding the November 9 Proposal. Thereafter, the focus of the meeting turned to reviewing and considering whether Silicon Labs should make an acquisition proposal to Party A. A representative of DLA Piper reviewed with the Board, among other things, the directors’ fiduciary duties generally and in the context of a potential transaction. Representatives of Qatalyst Partners presented to the Board an overview of various illustrative transaction statistics, based on publicly available information with respect to Party A, of the combination transaction with Party A relative to Silicon Labs’ standalone business proposition. Following questions and discussion, the Board directed management and Qatalyst Partners to (i) proceed with a proposal to Party A, (ii) respond to Party B that Silicon Labs is instructing Qatalyst Partners to assist in analyzing the November 9 Proposal, and (iii) conduct further analysis and report to the Board at a subsequent meeting with recommendations on next steps regarding further engagement with Party B.

On November 20, 2025, Mr. Johnson delivered to the Chief Executive Officer of Party A a non-binding offer letter proposing a potential combination of the two companies and a presentation outlining the benefits of such combination.

On November 21, 2025, Silicon Labs reinstated its 2023 engagement letter with Qatalyst Partners in relation to Silicon Labs’ consideration of strategic alternatives. Qatalyst Partners was selected to serve as Silicon Labs’ financial advisor due to, among other things, its long-standing relationship with Silicon Labs as well as its qualifications, expertise, reputation and knowledge of the business and affairs of Silicon Labs and the industry in which it operates. Throughout the course of the Board’s consideration of potential transactions, Qatalyst Partners provided to Silicon Labs customary disclosure letters regarding its existing relationships with potential counterparties.

On November 25, 2025, the Board held a meeting via videoconference, which was also attended by DLA Piper and, for portions of the meeting, members of Silicon Labs’ management and representatives of Qatalyst Partners. A representative of DLA Piper reviewed again with the Board its fiduciary duties generally and in the context of a potential sale of Silicon Labs. Members of Silicon Labs’ management discussed with the Board the Preliminary Company Projections (as defined in the section of this proxy statement captioned “—Company Projections”). The Board then approved the Preliminary Company Projections for use in connection with the Board’s review and consideration of a potential strategic transaction or process, including sharing the Preliminary Company Projections with any potential interested parties, and for use by Qatalyst Partners to support the financial analyses undertaken and any fairness opinion to be delivered in connection with such transaction or process.

Representatives of Qatalyst Partners then reviewed Qatalyst Partners’ preliminary financial analysis with the Board and discussed certain potential strategic alternatives, including a business combination with Party A, a sale to Party B, and continuing to execute on Silicon Labs’ standalone business plan. Representatives of Qatalyst Partners also provided an overview, based upon their knowledge of the semiconductor industry, of other potential counterparties with perceived strategic fit who might be interested in, and capable of, paying a price comparable to or above that offered by Party B. Qatalyst Partners also provided their preliminary views regarding Party B’s ability to finance a potential acquisition of Silicon Labs.

The Board considered at length its strategic options, with input from members of Silicon Labs’ management, Qatalyst Partners and DLA Piper, including whether to undertake a market check. The Board asked questions and discussed various alternatives, including potential outreach to a select group of other strategic parties, which, in addition to Texas Instruments, included strategic “Party C” and strategic “Party D.” After further discussion, the Board directed management to (i) respond to Party B that the $200-per-share offer price contemplated by the November 9 Proposal was not compelling but that Silicon Labs would be willing to make available to Party B certain non-public information, subject to entry into a nondisclosure agreement, to facilitate Party B’s ability to engage in price discovery regarding Silicon Labs’ valuation and (ii) consistent with Qatalyst Partners’ recommended approach, for Mr. Johnson and representatives of Qatalyst Partners to initiate outreach to Texas Instruments, Party C and Party D to gauge interest in a potential transaction.

At the meeting, the Board also established an ad hoc transaction committee of the Board (the “Transaction Committee”) comprised of Mr. Sooch, Sumit Sadana (Lead Director), and Mr. Bock, for convenience and efficiency in considering, evaluating, and responding to any potential proposals or other communications throughout the confidential market check process, to provide oversight of, and serve in an advisory capacity to, management and the outside advisors, and to provide updates to the Board as appropriate, but with any approval or final determination of a transaction or process to be made by the full Board. These directors were selected for the committee based on their relevant experience and qualifications to serve on such a committee. The decision to form the Transaction Committee was not the result of any actual or potential conflict of interest of any member of the Board. Management remained in frequent contact with the members of the Transaction Committee throughout the process.

Between November 26, 2025 and November 28, 2025, Mr. Johnson initiated outreach to and had preliminary discussions with the chief executives at Texas Instruments, Party C, and Party D. From November 26, 2025 and continuing through the execution of the definitive merger agreement with Texas Instruments, Mr. Johnson kept the Transaction Committee and Board informed as to the status of discussions.

On November 26, 2025, the Chief Executive Officer of Party A sent a letter to Mr. Johnson on behalf of Party A’s board of directors declining Silicon Labs’ proposal.

Also on November 26, 2025, consistent with the authorization provided by the Board, Mr. Johnson contacted Haviv Ilan, President and Chief Executive Officer of Texas Instruments. During this discussion, and following Mr. Ilan’s agreement to maintain confidentiality, Mr. Johnson informed Mr. Ilan that Silicon Labs had received an unsolicited, written proposal at a significant premium to Silicon Labs’ current stock price, and inquired as to Texas Instruments’ interest in discussing a potential strategic transaction. Mr. Ilan indicated interest but requested time to discuss internally.

On the same day, Bob Conrad, Senior Vice President and General Manager at Silicon Labs, acting at Mr. Johnson’s direction, reached out to the Chief Executive Officer of Party C. Following Party C’s Chief Executive Officer’s agreement to maintain confidentiality, Mr. Conrad informed him that Silicon Labs had received an unsolicited, written proposal at a significant premium to Silicon Labs’ current stock price, and inquired as to Party C’s interest in discussing a potential strategic transaction. Party C’s Chief Executive Officer agreed to speak with Mr. Johnson to discuss engaging with Silicon Labs with respect to a potential transaction, and Party C’s Chief Executive Officer was given Mr. Johnson’s contact information.

Also on November 26, 2025, Mr. Johnson contacted the Chief Executive Officer of Party D. Following Party D’s Chief Executive Officer’s agreement to maintain confidentiality, Mr. Johnson informed him that Silicon Labs had received an unsolicited, written proposal at a significant premium to Silicon Labs’ current stock price, and inquired as to Party D’s interest in discussing a potential strategic transaction. Party D’s Chief Executive Officer indicated he would confer with his internal teams before confirming whether Party D was interested in exploring a potential transaction.

On November 27, 2025, Mr. Ilan requested from Mr. Johnson certain additional information, which he indicated was needed as a threshold matter to determine whether Texas Instruments would be interested in continuing to engage regarding a potential transaction. Mr. Johnson provided Mr. Ilan with the requested information on November 28, 2025.

On November 28, 2025, Mr. Johnson and Mr. Ilan met in person and discussed an overview of Silicon Labs, including background of the Company’s products and engineering capabilities, as well as a process timeline should Texas Instruments have interest in pursuing a transaction.

Also on November 28, 2025, Mr. Johnson had a telephone call with the Chief Executive Officer of Party C, who indicated that Party C was interested in engaging in a potential transaction and preferred to proceed with a management presentation as soon as possible.

On December 1, 2025, Mr. Johnson had a telephone call with Mr. Ilan, who indicated that Texas Instruments was interested in moving forward with the process. On the same date, Mr. Johnson spoke with Party B’s Chief Executive Officer, who requested a meeting with Silicon Labs’ management team. Representatives of Qatalyst Partners, consistent with the direction received from the Board, also shared with Party B’s financial advisor an initial draft of the nondisclosure agreement to be entered into between Silicon Labs and Party B.

Also on December 1, 2025, representatives of Qatalyst Partners, acting on behalf of Silicon Labs and consistent with the direction received from the Board, met via videoconference with representatives of Party C. The Party C representatives conveyed that Party C was interested in exploring a potential transaction.

On December 2, 2025, the Chief Executive Officer of Party C subsequently contacted Mr. Johnson to confirm Party C’s interest in a potential transaction and to discuss logistics for a forthcoming management presentation.

Also on December 2, 2025, the Chief Executive Officer of Party D contacted Mr. Johnson to indicate that Party D was uncertain as to whether it would proceed with the process but indicated an openness to receiving a management presentation. The Chief Executive Officer of Party D contacted Mr. Johnson again later the same day to confirm that Party D had considered further and expressed its interest in a potential transaction.

On December 3, 2025, Mr. Johnson had a meeting with a Senior Vice President of Party C and discussed Silicon Labs’ product portfolio and hardware and software engineering capabilities in preparation for the management presentation that was scheduled for December 5.

Also on December 3, 2025, Mr. Johnson consulted with members of the Transaction Committee regarding the potential engagement of an additional strategic party, “Party E,” with whom Silicon Labs was already engaged in strategic partnership discussions. The members of the Transaction Committee expressed their approval of management’s engagement with Party E.

Silicon Labs entered into nondisclosure agreements with each of Party C, Texas Instruments, and Party D on December 3, 2025, December 4, 2025, and December 6, 2025, respectively. Each of the nondisclosure agreements included a customary standstill provision that would fall away upon entry by Silicon Labs into a definitive agreement providing for the sale of Silicon Labs.

On December 5, 2025, Silicon Labs held a virtual management presentation with representatives of Party C to discuss a potential transaction and Silicon Labs’ business and technology. Representatives of Qatalyst Partners also attended. Representatives of Party C requested additional supplemental information to support their evaluation of a potential transaction, and, following the conclusion of the management presentation, representatives of Qatalyst Partners informed representatives of Party C that the deadline for providing an initial indication of interest was December 23, 2025.

Also on December 5, 2025, the Board convened a meeting via videoconference, which was attended by members of Silicon Labs’ management. The purpose of the meeting was to provide a situational update to the Board. Management reported on the engagement with four prospective parties for a potential strategic transaction (Texas Instruments, Party B, Party C, and Party D). Silicon Labs’ management also discussed the pre-existing discussions with Party E as to a possible strategic partnership relationship, as well as plans for intended engagement with Party E during a pre-existing meeting initially scheduled to discuss other commercial matters. The Board authorized management to approach Party E to gauge their interest in participating in the process. Management outlined for the Board approximate key process dates, including timing for expected receipt of initial indications of interest, due diligence access, return of best-and-final bids, and evaluation of same.

On December 7, 2025, Mr. Johnson spoke with the President of Party E. Following Party E’s President’s agreement to maintain confidentiality, Mr. Johnson informed him that Silicon Labs had received an unsolicited, written proposal at a significant premium to Silicon Labs’ current stock price and inquired as to Party E’s interest in discussing a potential strategic transaction. Party E’s President conveyed that Party E was interested in exploring a potential transaction with Silicon Labs. The following day, the President of Party E called Mr. Johnson to inform him that, while interested, Party E was not then going to be in a position to submit an offer. Party E’s President asked Mr. Johnson to inform him in the future if the opportunity for exploring a potential transaction remained open.

On December 8, 2025, members of Texas Instruments’ management team met with members of Silicon Labs’ management team to discuss a potential transaction and Silicon Labs’ business and technology. Representatives of Qatalyst Partners and Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Texas Instruments, were also in attendance. Following the conclusion of the management presentation, representatives of Qatalyst Partners informed members of Texas Instruments’ management team that the deadline for providing an initial indication of interest was December 23.

On December 9, 2025, Silicon Labs held a virtual management presentation with representatives of Party D to discuss a potential transaction and Silicon Labs’ business and technology. Representatives of Qatalyst Partners also participated. Following the conclusion of the management presentation, representatives of Qatalyst Partners informed representatives of Party D that the deadline for providing an initial indication of interest was December 23.

On December 10, 2025, representatives of Qatalyst Partners provided supplemental information to Party C to support their evaluation of a potential transaction and spoke with representatives of Party C reiterating the process timeline.

On December 11, 2025, a representative of Party D contacted a representative of Qatalyst Partners indicating that Party D would not be submitting an offer, which the Qatalyst Partners representative subsequently communicated to members of Silicon Labs’ management later that day.

On December 12, 2025, the Board held a meeting via videoconference, which was attended by representatives of Silicon Labs’ management. The purpose of the meeting was to provide a situational update to the Board. Mr. Johnson, as well as other members of management, reported to the Board with regard to communications with prospective parties and feedback received to date. After discussion, the Board directed management to continue its market check efforts.

Also on December 12, 2025, Silicon Labs executed a nondisclosure agreement with Party B, which included a customary standstill provision that would fall away upon entry by Silicon Labs into a definitive agreement providing for the sale of Silicon Labs.

On December 15, 2025, members of Silicon Labs’ management and Party B management met for a management presentation to discuss a potential transaction and Silicon Labs’ business and technology. Representatives of Qatalyst Partners and Party B’s financial advisor also participated.

On December 17, 2025, the Chief Executive Officer of Party C contacted Mr. Johnson to convey that Party C was continuing to review the potential for a transaction but indicated that interest level was low at that time. Party C’s Chief Executive Officer also indicated he would confirm internally whether Party C intended to continue in the process and would revert.

On December 18, 2025, Mr. Sooch, Mr. Johnson, Mr. Ilan, and Richard K. Templeton, the Executive Chairman of Texas Instruments’ board of directors, had an in-person meeting, during which they discussed the potential transaction, including possible synergies and strategic fit.

On December 19, 2025, Mr. Johnson had a call with Party B’s Chief Executive Officer during which Party B’s Chief Executive Officer indicated that the December 15 management presentation had affirmed Party B’s continued interest in a transaction.

On the same date, the Board held a meeting via videoconference, which was attended by representatives of Silicon Labs’ management. The purpose of the meeting was to provide a situational update to the Board. Mr. Johnson, as well as other members of management, reported to the Board with regard to communications with prospective parties and feedback received to date, noting that of the four parties contacted at the Board’s direction and Party B, two had declined to proceed, one had signaled it was unlikely to proceed, and two remained in active evaluation of a potential business combination.

On December 22, 2025, Mr. Johnson and Party B’s Chief Executive Officer held a call, during which Party B’s Chief Executive Officer indicated that while Party B had not yet formally engaged external advisors on financing, it had developed a detailed internal financing plan, and that Party B would be submitting a revised acquisition proposal.

Later that same day, Party B’s Chief Executive Officer sent Mr. Johnson a revised proposal to acquire 100% of the outstanding equity of Silicon Labs for $204 per share in cash (the “December 22 Proposal”). As with the November 9 Proposal, Party B’s willingness to proceed was predicated on Silicon Labs entering into exclusivity with Party B. Party B indicated its desire to reach a definitive agreement by no later than the release of Silicon Labs’ fourth-quarter earnings results. The December 22 Proposal did not address Party B’s plans for financing the transaction and requested a three-week exclusivity period during which Party B would resolve to complete its due diligence and the parties would negotiate a definitive agreement. The closing price per share of Common Stock on December 22, 2025 was $135.84.

Also on December 22, 2025, the Chief Executive Officer of Party C confirmed to Mr. Johnson that Party C would not be submitting an offer.

On December 23, 2025, Texas Instruments submitted an initial non-binding proposal to acquire all of the outstanding shares of Common Stock for $205 to $210 per share in cash (the “December 23 Proposal”), which proposal noted that the transaction would not be subject to any financing condition, but otherwise did not include any details on financing plans. The closing price per share of Common Stock on December 23, 2025 was $135.34. On the same date, representatives of Qatalyst Partners had a call with representatives of Party B’s financial advisor to discuss the reason that the December 22 Proposal was not sent in conjunction with a “highly confident letter” to support that Party B would be able to finance the potential acquisition of Silicon Labs. Representatives of Party B’s financial advisor stated that they would be able to submit a highly confident letter at any time and that there was no significance behind the omission of one in the December 22 Proposal. Representatives of Qatalyst Partners subsequently communicated to Silicon Labs’ management a summary of the call.

On December 30, 2025, the Board held a meeting via videoconference with members of Silicon Labs’ senior management and representatives of Qatalyst Partners and DLA Piper each in attendance for a portion of the meeting. A representative of DLA Piper again reviewed the directors’ fiduciary duties in connection with their evaluation of a potential sale transaction and exploration of strategic alternatives. Representatives of Qatalyst Partners then reviewed with the Board the status of the strategic process, including a comparison of the initial bid submitted by Texas Instruments and the revised bid submitted by Party B, and a comparison of the bids relative to Silicon Labs executing on its standalone plan. Among other things, the Qatalyst Partners representatives discussed with the Board the parties contacted by Silicon Labs and Qatalyst Partners, the parties with whom Silicon Labs had executed a nondisclosure agreement, the parties that had received a management presentation, the initial unsolicited proposal received by Silicon Labs (the November 9 Proposal), and the two parties that had submitted the December 22 Proposal and December 23 Proposal (Party B and Texas Instruments, respectively), noting that Party B, unlike Texas Instruments, had continued to request exclusivity. Representatives of Qatalyst Partners then reviewed their preliminary financial analysis of the potential combination transactions relative to Silicon Labs’ standalone business proposition. The Board, management and representatives of Qatalyst Partners discussed the increase in Party B’s proposed price since the November 9 Proposal, as well as the terms reflected in the December 22 Proposal and Party B’s financing capacity. The Board and a representative of Qatalyst Partners then discussed how to respond to Party B and Texas Instruments, whether to pursue outreach to additional strategic counterparties, and next steps regarding further engagement with Party B and Texas Instruments and outreach to a sixth strategic party (“Party F”). After discussion, the Board directed Qatalyst Partners and management to pursue the recommendations proposed by Qatalyst Partners, including conveying to representatives of each of Texas Instruments’ and Party B’s financial advisors their respective client’s offers were not at a level at which the Board was willing to transact, and authorized representatives of Qatalyst Partners to contact representatives of Party F. The Board also directed Qatalyst Partners to convey to Party B that, if it would be helpful for Party B’s ability to increase the value of its best-and-final offer, Silicon Labs would consider a proposal consisting of both stock and cash consideration.

Also on December 30, 2025, Mr. Johnson contacted Party B’s Chief Executive Officer to inform him that Qatalyst Partners would be reaching out to Party B’s financial advisor to provide a general update based on the Board meeting held on December 30, 2025 and to discuss expectations for the go-forward process and timeline. Mr. Johnson agreed to make himself available to discuss any questions with Party B’s Chief Executive Officer after the parties’ respective financial advisors had connected.

Following the Board meeting held on December 30, 2025, and consistent with the direction received by the Board, representatives of Qatalyst Partners contacted a representative of Party F. Following the representative of Party F’s agreement to maintain confidentiality, the Qatalyst Partners representatives informed him that Silicon Labs had received multiple written all-cash proposals at a significant premium to Silicon Labs’ current stock price and inquired as to Party F’s interest in discussing a potential strategic transaction, noting to the representative the ongoing process and expected timeline. The representative of Party F indicated that Party F may have interest in a potential transaction with Silicon Labs and would revert.

On December 31, 2025, as directed by the Board, representatives of Qatalyst Partners had telephone calls with representatives of Goldman Sachs as well as Party B’s financial advisor during which the Qatalyst Partners representatives informed their counterparts that their respective clients had advanced to the next round of the bid process and indicated expected timing for opening of the virtual data room, with the final bid process letter and auction draft of the merger agreement to follow shortly thereafter. The representatives of Qatalyst Partners also conveyed that a list of high-priority due diligence requests and requested meetings should be provided by January 5, 2026, and best-and-final bids would be requested by January 27, 2026. During these discussions, as directed by the Board, representatives of Qatalyst Partners also advised the representatives of each of the financial advisors that their respective client’s offers were not at a level at which the Board was willing to transact. As directed by the Board, representatives of Qatalyst Partners also informed Party B’s financial advisor that the Board was willing to consider, if it would be helpful for Party B’s ability to increase the value of its best-and-final offer, a proposal comprised of both stock and cash consideration.

Also on December 31, 2025, following the discussion between the representatives of Qatalyst Partners and Party B’s financial advisor, Party B’s Chief Executive Officer contacted Mr. Johnson to discuss the potential transaction further. During this conversation, Mr. Johnson reiterated that price would be a critical consideration for Silicon Labs’ stockholders. Party B’s Chief Executive Officer expressed uncertainty regarding the extent to which Party B could improve its offer and indicated it was evaluating whether to continue its participation. Mr. Johnson noted that the Board had a high degree of confidence in Silicon Labs’ standalone value and expressed their belief that additional value beyond what had been reflected in the December 22 Proposal should be achievable.

On January 2, 2026, Mr. Johnson and Mr. Ilan had a telephone call to discuss the status of the proposed transaction and the anticipated timeline for completing due diligence and obtaining board approvals. Mr. Ilan indicated that Texas Instruments’ board of directors was scheduled to meet soon and that Texas Instruments would provide a list of high-priority outstanding diligence items in advance of the meeting.

Later that day, representatives of Qatalyst Partners notified representatives of Goldman Sachs and representatives of Party B’s financial advisor that the virtual data room was ready to be accessed. Subsequently, representatives of Goldman Sachs sent to representatives of Qatalyst Partners a priority due diligence request list and meeting agendas, and representatives of Qatalyst Partners granted Texas Instruments and its advisors access to Silicon Labs’ virtual data room.

Additionally, beginning on January 2, 2026, Silicon Labs negotiated separate “clean team” confidentiality agreements to facilitate access to additional diligence materials in advance of the submission of final bids, pursuant to which it was agreed that certain information of Silicon Labs would only be shared with specified subsets of the representatives of Texas Instruments and Party B, as applicable. Silicon Labs executed clean team confidentiality agreements with Texas Instruments and Party B on January 6, 2026 and January 9, 2026, respectively.

Between January 2, 2026 and the execution of the definitive agreement on February 4, 2026, multiple outside-counsel-only regulatory and other diligence and negotiation calls took place between representatives of DLA Piper and Texas Instruments’ outside legal counsel, Allen Overy Shearman Sterling US LLP (“A&O Shearman”).

On January 4, 2026, Silicon Labs executed a nondisclosure agreement with Party F, which included a customary standstill provision that would fall away upon entry by Silicon Labs into a definitive agreement providing for the sale of Silicon Labs.

Also on January 4, 2026, representatives of Qatalyst Partners sent separate process letters to representatives of Texas Instruments and Party B, requesting that markups of the auction drafts of the merger agreement be shared by January 20, 2026, with best-and-final offers (including both price and revised markups reflecting Silicon Labs’ feedback to initial markups) by January 27, 2026.

On January 5, 2026, representatives of Texas Instruments conducted a due diligence meeting with members of Silicon Labs’ management. Representatives of Goldman Sachs and Qatalyst Partners were also in attendance.

On January 6, 2026, representatives of Qatalyst Partners granted Party B and its advisors access to Silicon Labs’ virtual data room.

On January 7, 2026, representatives of Qatalyst Partners distributed an auction draft of the merger agreement to representatives of Goldman Sachs and separately to representatives of Party B’s financial advisor. The draft merger agreement included, among other things, a “hell or high water” regulatory efforts covenant, an end-date construct of 12 months subject to two successive automatic extensions for regulatory purposes, and a requirement that the applicable counterparty pay to Silicon Labs a termination fee of 10% of Silicon Labs’ equity value in the event of certain regulatory approval failures. The drafts were substantially similar in form except that the version prepared for Party B contemplated, in light of Party B’s expected financing needs, committed debt financing at the time of signing.

On January 8, 2026, Silicon Labs hosted a management presentation with members of senior management of Party F to discuss a potential transaction and Silicon Labs’ business and technology. Representatives of Qatalyst Partners also attended.

Between January 11 and January 22, 2026, Silicon Labs conducted multiple due diligence sessions with Texas Instruments and Party B.

On January 12, 2026, Dean Butler, the Senior Vice President and Chief Financial Officer of Silicon Labs, had a telephone call with the Chief Financial Officer of Party F. Party F’s Chief Financial Officer indicated that Party F was interested in engaging with Silicon Labs but was also considering other strategic priorities. Mr. Butler advised that January 27, 2026 was the target deadline for indications of interest.

On January 13, 2026, representatives of DLA Piper and Party B’s outside legal counsel had a call to discuss regulatory matters. Between January 13, 2026 and January 26, 2026, multiple additional outside-counsel-only regulatory and other diligence and negotiation calls took place between representatives of DLA Piper and Party B’s outside legal counsel.

On January 14, 2026, members of Silicon Labs’ senior management, including Mr. Butler, met with the Chief Financial Officer of Party F along with other members of Party F’s management to facilitate Party F’s financial due diligence.

On January 15, 2026, the Board convened a meeting via videoconference, which was attended by representatives of Silicon Labs’ management. The purpose of the meeting was to provide a situational update to the Board. Mr. Johnson, as well as other members of senior management, reported to the Board with regard to communications with prospective parties and feedback received to date and updated the Board with respect to process timeline and next steps.

On the same date, a representative of DLA Piper sent an initial draft of the disclosure schedules to A&O Shearman and to Party B’s outside counsel team. In addition, representatives of Qatalyst Partners had a call with a Senior Vice President of Party F to discuss the process timeline.

On January 16, 2026, Mr. Ilan contacted Mr. Johnson to advise that its board of directors had authorized Texas Instruments to proceed with an offer to be submitted on January 27, 2026, consistent with the previously shared process timeline. Mr. Johnson informed Mr. Ilan that the Board was scheduled to meet on January 29, 2026 to evaluate all final proposals received and that other interested parties remained engaged and were continuing to move forward with the process. In response to an inquiry from Mr. Ilan about potential engagement on price following the best-and-final submissions, Mr. Johnson reiterated that as part of the process Silicon Labs did not intend to engage in individual negotiations with bidders following best-and-final submissions. Mr. Johnson subsequently directed Qatalyst Partners to reiterate these expectations regarding process to Goldman Sachs.

On January 20, 2026, a representative of A&O Shearman shared, on behalf of Texas Instruments, a revised version of the merger agreement with DLA Piper for feedback in advance of the January 27, 2026 deadline (the “January 20 Markup”). Party B did not submit a markup of the merger agreement for feedback on this date, and its outside legal counsel subsequently confirmed that Party B would not do so prior to January 27, 2026.

Also on January 20, 2026, Mr. Johnson and the Chief Executive Officer of Party F met in person. During the meeting, Party F’s Chief Executive Officer expressed strategic alignment and conveyed interest in pursuing a transaction. At the conclusion of the meeting, Party F’s Chief Executive Officer indicated that Party F intended to convene a board meeting and that Silicon Labs should expect to receive a letter of intent.

Also on January 20, 2026, consistent with the direction received from Mr. Johnson and following subsequent discussion with members of Silicon Labs’ senior management, representatives of Qatalyst Partners had a call with representatives of Goldman Sachs to reiterate the process and timeline for delivery of a best-and-final offer.

On January 21, 2026, representatives of Qatalyst Partners sent to Party F a draft merger agreement (in substantially similar form as provided to Party B), together with draft disclosure schedules.

On January 22, 2026, representatives of Qatalyst Partners sent to Party F a process letter (in substantially the same form circulated to Texas Instruments and Party B).

On January 23, 2026, the Board convened a meeting via videoconference, which was attended by representatives of Silicon Labs’ management. The purpose of the meeting was to provide a situational update to the Board. Mr. Butler reported to the Board with regard to communications with prospective parties and feedback received to date and updated the Board with respect to process timeline and next steps, noting, among other things, (i) that Texas Instruments had been the only party to submit a revised version of the merger agreement to date, (ii) that Party B had begun the debt underwriting process with its financial advisor, and (iii) the expectation that Party F would enter the process competitively, which would potentially elevate the competitive pricing environment among the bidders.

On the same date, representatives of DLA Piper had a call with representatives of A&O Shearman to negotiate the merger agreement.

On January 24, 2026, Mr. Johnson and Mr. Ilan had a telephone call. Mr. Johnson reiterated the best-and-final bid deadline of January 27 and noted that other parties were continuing in the process.

Also on January 24, 2026, representatives of DLA Piper had a call with representatives of Party F’s legal counsel to discuss regulatory and other due diligence matters.

On January 26, 2026, Party B’s Chief Executive Officer called Mr. Johnson to inform him that Party B’s board of directors convened earlier that day and determined that it would not support an increase to Party B’s offer price. Party B’s Chief Executive Officer did not withdraw the December 22 Proposal at that time. Also on January 26, 2026, a representative of Party F informed a representative of Qatalyst Partners that Party F’s board of directors had convened and that a proposal would be delivered by the bid deadline.

On January 27, 2026, representatives of Party B’s financial advisor informed representatives of Qatalyst Partners that Party B was withdrawing the December 22 Proposal, after which, at the direction of Silicon Labs’ management, Qatalyst Partners terminated Party B’s and its advisors’ access to the virtual data room.

Also on January 27, 2026, Mr. Ilan sent Mr. Johnson a revised proposal to acquire all of the outstanding shares of Silicon Labs for $231 per share in cash. As with the December 23 Proposal, the revised offer was not subject to any financing conditions but noted, among other things, that Texas Instruments intended to finance the transaction with a combination of balance sheet cash and investment-grade capital markets financing. The revised offer confirmed that all requisite pre-signing due diligence had been completed and that Texas Instruments’ board of directors had approved submission of the offer, and also included a request for a seven-day exclusivity period. The offer letter was accompanied by a revised merger agreement markup, a revised disclosure schedule markup, and a draft exclusivity agreement. The merger agreement markup, among other things, (i) increased the regulatory termination fee to 6% of Silicon Labs’ equity value (compared to 5% reflected in the January 20 Markup), (ii) decreased the termination fee payable by Silicon Labs to 3.5% of Silicon Labs’ equity value (compared to 4% reflected in the January 20 Markup), and (iii) restored the ability of the parties to recover uncapped damages for willful breach of the merger agreement even if a termination fee was due and paid.

Later the same day, the Chief Executive Officer of Party F also submitted to Mr. Johnson a non-binding preliminary indication of interest to acquire, subject to further due diligence, 100% of the outstanding shares of Silicon Labs for $205 per share in cash. Party F’s proposal was not subject to any financing contingency and included a letter from a potential financing source expressing a high degree of confidence in its ability to arrange debt financing in connection with the potential transaction. Party F’s proposal included a list of high-priority diligence requests, and indicated that Party F believed it could complete its diligence within 30 days. Party F did not submit a markup of the merger agreement or disclosure schedules but provided a high-level summary of key modifications to the drafts it would expect to make should negotiations continue, which included, among other things, paring back the “hell or high water” regulatory covenant, decreasing the regulatory termination fee payable by Party F to 3.5% of Silicon Labs’ equity value, increasing the termination fee payable by Silicon Labs to 3.5% of Silicon Labs’ equity value, and expanding the tail period during which the Silicon Labs termination fee would potentially become triggered to 18 months.

The closing price per share of Common Stock on January 27, 2026 was $140.51.

On January 29, 2026, the Board held an in-person meeting. Representatives of DLA Piper and, for a portion of the meeting, members of Silicon Labs’ management and Qatalyst Partners also participated in person and via videoconference. Representatives of Qatalyst Partners summarized the key terms of the two outstanding proposals from Texas Instruments and Party F, respectively, noting, among other things, that Texas Instruments’ final offer price was substantially higher than Party F’s. The Qatalyst Partners representative then noted certain changes that were made, with the authorization of Silicon Labs’ management, to the Preliminary Company Projections previously presented to the Board (as further described in the section of this proxy statement captioned “—Company Projections”), and the updated Company Projections (as defined in the section of this proxy statement captioned “—Company Projections”) were approved for use in connection with Qatalyst Partners’ financial analysis. Next, the Qatalyst Partners representative presented Qatalyst Partners’ financial analysis regarding Silicon Labs and the respective proposals presented by Texas Instruments and Party F, noting that Party B had declined to submit a revised acquisition proposal and had withdrawn from the process.

Following discussion regarding the financial analysis presented by Qatalyst Partners, the representatives of Qatalyst Partners left the meeting, and a representative from DLA Piper reviewed again the directors’ fiduciary duties in the context of considering and approving a potential sale transaction. Next, a DLA Piper representative provided a comparison of the two submitted proposals and discussed with the Board regulatory and other considerations. A DLA Piper representative also reviewed with the Board a summary of the markup of the merger agreement auction draft that was resubmitted by Texas Instruments in connection with its best-and-final offer (drawing comparisons, where applicable, to the key modifications submitted by Party F), including describing, among other terms, (i) efforts required to obtain regulatory approvals and their implications for timing and certainty of closing, (ii) the provisions surrounding Silicon Labs’ operating flexibility to conduct its business between execution of the merger agreement and the Closing, (iii) the amount of the termination fee payable by Silicon Labs in certain circumstances, and (iv) the amount of the termination fee payable by Texas Instruments in certain circumstances.

After further discussion, the Board directed management to inform Texas Instruments that Silicon Labs would be moving forward with Texas Instruments at the price of $231, subject to finalization of the merger agreement and the Board’s final approval, but would not enter into an exclusivity agreement until terms of the merger agreement were further negotiated.

On January 29, 2026, Mr. Johnson had a telephone call with Mr. Ilan to inform him that Silicon Labs would be moving forward with Texas Instruments subject to finalization of a definitive agreement but would not enter into an exclusivity agreement until terms of the merger agreement were further negotiated. Mr. Ilan conveyed Texas Instruments’ desire to target an announcement on February 4, 2026.

On January 30, 2026, representatives of DLA Piper shared with representatives of A&O Shearman a revised draft of the merger agreement and, in the early morning of the following day, a revised draft of the disclosure schedules. Thereafter and until the signing of the merger agreement, representatives of DLA Piper and A&O Shearman continued to negotiate and revise the draft merger agreement and disclosure schedules. During such time, representatives of A&O Shearman repeated Texas Instruments’ request for entry into an exclusivity agreement.

On January 31, 2026, Mr. Johnson informed the Chief Executive Officer of Party F that Party F did not submit the highest proposed price. Party F’s Chief Executive Officer expressed Party F’s continued interest and asked to be notified if circumstances changed.

On February 1, 2026, DLA Piper sent a revised version of the exclusivity agreement to A&O Shearman, still subject to negotiation of the merger agreement. The exclusivity agreement was never signed. Later that day, Mr. Johnson also spoke with Mr. Ilan, who conveyed that he believed the parties were getting much closer on terms.

On February 3, 2026, Texas Instruments and Silicon Labs were contacted by a reporter from the Financial Times informing the parties that he intended to publish a report later that day concerning a potential transaction between Silicon Labs and Texas Instruments and seeking comments. Neither party responded to the requests for comment.

Later in the day on February 3, 2026, the Board held a meeting via videoconference. Members of Silicon Labs’ management and representatives of DLA Piper and, for a portion of the meeting, representatives of Qatalyst

Partners, were present at the meeting. A representative of Qatalyst Partners reviewed its financial analyses of Silicon Labs and the proposed transaction noting, generally, that these analyses were consistent with those described at the January 29 meeting of the Board (other than updates for the passage of time). At the request of the Board, the representative of Qatalyst Partners then delivered an oral opinion, subsequently confirmed by delivery of a written opinion, that, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, as of the date of such opinion, the $231 in cash per share to be received by Silicon Labs’ stockholders (excluding Texas Instruments, Merger Sub, and their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders, as further described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners LP.” Following their presentation, the representatives of Qatalyst Partners left the meeting, and representatives of DLA Piper discussed with the Board their fiduciary duties in the context of considering and approving the proposed transaction and reviewed the provisions of the merger agreement, a summary of which was provided in advance to the Board. The representatives of DLA Piper noted, in particular, key areas in which merger agreement terms had changed since the January 29 meeting of the Board.

Following discussion, a representative from DLA Piper reviewed the proposed resolutions of the Board, in the form distributed in advance of the meeting, including items to be approved and factors for consideration by the Board in connection with its review, and following discussion and consideration of the merger agreement and the transactions (including the factors described in the section of this proxy statement captioned “—Recommendation of the Board and Reasons for the Merger”), the Board unanimously (i) determined that the merger agreement, substantially in the form distributed to the directors for review, together with such changes therein as the officers executing the same approve, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Silicon Labs and its stockholders; (ii) approved and declared it advisable to enter into the merger agreement, and to consummate the transactions contemplated by the merger agreement; (iii) recommended that Silicon Labs’ stockholders adopt the merger agreement and approve the transactions contemplated thereby; and (iv) directed that the merger agreement be submitted to Silicon Labs’ stockholders for their adoption.

After financial markets closed on February 3, 2026, the Financial Times published a report that Texas Instruments was in advanced talks to buy Silicon Labs at a likely deal value of roughly $7 billion. The closing prices per share of Common Stock on February 2, 2026 and February 3, 2026 were $143.42 and $136.62, respectively.

Following the approval of the merger and the merger agreement by the Board, Silicon Labs and Texas Instruments finalized and executed the merger agreement shortly after midnight Central Time on February 4, 2026, and later that same morning, prior to the opening of trading, issued a joint press release announcing the transaction.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board recommends that you vote “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with Silicon Labs’ management, as well as representatives of its financial advisor and outside legal counsel. In the course of making its unanimous determination (i) that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Silicon Labs and its stockholders, (ii) to approve and declare advisable to enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) to recommend that Silicon Labs’ stockholders adopt the

Merger Agreement and approve the transactions contemplated thereby, and (iv) to direct that the Merger Agreement be submitted to Silicon Labs’ stockholders for their adoption, the Board considered numerous factors, including, but not limited to, the following factors, each of which the Board believed supported its determination and recommendation:

Merger Consideration. The Board considered:

•	the current and historical market prices of the Common Stock, including the performance of the Common Stock relative to other participants in Silicon Labs’ industry;

•

the fact that the Merger Consideration represented premium values for Silicon Labs’ stockholders of approximately (i) 61% over the closing share price of the Common Stock on February 2, 2026, and (ii) 61% over the volume-weighted average closing share price of the Common Stock for the 30-trading-day period ending on the same date; and

•	the trading history of Silicon Labs and the offer price relative to such history.

Business and Financial Condition. The Board considered Silicon Labs’ business, financial performance and condition and future prospects and the risks and uncertainties attendant thereto.

Risks and Uncertainties Related to Remaining a Stand-Alone Company. The Board considered, among other factors, that Silicon Labs’ business and its stockholders would continue to be subject to significant risks and uncertainties if Silicon Labs remained an independent public company, including:

•	risks and uncertainties related to Silicon Labs’ business, financial performance and condition and future prospects;

•

the current industry, economic and market conditions and trends in the markets in which Silicon Labs competes, including ongoing changes in such markets and the risks and uncertainties attendant thereto, the impact of an evolving market and operating in a highly competitive industry and other financial market forces;

•

the other risks and trends set forth in Silicon Labs’ Annual Report on Form 10-K for the fiscal year ended January 3, 2026 and in Silicon Labs’ subsequent filings with the Securities and Exchange Commission; and

•	ongoing costs and expenses of remaining a public company.

Board Independence. The Board considered the fact that the Board, which is comprised entirely of independent directors (except for Mr. Johnson), unanimously approved the transactions contemplated by the Merger Agreement following extensive discussions with Silicon Labs’ management team, financial advisor and outside legal counsel.

Strategic Alternatives. The Board considered:

•

that, in connection with Silicon Labs’ sale process in late 2025 and early 2026, Silicon Labs and Qatalyst Partners coordinated discussions with six parties and that Silicon Labs ultimately entered into five nondisclosure agreements with such parties;

•

that of the two parties that submitted (and had not withdrawn) offers on January 27, 2026, regarding a potential acquisition of Silicon Labs, Texas Instruments’ bid package contained a significantly higher price per share to acquire Silicon Labs and more advantageous terms generally, and that Silicon Labs could risk losing the opportunity with Texas Instruments in the event Silicon Labs sought to negotiate further with Texas Instruments or to pursue discussions with other third parties prior to entry into the Merger Agreement;

•	the Board’s belief that the Merger Consideration of $231.00 per share represents the highest price reasonably obtainable;

•

the Board’s belief that, after negotiations with Texas Instruments and its representatives (which resulted in an increase of $21.00 per share from the high end of Texas Instruments’ initial range of $205.00 to $210.00 per share), $231.00 per share was the highest price that Texas Instruments was willing to pay as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement included the most favorable terms to Silicon Labs, in the aggregate, to which Texas Instruments would be willing to agree;

•

the enhancements that Silicon Labs and its advisors were able to obtain as a result of negotiations with Texas Instruments, including the increase in the valuation offered by Texas Instruments from the time of its initial offer to the final agreement, changes in the terms and conditions of the Merger Agreement that were favorable to Silicon Labs, and the inclusion of provisions in the Merger Agreement that the Board believed enhanced closing certainty and increased the likelihood of completing the Merger;

•

the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by Silicon Labs, with the knowledge and at the direction of the Board, and with the assistance of its financial advisor and outside legal counsel; and

•

alternative means of creating stockholder value and pursuing Silicon Labs’ strategic goals (including pursuing Silicon Labs’ long-term business plan as an independent company) and the risks and uncertainties attendant thereto.

Opinion of Qatalyst Partners LP. The Board considered the oral opinion of Qatalyst Partners, subsequently confirmed in writing, which written opinion is attached to this proxy statement as Annex B, rendered to the Board, that as of February 3, 2026, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $231.00 per share to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub or any of their affiliates) was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners LP.”

Certainty of Consideration. The Board considered that the all-cash nature of the consideration to be paid in the Merger allows Silicon Labs’ stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for Silicon Labs.

Company Projections. The Board considered forecasts for Silicon Labs prepared by Silicon Labs’ management, which reflect numerous variables, assumptions and estimates as to future events made by Silicon Labs’ management. The Board considered the inherent uncertainty of attaining management’s forecasts, including those set forth in the section of this proxy statement captioned “—Company Projections,” and that due to such uncertainty Silicon Labs’ actual financial results in future periods could differ materially from management’s forecasted results.

Likelihood of Completion; Certainty of Payment. The Board considered its belief that, absent a Superior Proposal, the Merger represented a transaction that would likely be consummated based on, among other factors:

•	the all-cash nature of the consideration and the fact that all of Silicon Labs’ stockholders would receive the same consideration;

•	the absence of any financing condition to the Closing;

•	the size and financial strength of Texas Instruments, and Texas Instruments’ ability to fund the Merger Consideration with cash on hand and debt financing to be arranged prior to the Closing;

•

the efforts Texas Instruments has to use to obtain applicable regulatory approvals to consummate the Merger and the regulatory termination fee it would have to pay to Silicon Labs in certain circumstances if regulatory approvals are not obtained, as further described below and also under the heading “The Merger Agreement—Efforts to Complete the Merger; Regulatory Approvals;”

•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;

•	the fact that the conditions to the Closing are specific and limited in scope; and

•	the ability of Silicon Labs to specifically enforce the terms of the Merger Agreement.

Other Terms of the Merger Agreement. The Board considered other terms of the Merger Agreement, which are more fully described in the section of this proxy statement captioned “—The Merger Agreement.” Certain provisions of the Merger Agreement that the Board considered significant include:

•

Ability to Respond to Unsolicited Acquisition Proposals. Prior to the adoption of the Merger Agreement by Silicon Labs’ stockholders, Silicon Labs may provide information to, and engage or participate in discussions or negotiations with, a person regarding an unsolicited Acquisition Proposal (as further described in the section of this proxy statement captioned “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals”) if the Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is a Superior Proposal or is reasonably likely to lead to a Superior Proposal and to not do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to certain notice requirements in favor of Texas Instruments and the entry into an acceptable confidentiality agreement with the unsolicited bidder;

•

Change in Recommendation in Response to a Superior Proposal. The ability of Silicon Labs to change its recommendation in respect of, and terminate the Merger Agreement in order to accept, a Superior Proposal, subject to Texas Instruments’ ability to match such Superior Proposal and subject to paying Texas Instruments a termination fee of $259 million and the other conditions of the Merger Agreement (as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses”);

•

Silicon Labs’ Termination Fee. The fact that the termination fee described above is approximately 3.25% of the purchase price of Silicon Labs, which amount the Board believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to Silicon Labs’ stockholders, the likelihood that a fee of such size would not be preclusive of other offers and that Silicon Labs had concluded a process to explore strategic alternatives prior to entering into the Merger Agreement;

•

Regulatory Efforts and Texas Instruments Termination Fee. The relative likelihood of significant antitrust or other regulatory impediments to closing and the provisions of the Merger Agreement related to regulatory approvals, including the obligation of Texas Instruments to use reasonable best efforts to take all necessary actions to consummate the Merger as soon as practicable, including to proffer and agree to sell, lease, license, or otherwise dispose of or hold separate pending such disposition, assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Texas Instruments, its subsidiaries or controlled affiliates, or Silicon Labs and any of its subsidiaries, subject to the exceptions set forth in the Merger Agreement (as further described in the section of this proxy statement captioned “The Merger Agreement—Efforts to Complete the Merger; Regulatory Approvals”), and Texas Instruments’ obligation, under certain circumstances, to pay a $499 million termination fee to Silicon Labs in the event that the Merger Agreement is terminated based on the failure to obtain regulatory approvals or a permanent injunction or order related to regulatory laws (as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses”);

•

Termination Date. The fact that the termination date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger;

•	Required Stockholder Approval. The Merger Agreement is subject to adoption by Silicon Labs’ stockholders, who are free to reject the Merger Agreement;

•	Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger; and

•

Operating Flexibility. The fact that Silicon Labs has sufficient operating flexibility under the terms of the Merger Agreement to conduct its business in the ordinary course during the pendency of the Merger.

Business Reputation of Texas Instruments. The belief of the Board that the business reputation and financial resources of Texas Instruments were factors that supported the conclusion that a transaction with Texas Instruments could be completed in an orderly manner and had a substantial likelihood of being consummated successfully.

The Board also considered, and balanced against the potentially positive factors, a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following:

•

No Participation in the Company’s Future. The Board considered that if the Merger is consummated, Silicon Labs’ stockholders will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of Silicon Labs or benefit from any potential future appreciation in the value of Silicon Labs’ shares, including any value that could be achieved if Silicon Labs engages in future strategic or other transactions;

•

Non-Solicitation Covenant. The Board considered that the Merger Agreement imposes restrictions on Silicon Labs’ solicitation of Acquisition Proposals from third parties. However, based upon the process to review strategic alternatives described in the section of this proxy statement captioned “—Background of the Merger,” and the fact that the most likely potential acquirers of Silicon Labs were contacted during such process, the Board believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to Silicon Labs;

•

Silicon Labs Termination Fee. The Board considered the fact that Silicon Labs must pay Texas Instruments a termination fee of $259 million if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Proposal;

•

Interim Operating Covenants. The Board considered that the Merger Agreement imposes restrictions on the conduct of Silicon Labs’ business prior to the Closing, requiring Silicon Labs and its subsidiaries to use commercially reasonable efforts to (i) conduct its and their respective businesses in the ordinary course in all material respects; and (ii) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain in all material respects its and their respective relations and goodwill with material customers, distributors, suppliers, vendors, licensors, licensees, governmental entities and other persons having material business relationships with Silicon Labs or its subsidiaries;

•

Risks the Merger May Not Be Completed. The Board considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board also considered the risks and costs to Silicon Labs if the Merger is not consummated, including the diversion of management and employee attention, potential loss of key employees and skilled workers and difficulty attracting and retaining key talent, the potential effect on Silicon Labs’ business operations, including its relationships with vendors, distributors, customers, partners and others that do business with Silicon Labs, and the potential effect on the trading price of Silicon Labs’ shares;

•

Regulatory Risks. The Board considered the risk that the Federal Trade Commission, U.S. Department of Justice or other governmental entities responsible for the enforcement of applicable antitrust, competition and merger control laws and foreign investment screening and foreign direct investment laws may not approve the transactions contemplated by the Merger Agreement or may impose terms and conditions on its approval that are not required to be accepted by Texas Instruments pursuant to the terms of the Merger Agreement, which may result in a condition to the Closing failing to be satisfied;

•

Potential Conflicts of Interest. The Board considered that Silicon Labs’ executive officers and directors have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described in the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger;”

•	Tax Treatment. The Board considered that any gains arising from the receipt of the Merger Consideration will generally be taxable to stockholders of Silicon Labs;

•

Impact on Stakeholders. The Board considered the potential impact of the Merger on employees, customers, partners and communities, to the extent they may have an impact on Silicon Labs, and the risks of not closing in a timely manner (including, but not limited to, costs, attrition and disruption of Silicon Labs’ workforce);

•	Stockholder Litigation. The Board considered the potential for litigation by stockholders in connection with the Merger, which could result in distraction and expense; and

•

Transaction Expenses. The Board considered that Silicon Labs has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated, which could have a negative impact on Silicon Labs’ cash reserves and operating results if the Merger is not completed.

The foregoing discussion is not meant to be exhaustive, but summarizes material factors considered by the Board in its consideration of the Merger. After considering these and other factors, the Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board believed that, overall, the potential benefits of the Merger to Silicon Labs’ stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that Silicon Labs’ stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement based upon the totality of the information presented to and considered by the Board. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement captioned “—Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Qatalyst Partners LP

Silicon Labs retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, was fair, from a financial point of view, to such holders. Silicon Labs selected Qatalyst Partners to act as financial advisor to Silicon Labs based on Qatalyst Partners’ long-standing relationship with Silicon Labs as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Silicon Labs and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on February 3, 2026, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, as of the date thereof, the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated February 3, 2026, to the Board following this meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated February 3, 2026, is attached to this proxy statement as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the opinion, as of the date of the opinion, that the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how stockholders of Silicon Labs should vote with respect to the Merger or any other matter and does not in any manner address the price at which shares of Common Stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement dated February 3, 2026, certain related documents and certain publicly available financial statements and other business and financial information of Silicon Labs. Qatalyst Partners also reviewed certain forward-looking information relating to Silicon Labs prepared by the management of Silicon Labs, including the Company Projections. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Silicon Labs with senior management of Silicon Labs. Qatalyst Partners also reviewed the historical market prices and trading activity for Common Stock and compared the financial performance of Silicon Labs and the prices and trading activity of Common Stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of Silicon Labs, Texas Instruments and their respective financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Silicon Labs. With respect to the Company Projections, Qatalyst Partners was advised by the management of Silicon Labs, and Qatalyst Partners assumed based on discussions with the management of Silicon Labs and the Board, that the Company Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Silicon Labs of the future financial performance of Silicon Labs and other matters covered thereby. Qatalyst Partners expressed no view as to the Company Projections or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Silicon Labs or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners relied upon, without independent verification, the assessment of Silicon Labs and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Silicon Labs or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Silicon Labs as to the existing and future technology and products of Silicon Labs and the risks associated with such technology and products. Qatalyst Partners’ opinion was approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Silicon Labs to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Silicon Labs. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Silicon Labs or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated February 3, 2026. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Company Projections, described in the section of this proxy statement captioned “The Merger—Company Projections,” and third-party research analyst consensus estimates as of February 2, 2026 (which are referred to as the “Analyst Estimates”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Common Stock as of December 31, 2025, using mid-period convention, by:

•	adding:

(a)

the implied net present value of the discounted yearly estimated future unlevered free cash flows (which are referred to as the “UFCF”) of Silicon Labs based on the Company Projections for calendar year 2026 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 14.0% to 16.5%, based on an estimated weighted average cost of capital for Silicon Labs);

(b)

the implied net present value of a terminal value of Silicon Labs, calculated by multiplying Silicon Labs’ estimated net operating profit after taxes (“NOPAT”) in calendar year 2031 of approximately $579 million, based on the Company Projections, by a range of next-twelve-months’ estimated NOPAT multiples of 20.0x to 35.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the net cash of Silicon Labs as of January 3, 2026, as provided by management of Silicon Labs; and

•

dividing the resulting amount by the number of fully diluted shares of Common Stock outstanding, taking into account the Company RSUs and Company PSUs as of February 2, 2026 (assuming target level attainment), all as provided by management of Silicon Labs.

Each of the above-referenced estimated future UFCFs and terminal values were adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 1.5% annual dilution and approximately 7.7% cumulative dilution through the applicable period) due to the estimated net effects of equity issuances and cancellations throughout the projection period, in each case based on estimates of future dilution provided by management of Silicon Labs.

Based on the calculations set forth above, this analysis implied a range of values for Common Stock of approximately $180.76 to $320.95 per share.

Selected Publicly Traded Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Silicon Labs with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Silicon Labs, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of February 2, 2026, and using the closing prices as of February 2, 2026, for shares of the selected companies, Qatalyst Partners calculated, among other things, the ratio of price to non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) for calendar year 2027 (which are referred to as the “CY2027E P/E Multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2027E P/E Multiples
Monolithic Power Systems, Inc.	47.6x
Astera Labs, Inc.	46.1x
Lattice Semiconductor Corporation	43.7x
MACOM Technology Solutions Holdings, Inc.	42.7x
Impinj, Inc.	37.9x
Credo Technology Group Holding Ltd	27.9x
Allegro MicroSystems, Inc.	27.3x
Power Integrations, Inc.	25.6x
Nordic Semiconductor ASA	23.4x
SiTime Corporation	—
Ambarella, Inc.	—
Texas Instruments Incorporated	27.7x
Microchip Technology Incorporated	22.4x
Infineon Technologies AG	17.5x
Cirrus Logic, Inc.	15.2x
Synaptics Incorporated	14.9x
ON Semiconductor Corporation	14.0x
NXP Semiconductors N.V.	13.6x
STMicroelectronics N.V.	12.9x
Qualcomm Incorporated	12.7x
Renesas Electronics Corporation	11.4x

Note: Multiples greater than 60.0x or negative are considered not meaningful and are denoted as dashes.

Based on an analysis of the CY2027E P/E Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 25.0x to 42.5x. Qatalyst Partners then applied this range to Silicon Labs’ estimated non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) for calendar year 2027, based on each of the Company Projections and the Analyst Estimates. This analysis implied (i) a range of values for

Common Stock of approximately $132.57 to $225.37 per share based on the Company Projections and (ii) a range of values for Common Stock of approximately $100.04 to $170.07 per share based on the Analyst Estimates.

No company included in the selected companies analysis is identical to Silicon Labs. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Silicon Labs, such as the impact of competition on Silicon Labs’ business or the industry in general, industry growth and the absence of any material adverse change in Silicon Labs’ financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves meaningful methods of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 35 selected public company transactions, including transactions involving companies participating in similar lines of business to Silicon Labs or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (i) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM Revenue Multiples”) and (ii) the price per share paid for the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) of the target company (which are referred to as the “NTM P/E Multiples”).

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM P/E Multiple
10/28/25	Qorvo, Inc.	Skyworks Solutions, Inc.	2.8x	16.6x
08/02/22	Sierra Wireless, Inc.	Semtech Corporation	1.7x	29.2x
05/05/22	Silicon Motion Technology Corporation	MaxLinear, Inc.	3.0x	13.3x
02/08/21	Dialog Semiconductor Plc	Renesas Electronics Corporation	3.8x	22.9x
10/29/20	Inphi Corporation	Marvell Technology Group Ltd.	13.3x	47.0x
10/27/20	Xilinx, Inc.	Advanced Micro Devices, Inc.	10.8x	36.4x
07/13/20	Maxim Integrated Products, Inc.	Analog Devices, Inc.	9.7x	31.9x
06/03/19	Cypress Semiconductor Corporation	Infineon Technologies AG	4.5x	22.1x
03/27/19	Quantenna Communications, Inc.	ON Semiconductor Corporation	3.7x	30.6x
03/11/19	Mellanox Technologies, Ltd.	NVIDIA Corporation	5.5x	20.2x
09/10/18	Integrated Device Technology, Inc.	Renesas Electronics Corporation	7.4x	25.9x
03/01/18	Microsemi Corporation	Microchip Technology Incorporated	5.0x	15.5x
02/20/18	NXP Semiconductors N.V.	QUALCOMM Incorporated	4.9x	17.5x
11/20/17	Cavium, Inc.	Marvell Technology Group Ltd.	6.2x	25.0x
12/21/16	InvenSense, Inc.	TDK Corporation	4.0x	—
11/02/16	Brocade Communications Systems, Inc.	Broadcom Limited	2.4x	12.8x
09/12/16	Intersil Corporation	Renesas Electronics Corporation	5.4x	31.1x
07/26/16	Linear Technology Corporation	Analog Devices, Inc.	9.0x	25.3x
06/15/16	QLogic Corporation	Cavium, Inc.	2.1x	14.9x
01/19/16	Atmel Corporation	Microchip Technology Incorporated	2.9x	21.7x

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM P/E Multiple
11/24/15	PMC-Sierra, Inc.	Microsemi Corporation	4.2x	18.6x
11/18/15	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7x	20.9x
06/01/15	Altera Corporation	Intel Corporation	7.7x	35.6x
05/28/15	Broadcom Corporation	Avago Technologies Limited	3.6x	15.0x
04/30/15	OmniVision Technologies, Inc.	Investor Group	1.0x	22.0x
03/01/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	3.4x	16.7x
12/01/14	Spansion Inc.	Cypress Semiconductor Corporation	1.5x	16.8x
10/15/14	CSR plc	QUALCOMM Incorporated	2.8x	27.1x
08/20/14	International Rectifier Corporation	Infineon Technologies AG	2.0x	22.3x
06/09/14	Hittite Microwave Corporation	Analog Devices, Inc.	6.5x	28.6x
02/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8x	32.4x
12/16/13	LSI Corporation	Avago Technologies Limited	2.7x	17.1x
09/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3x	29.2x
04/04/11	National Semiconductor Corporation	Texas Instruments Incorporated	4.4x	18.8x
01/05/11	Atheros Communications, Inc.	QUALCOMM Incorporated	3.4x	23.5x

Note: Multiples not publicly available, greater than 100.0x or negative are considered not meaningful and are denoted as dashes.

Based on an analysis of the NTM Revenue Multiples for the selected transactions and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 3.5x to 7.5x, then applied this range to Silicon Labs’ estimated next-twelve-months’ revenue based on the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of February 2, 2026 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by management of Silicon Labs, this analysis implied a range of values for Common Stock of approximately $103.56 to $207.30 per share.

Based on an analysis of the NTM P/E Multiples for the selected transactions and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 20.0x to 30.0x, then applied this range to Silicon Labs’ estimated next-twelve-months’ non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) based on the Analyst Estimates. This analysis implied a range of values for Common Stock of approximately $50.22 to $75.33 per share.

No company or transaction utilized in the selected transactions analysis is identical to Silicon Labs or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Silicon Labs’ control, such as the impact of competition on Silicon Labs’ business or the industry generally, industry growth and the absence of any material adverse change in Silicon Labs’ financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves meaningful methods of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Silicon Labs. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Silicon Labs. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders. These analyses do not purport to be appraisals or to reflect the price at which Common Stock might actually trade or may otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Board were one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Common Stock (other than Texas Instruments, Merger Sub and their affiliates) or of whether the Board would have been willing to agree to different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Silicon Labs and Texas Instruments, and was approved by the Board. Qatalyst Partners provided advice to Silicon Labs during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Silicon Labs or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or loans of Silicon Labs, Texas Instruments or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates on the one hand, and Silicon Labs or Texas Instruments on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Silicon Labs or Texas Instruments and/or their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Silicon Labs with financial advisory services in connection with the Merger for which it will be paid an aggregate amount currently estimated at approximately $85 million, $5 million of which was paid upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the Closing. Silicon Labs has also agreed to reimburse Qatalyst Partners for certain expenses incurred in performing its services. Silicon Labs has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Company Projections

Except for financial outlooks with respect to the current fiscal quarter and year issued in connection with Silicon Labs’ ordinary course earnings announcements, Silicon Labs does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections, especially over longer-term periods.

In November 2025, in connection with the evaluation of a potential sale transaction and the other strategic alternatives being considered by the Board, Silicon Labs’ management prepared a nonpublic, unaudited prospective financial outlook of Silicon Labs on a standalone basis without giving effect to the Merger or any expenses or synergies related thereto, which covered fiscal year 2025 through fiscal year 2031 (the “Preliminary Company Projections”). On November 25, 2025, the Preliminary Company Projections were approved by the Board for use in connection with its review and consideration of a potential strategic transaction or process, including sharing with any potential interested parties, and for use by Qatalyst Partners to support the financial analyses undertaken and any fairness opinion to be delivered in connection with such transaction or process. A portion of the Preliminary Company Projections was subsequently shared with each of Texas Instruments, Party B, Party C, Party D and Party F (each defined in the section of this proxy statement captioned “—Background of the Merger”).

Later in January 2026, the Preliminary Company Projections were updated by Silicon Labs’ management to reflect a lower non-GAAP effective tax rate for fiscal years 2026 through 2031 as a result of recent changes in U.S. tax laws, an updated end of year cash balance and the then-current share numbers outstanding and only covered fiscal years 2026 through 2031 (as updated, the “Company Projections”). The Company Projections were subsequently discussed with and approved by the Board for use in connection with its review and consideration of a potential strategic transaction or process, and Silicon Labs’ management directed Qatalyst Partners to use the Company Projections for the purposes of performing its financial analyses in connection with its opinion (as described in the sections of this proxy statement captioned “—Opinion of Qatalyst Partners LP” and “—Background of the Merger”).

The Company Projections included in this proxy statement are subjective in many respects. The Company Projections were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Company Projections do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. The Company Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Although this summary of the Company Projections is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by Silicon Labs’ management that Silicon Labs’ management believed were reasonable at the time the Company Projections were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain, and many are beyond the control of Silicon Labs’ management. Because the Company Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Company Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Silicon Labs’ business, all of which are difficult to predict and many of which are beyond Silicon Labs’ control. As a result, the Company Projections may not be realized and actual results may be significantly higher or lower than projected. The Company Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the Company Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in Silicon Labs’ Annual Report on Form 10-K for the year ended January 3, 2026, and the other reports filed by Silicon Labs with the SEC, as well as the section captioned “—Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this proxy statement. Neither Silicon Labs’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Company Projections.

The inclusion of this information should not be regarded as an indication that the Board, Silicon Labs’ management, Qatalyst Partners, Texas Instruments, or any of their respective representatives and affiliates considered, or now considers, the Company Projections to be predictive of actual future results. None of the Board, Silicon Labs’ management, Qatalyst Partners, Texas Instruments or any of their respective representatives and affiliates can give any assurance that actual results will not differ from the Company Projections. None of the Board, Silicon Labs’ management, Qatalyst Partners, Texas Instruments or any of their respective representatives and affiliates has made or makes any representation to any Silicon Labs’ stockholder or any other person regarding the ultimate performance of Silicon Labs compared to the information contained in the Company Projections or that forecasted results will be achieved.

Except to the extent required by applicable federal securities laws, Silicon Labs does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Company Projections to reflect circumstances existing after the date as of which such information was prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying such information is shown to be in error.

The summary of the Company Projections is not being included in this proxy statement in order to influence any stockholder’s decision as to whether or not to approve the transactions or whether or not to seek appraisal rights. The summary of the Company Projections is included in this proxy statement only because the Company Projections were made available to (i) the Board in connection with its consideration of the Merger and other strategic alternatives available to Silicon Labs, including remaining an independent public company (as described in the sections of this proxy statement captioned “—Background of the Merger” and “—Recommendation of the Board and Reasons for the Merger”) and (ii) representatives of Qatalyst Partners by Silicon Labs for use by representatives of Qatalyst Partners in connection with its financial analyses and opinion (as described in the sections of this proxy statement captioned “—Opinion of Qatalyst Partners LP” and “—Background of the Merger”).

The following table is a summary of the Company Projections:

	Company Projections
	2026E	2027E	2028E	2029E	2030E	2031E
	($ in millions)
Revenue	$913	$1,136	$1,382	$1,658	$1,990	$2,239
Non-GAAP Operating Income(1)	$103	$205	$318	$440	$591	$706
Net Operating Profit After Taxes(2)	$85	$168	$260	$361	$485	$579
Unlevered Free Cash Flow(3)	$82	$157	$242	$333	$452	$554
Non-GAAP Earnings Per Share(4)	$2.77	$5.30	$8.04	$10.92	$14.37	$17.05

(1)	Non-GAAP Operating Income is a non-GAAP financial measure calculated as non-GAAP gross profit subtracting non-GAAP operating expenses.
(2)

Net Operating Profit After Taxes for Silicon Labs (as described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners LP”) was calculated by Silicon Labs’ management using information provided in the Company Projections and was approved by Silicon Labs’ management for use by Qatalyst Partners for purposes of its opinion and financial analyses. Net Operating Profit After Taxes is a non-GAAP financial measure calculated as non-GAAP gross profit, subtracting non-GAAP operating expenses and taxes on a non-GAAP basis.
(3)

Unlevered Free Cash Flow for Silicon Labs (as described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners LP”) was calculated by Silicon Labs’ management using information provided in the Company Projections and was approved by Silicon Labs’ management for use by Qatalyst Partners for purposes of its opinion and financial analyses. Unlevered Free Cash Flow is a non-GAAP financial measure calculated as Non-GAAP Operating Income, subtracting non-GAAP taxes, adding the impact of depreciation, subtracting the impact of capital expenditures, and adding or subtracting, as applicable, changes in net working capital.

(4)

Non-GAAP Earnings Per Share is a non-GAAP financial measure calculated as GAAP Earnings Per Share excluding stock-based compensation expense, amortization of acquired intangibles, assets, and certain other items.

Certain of the measures included in the Company Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Silicon Labs may not be comparable to similarly titled amounts used by other companies. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Company Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Silicon Labs has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing of the Merger

Texas Instruments expects to fund the transactions contemplated by the Merger Agreement with a combination of cash on hand and debt financing to be arranged prior to closing. Closing of the transactions is not subject to any financing condition.

Closing and the Effective Time

The Merger Agreement provides that the Closing will take place no later than the fifth business day after the satisfaction or waiver of the conditions to Closing (described below under the caption “The Merger Agreement—Conditions to the Completion of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time agreed to in writing by Texas Instruments and us.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Texas Instruments has agreed to select an agent reasonably acceptable to Silicon Labs (the “Exchange Agent”) for the purpose of paying the Merger Consideration. The Exchange Agent will send to each holder of record of shares of Common Stock (other than Silicon Labs, Texas Instruments, Merger Sub or any subsidiary of Silicon Labs or Texas Instruments), a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Exchange Agent without a letter of transmittal.

If you are a holder of record of shares of Common Stock, you will not be entitled to receive the Merger Consideration until (i) any certificate representing such shares of Common Stock is surrendered to the Exchange

Agent, together with a properly completed letter of transmittal or (ii) an “agent’s message” is received by the Exchange Agent in respect of any such shares that are uncertificated and held in book-entry form.

The letter of transmittal will include instructions if you have lost a share certificate or if such certificate has been stolen or destroyed. If any stock certificate shall have been lost, stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed, including a customary indemnity against any claim that may be made against it with respect to such stock certificate.

Certain Effects of the Merger

If the Merger Proposal receives the required approval of stockholders described elsewhere in this proxy statement and the other conditions to the Closing are either satisfied or waived and the Merger Agreement is not otherwise terminated in accordance with its terms, Merger Sub will be merged with and into Silicon Labs upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Silicon Labs will continue to exist following the Merger as a wholly owned direct subsidiary of Texas Instruments.

Following the Merger, all Common Stock will be beneficially owned by Texas Instruments, and none of the holders of Common Stock as of immediately prior to the Merger will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, Silicon Labs, the Surviving Corporation or Texas Instruments. As a result, the holders of Common Stock as of immediately prior to the Merger will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Common Stock. Following the Merger, Texas Instruments will benefit from any increase in Silicon Labs’ value and also will bear the risk of any decrease in Silicon Labs’ value.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock that are held by Silicon Labs as treasury stock or owned by Texas Instruments, Merger Sub or any other subsidiaries thereof, or any shares of Common Stock as to which appraisal rights have been properly exercised in accordance with Section 262), will be converted into the right to receive the Merger Consideration. Any shares of Common Stock held by Silicon Labs as treasury stock or owned by Texas Instruments, Merger Sub or any other subsidiaries thereof, in each case, as of the Effective Time will be automatically cancelled and extinguished.

For information regarding the effects of the Merger on Silicon Labs’ outstanding equity awards and the Company ESPP, please see the sections of this proxy statement captioned “The Merger Agreement—Treatment of Silicon Labs Equity Awards,” and “The Merger Agreement—Termination of Company ESPP.”

Our Common Stock is currently registered under the Exchange Act and trades on Nasdaq under the symbol “SLAB.” Following the Closing, shares of Common Stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of the Common Stock under the Exchange Act will be terminated. Following termination of registration of the Common Stock under the Exchange Act, Silicon Labs will no longer be required to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, or furnish a proxy statement in connection with stockholders meetings pursuant to Section 14(a) of the Exchange Act. Texas Instruments will become the beneficiary of the cost savings associated with Silicon Labs no longer being subject to the reporting requirements under the federal securities laws.

Effects on Silicon Labs if the Merger Is Not Completed

In the event that the Merger Proposal does not receive the required approval of stockholders described elsewhere in this proxy statement, or if the Merger is not completed for any other reason, Silicon Labs’ stockholders will not receive the Merger Consideration or other payment for their shares of Common Stock in connection with the

Merger. Instead, Silicon Labs will remain an independent public company, the Common Stock will continue to be listed and traded on Nasdaq, the Common Stock will continue to be registered under the Exchange Act and Silicon Labs’ stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

If the Merger is not completed, there can be no assurances as to the effect of the risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of Common Stock may decline to the extent that the current market price of Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there can be no assurances that any other transaction acceptable to Silicon Labs will be offered or that the business, operations, financial condition, earnings or prospects of Silicon Labs will not be adversely impacted or that stockholders will ever receive a control premium for their shares. Pursuant to the Merger Agreement, under certain circumstances Silicon Labs is permitted to terminate the Merger Agreement to enter into an alternative transaction. Under certain circumstances, if the Merger is not completed, Silicon Labs may be obligated to pay to Texas Instruments a termination fee of $259 million. Please see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses” for further information.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the Merger, you should be aware that executive officers and directors of Silicon Labs may have certain interests in the Merger that may be different from, or in addition to, the interests of Silicon Labs’ stockholders generally, as more fully described below. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Silicon Labs. For purposes of the discussion below, Silicon Labs’ named executive officers are R. Matthew Johnson (President and Chief Executive Officer), Dean Butler (Senior Vice President and Chief Financial Officer), Brandon Tolany (Senior Vice President of Worldwide Sales, Marketing & Applications) and Robert Conrad (Senior Vice President of Worldwide Operations).

Potential Employment Arrangements with Texas Instruments

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Texas Instruments or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the Closing, certain of our executive officers may have discussions with, or may enter into agreements with, Texas Instruments or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.

Indemnification and Insurance of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, Silicon Labs’ directors and executive officers will be entitled to certain ongoing indemnification and directors’ and officers’ liability insurance coverage, including pursuant to a “tail” prepaid policy, for a period of six years following the Effective Time. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Silicon Labs Equity Awards

•

Each Company Accelerated RSU will be canceled at the Effective Time, with the former holder of the canceled Company Accelerated RSU becoming entitled to receive for each stock unit subject to such Company Accelerated RSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holders of Company Accelerated RSUs promptly following the closing date, but in no event later than five business days after the closing date.

•

Each Converted RSU will be assumed by Texas Instruments and converted at the Effective Time into a restricted stock unit award denominated in shares of Parent Common Stock, and the substituted Texas Instruments award will remain subject to the same terms and conditions as applied to the Converted RSU immediately prior to the Effective Time, except that the number of shares of Parent Common Stock underlying the Texas Instruments award will be equal to the product of (i) the number of shares of Common Stock underlying the Converted RSU immediately prior to the Effective Time and (ii) the Conversion Ratio, rounded down to the nearest whole number.

•

Each Company PSU will be canceled at the Effective Time, with the former holder of such canceled Company PSU becoming entitled to receive for each Earned Unit subject to such Company PSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holders of Company PSUs promptly following the closing date, but in no event later than five business days after the closing date.

Treatment of Company ESPP

Following the Agreement Date, (i) with respect to the outstanding Main Offering Period (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for that Main Offering Period and no new participants can participate in that Main Offering Period or at all in the Company ESPP; (ii) no new Main Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Main Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the applicable date determined by the Board (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time, in which case any shares of Common Stock purchased pursuant to the Main Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP will terminate. To the extent our executive officers participate in the Company ESPP, they will be entitled to the treatment described above.

Equity Interests of Silicon Labs’ Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Common Stock, Company RSUs that are vested or that are anticipated will become vested on or prior to the Closing, Company PSUs that will become Earned Units, and outstanding unvested Company RSUs that will be assumed and converted into corresponding restricted stock unit awards of Texas Instruments, that are currently held by each of Silicon Labs’ executive officers and non-employee directors, as applicable, and the amounts that would be realized (subject to any required tax withholdings or deductions) by such individuals with respect to these shares based on the Merger Consideration, assuming that the Closing occurs on February 15, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure, based on outstanding equity interests held as of February 15, 2026. The table below does not take into account any scheduled vesting of equity awards that is anticipated to occur following February 15, 2026 and prior to the Closing or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following February 15, 2026.

Name	Shares (#)(1)	Shares ($)	Company Accelerated RSUs (#)(2)	Company Accelerated RSUs ($)	Earned Units (PSUs) (#)(3)	Earned Units (PSUs) ($)	Converted Unvested RSUs (#)(4)	Converted Unvested RSUs ($)	Total ($)
R. Matthew Johnson	13,104	3,027,024	—	—	78,179	18,059,349	85,802	19,820,262	40,906,635
Dean Butler	8,170	1,887,270	—	—	33,990	7,851,690	41,736	9,641,016	19,379,976
Brandon Tolany	33,811	7,810,341	—	—	33,089	7,643,559	37,239	8,602,209	24,056,109
Robert Conrad	—	—	—	—	28,886	6,672,666	34,049	7,865,319	14,537,985
William G. Bock	31,115	7,187,565	1,843	425,733	—	—	—	—	7,613,298
Sumit Sadana	7,177	1,657,887	1,843	425,733	—	—	—	—	2,083,620
Gregg Lowe	12,151	2,806,881	1,843	425,733	—	—	—	—	3,232,614
Sherri Luther	3,896	899,976	1,843	425,733	—	—	—	—	1,325,709
Nina Richardson	6,700	1,547,700	1,843	425,733	—	—	—	—	1,973,433
Navdeep S. Sooch	397,927	91,921,137	2,349	542,619	—	—	—	—	92,463,756
Christy Wyatt	6,649	1,535,919	1,843	425,733	—	—	—	—	1,961,652

(1)

Consists of shares of Common Stock directly held and shares of Common Stock beneficially owned as defined in Rule 16a-1(a)(2) under the Exchange Act. Excludes shares of Common Stock that may be purchased under the current Main Offering Period of the Company ESPP, as the purchase rights under the Company ESPP have not yet accrued and were undeterminable as of the date of this proxy statement.

(2)	Represents the number of outstanding Company RSUs held by a non-employee member of the Board that will become Company Accelerated RSUs at the Effective Time.
(3)

Represents number of outstanding Company PSUs that are estimated to become Earned Units, based on an assumed achievement at the target performance level. In accordance with the Merger Agreement, if the applicable achieved performance level is higher than the target performance level, Silicon Labs at its discretion may choose to instead vest the Company PSUs at the applicable greater level of performance determined to have been achieved as of a date selected by Silicon Labs that is within the 30-day period immediately prior to the Effective Time. If the Closing does not occur on or prior to December 31, 2026, then subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), it is estimated that the following number of Company PSUs reported in the table above as Earned Units may instead accelerate vesting and settle in December 2026: Mr. Johnson—78,179, Mr. Butler—8,587, Mr. Tolany—15,002, and Mr. Conrad—28,886 (together, the “Eligible PSUs”) as described further in “280G Equity Acceleration” below.

(4)

Represents the number of outstanding unvested Company RSUs that will be assumed and converted into restricted stock unit awards denominated in shares of Parent Common Stock. The number of shares subject to the substituted restricted stock unit award will be equal to the product of (i) the number of shares of Common Stock subject to the Converted RSU prior to the Effective Time and (ii) the Conversion Ratio. Includes the number of unvested Company RSUs that are eligible for double-trigger vesting acceleration under the employment agreements with our executive officers (“Employment Agreements”), the CEO Severance Agreement (defined below) and the Executive Severance Agreements (defined below), each described further in “Payments Upon Termination Following Change-in-Control” below. If the Closing does not occur on or prior to December 31, 2026, then subject to Compensation Committee approval, it is estimated that the following number of Converted RSUs reported in the table above may instead accelerate vesting and settle in December 2026 for each of the executive officers: Mr. Johnson—8,413 and Mr. Conrad—15,779 as described further in “280G Equity Acceleration” below (together, the “Eligible RSUs”). However, the Compensation Committee may also elect that in lieu of accelerating vesting of all or a portion of an executive officer’s Eligible PSUs to instead accelerate vesting of an additional number of Company RSUs for such executive officer that corresponds to such number of Eligible PSUs that will not accelerate vesting, provided that the aggregate number of Company PSUs and Company RSUs that may accelerate vesting for any executive officer will not exceed the sum of their Eligible PSUs and Eligible RSUs.

Payments Upon Termination Following Change in Control

We have entered into the CEO severance agreement (the “CEO Severance Agreement”) with Mr. Johnson, our chief executive officer, and the executive severance agreements (the “Executive Severance Agreements”) with Messrs. Butler, Tolany and Conrad, our other named executive officers, that provide for the payment of severance benefits if employment is terminated by us in connection with a change in control. The following descriptions of the terms of the CEO Severance Agreement and the Executive Severance Agreements with our executive officers are intended as a summary only and are qualified in their entirety by reference to the CEO Severance Agreement and the form of Executive Severance Agreement, each of which was filed as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on July 15, 2024. For information regarding the potential total dollar value of the compensation that would be paid under the Employment Agreements with our named executive officers in connection with a qualifying termination of employment in connection with the Merger and assuming that the closing date occurs as of February 15, 2026, see below under “Golden Parachute Compensation.”

The agreements provide for the following potential payments and benefits if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction, which includes the Merger (a “Change in Control Termination”), provided that the executive executes and does not revoke a release of claims and separation agreement and provided such release agreement becomes effective (without having been revoked) by the 60th day following the executive’s separation or such earlier date required by the release: (i) a lump-sum cash payment of 100% of annual base salary (200% in the case of Mr. Johnson), (ii) a lump-sum cash payment equal to 100% of target variable compensation for a full fiscal year (200% in the case of Mr. Johnson), (iii) a lump-sum cash payment equal to any actual earned bonus, commission or other short-term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (iv) a lump-sum cash payment equal to a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (v) stock options, restricted stock, and restricted stock units shall become fully vested, (vi) performance stock units that have not yet fully vested shall be vested at the greater of actual performance or 100% of the target value and (vii) a lump-sum cash payment equal to the pre-tax cost of 12 months of continued COBRA coverage (or 24 months in the case of Mr. Johnson).

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Silicon Labs’ named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The table below assumes that the Closing occurs on February 15, 2026 and the employment of the named executive officer is terminated by Silicon Labs on such date or was or is previously terminated in a qualifying termination of employment without cause or due to a resignation for good reason, and the named executive officer timely delivers an effective release of claims and complies with the non-compete and non-solicitation provisions as specified in the named executive officer’s Employment Agreement. The table below is based on the equity interests held by the named executive officers as of February 15, 2026 and does not take into account any scheduled vesting of equity awards following February 15, 2026 and prior to the Closing or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following February 15, 2026. Our named executive officers will not receive pension, non-qualified deferred compensation, perquisites, tax reimbursements, health care or welfare benefits, or other benefits in connection with the Merger.

The amounts set forth in the table are estimates based on the Merger Consideration. In addition to the assumptions regarding the closing date and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger will differ, and may differ substantially, from the amounts set forth below.

Name	Total Cash(1)	Total Equity(2)	Total
R. Matthew Johnson	$3,554,704	$37,879,611	$41,434,315
Dean Butler	$1,076,725	$17,492,706	$18,569,431
Brandon Tolany	$959,500	$16,245,768	$17,205,268
Robert Conrad	$1,021,458	$14,537,985	$15,559,443

(1)	Pursuant to the CEO Severance Agreement and the Executive Severance Agreements described in “Payments Upon Termination Following Change in Control” above, if any of the named executive officers incur a Change in Control Termination, he is entitled to receive a cash payment in a lump sum, subject to the terms of the CEO Severance Agreement and the Executive Severance Agreements, of the sum of the following amounts as applicable, (i) 100% of annual base salary (200% in the case of Mr. Johnson), (ii) 100% of target variable compensation for a full fiscal year (200% in the case of Mr. Johnson), (iii) any actual earned bonus, commission or other short-term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (iv) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs and (v) the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of Mr. Johnson). These amounts are “double-trigger” benefits and will only be paid if the named executive officer incurs a Change in Control Termination.
(2)

These amounts represent the aggregate in-the-money value of the outstanding Company RSUs and Company PSUs that would accelerate vesting as a direct result of the Merger, assuming the Merger occurs on February 15, 2026. These amounts do not include payments in respect of outstanding Company RSUs or Company PSUs that are already vested, because the named executive officer would already be entitled to the economic benefit of such equity. For information regarding all equity awards held by the named executive officers, see the table in the section of this proxy statement captioned “—Equity Interests of Silicon Labs’ Executive Officers and Non-Employee Directors.” These amounts are generally “double-trigger” benefits and will only be paid if the named executive officer incurs a Change in Control Termination, provided that a portion of the named executive officers’ Company RSUs and Company PSUs may accelerate vesting in December 2026 if the Closing does not occur during 2026, as described below under “280G Equity Acceleration.”

280G Equity Acceleration

Based on information available to date, the named executive officers are expected, absent any mitigating actions, to be subject to the golden parachute excise taxes imposed due to Section 280G of the Code (the “280G Excise Tax”). Under the “best net” approach, which the named executive officers are entitled to receive pursuant to the CEO Severance Agreement and Executive Severance Agreements, where a named executive officer will receive either (i) the full amount of such payments and benefits or (ii) the greatest amount of such payments and benefits that will not subject him to the 280G Excise Tax, whichever would result in the greatest after-tax amount, the current analysis indicates that, absent any mitigating actions, the named executive officers would be expected to receive the full amount of the payments and benefits due to them, resulting in Silicon Labs’ inability to claim deductions with respect to a portion of such compensation and the imposition of the 280G Excise Tax.

If the Closing does not occur on or prior to December 31, 2026, in order to mitigate the expected impact of Section 280G of the Code on both Silicon Labs and the named executive officers, the Compensation Committee may approve the acceleration of the vesting and settlement of such number of Company RSUs and Company PSUs held by each of the named executive officers so that they will not be subject to any 280G Excise Tax. It is estimated that up to an aggregate of 86,592 of Mr. Johnson’s Company RSUs and Company PSUs, up to an aggregate of 8,587 of Mr. Butler’s Company RSUs and Company PSUs, up to an aggregate of 15,002 of Mr. Tolany’s Company RSUs and Company PSUs, and up to an aggregate of 44,665 of Mr. Conrad’s Company RSUs and Company PSUs, may accelerate vesting in December 2026 if the Closing does not occur on or prior to December 31, 2026, subject to Compensation Committee approval.

In addition to the equity acceleration described above, if the Closing does not occur on or prior to December 31, 2026, Silicon Labs anticipates it may also approve the acceleration of the payment of 2026 performance bonuses so that the bonuses are paid out in December 2026 in accordance with the applicable then-estimated attained 2026 performance levels.

Taking into account the expected impacts, the Compensation Committee and Silicon Labs believe that these actions would be appropriate in light of the potential benefits to Silicon Labs and the named executive officers, including preserving Silicon Labs’ ability to claim tax deductions. Silicon Labs is not providing any gross-up or reimbursement payment for any taxes, including any 280G Excise Taxes, that the named executive officers may incur as a result of the transaction.

In addition, Silicon Labs is permitted to take reasonable actions with regards to any other individuals who may be considered a “disqualified individual” within the meaning of Section 280G of the Code prior to the Effective Time of the Merger in order to mitigate the effects of Section 280G and Section 4999 of the Code in connection with the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (as defined in the sections below entitled “—U.S. Holders” and “—Non-U.S. Holders,” respectively) whose shares of Common Stock are exchanged for cash pursuant to the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders. This discussion is based on the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to beneficial owners who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and is not intended for holders of Common Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:

•	partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or holders of interests in such entities);

•	banks and other financial institutions;

•	tax-exempt organizations and pension funds;

•	individual retirement accounts;

•	insurance companies;

•	brokers, dealers or traders in securities, commodities or currencies;

•	persons who acquired their shares of Common Stock through the exercise of options or similar derivative securities or otherwise as compensation;

•	persons whose shares of Common Stock are qualified small business stock for purposes of Section 1202 of the Code;

•	persons whose shares of Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who hold their shares of Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	persons who have entered into a constructive sale of their Common Stock under the Code;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a U.S. expatriate.

This summary does not address any aspect of state, local or foreign tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the additional 3.8% tax on certain net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

U.S. Holders

For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the Effective Time. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 20% under current law and short-term capital gains are generally subject to tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Common Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). In such case, a non-U.S. holder whose shares of Common Stock are exchanged for cash in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such sale or exchange unless:

•

the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the Merger and Silicon Labs is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on any gain realized, which may be offset by U.S.-source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Information reporting and backup withholding of tax (currently at the rate of 24%) may, in certain circumstances, apply to cash payments to which a U.S. holder or a non-U.S. holder is entitled under the Merger Agreement.

Backup withholding, however, will not apply if a U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each U.S. holder that is a stockholder of record should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent.

A non-U.S. holder that is a stockholder of record that provides the Exchange Agent with the applicable IRS Form W-8 providing certification of non-U.S. status (such as an IRS Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8, in each case, together with appropriate attachments) will generally establish an exemption from backup withholding, although the Exchange Agent may require additional documentation to establish such exemption.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The U.S. federal income tax consequences described above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters

The transactions are subject to the requirements of the HSR Act, which prevents Silicon Labs and Texas Instruments from completing the transactions until required information and materials are furnished to the Antitrust Division of the Department of Justice (referred to as the DOJ) and the Federal Trade Commission (referred to as the FTC) and the HSR Act waiting period is terminated or expires. Silicon Labs and Texas Instruments made the required filings under the HSR Act on March 20, 2026. The initial waiting period will expire at 11:59 p.m., Eastern Time, on April 20, 2026, unless otherwise terminated or extended.

Foreign Antitrust Approvals

The completion of the transactions is also subject to clearance under the antitrust laws of The People’s Republic of China and certain other jurisdictions, and the parties will file or have filed merger notifications pursuant to antitrust and competition laws with the appropriate regulators in such jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign laws before completing the transactions.

Other state or foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the transactions. For more information about regulatory approvals relating to the transactions, see the sections of this proxy statement captioned “The Merger—Efforts to Complete the Merger; Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger.”

Foreign Investment Clearances

In addition to clearance under the HSR Act and the filing or receipt of the necessary notices, clearances, approvals, waivers or consents under the antitrust and competition laws in certain specified non-U.S. jurisdictions, the transactions are also subject to compliance with applicable FDI Laws. FDI Laws include any foreign direct investment or national security law, rule, statute, regulation, or other legally binding measure in any jurisdiction that relates to foreign direct investment or national security.

Although the parties expect that all required regulatory clearances and approvals will be obtained in a timely manner, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the transactions, which could include a requirement to divest certain assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the transactions not being satisfied.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Silicon Labs, Texas Instruments and Merger Sub in connection with negotiating the terms of the Merger Agreement.

In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Silicon Labs, Texas Instruments and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Silicon Labs, Texas Instruments or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Silicon Labs, Texas Instruments and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Silicon Labs, Texas Instruments or Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Silicon Labs and our business.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, as of and at the Effective Time, Merger Sub will merge with and into Silicon Labs in accordance with the DGCL. Silicon Labs will be the Surviving Corporation in the Merger, will become a wholly owned direct subsidiary of Texas Instruments and will continue to exist following the Merger. As a result of the Merger, Silicon Labs will cease to be a publicly traded company. In addition, Common Stock will subsequently be delisted from the Nasdaq, will be deregistered under the Exchange Act, and Silicon Labs will cease to be publicly traded and will no longer file periodic reports with the SEC.

Closing and Effective Time

The Closing will take place the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to Closing (described under the caption “Conditions to Completion of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at the Closing), or at such other location, date and time as Texas Instruments and Silicon Labs mutually agree upon in writing. At the Closing, Silicon Labs will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

Organizational Documents

At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation (except that all references to the name of Merger Sub therein will be modified to refer to the name of Silicon Labs); except that, subject to the terms of the Merger Agreement, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation, indemnification of, and advancement of expenses to certain indemnified persons specified under the Merger Agreement for periods at or prior to the Effective Time than are currently set forth in the certificate of incorporation and bylaws of Silicon Labs.

Officers and Directors

The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of Merger Sub immediately prior to the Effective Time. The officers of Silicon Labs immediately prior to the Effective Time will be the officers of the Surviving Corporation.

Merger Consideration; Treatment of Silicon Labs Equity Awards

Common Stock

The Merger Agreement provides that, at the Effective Time, each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares held by Silicon Labs as treasury stock and shares of Common Stock owned by Silicon Labs, Texas Instruments, Merger Sub or any of their respective subsidiaries and Dissenting Shares (as defined below)) will be cancelled and cease to exist and will be converted into the right to receive the Merger Consideration, less any applicable withholding taxes, and each holder of (i) a certificate formerly representing any such shares of Common Stock (each, a “Certificate”) or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Common Stock (each, a “Book-Entry Share”) will cease to have any rights, except the right to receive the Merger Consideration.

Shares of Common Stock that are outstanding immediately prior to the Effective Time of the Merger and held by a stockholder who (i) has not voted in favor of adoption of the Merger Agreement or consented thereto in writing, and (ii) has properly exercised appraisal rights in accordance with Section 262 of the DGCL, are referred to as “Dissenting Shares.” Dissenting Shares will not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares will be cancelled and cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect to such shares except for those rights granted by the DGCL to holders of Dissenting Shares. If, after the Effective Time, a holder of Dissenting Shares fails to perfect, withdraws, or otherwise loses his or her right to appraisal under the DGCL, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, upon surrender of the Certificate formerly representing such shares or transfer of Book-Entry Shares in compliance with the exchange procedures set forth in the Merger Agreement.

Company RSUs

Each Company Accelerated RSU will be canceled at the Effective Time, with the former holder of such canceled Company Accelerated RSU becoming entitled to receive for each share of Common Stock subject to such

Company Accelerated RSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holder of such Company Accelerated RSU promptly following the closing date, but in no event later than five business days after the closing date.

Each Converted RSU will be assumed by Texas Instruments and converted at the Effective Time into a restricted stock unit award denominated in shares of Parent Common Stock, and the substituted Texas Instruments award will remain subject to the same terms and conditions as applied to the Converted RSU immediately prior to the Effective Time, except that the number of shares of Parent Common Stock underlying the Texas Instruments award will be equal to the product of (i) the number of shares of Common Stock underlying the Converted RSU immediately prior to the Effective Time and (ii) the Conversion Ratio, rounded down to the nearest whole number.

Company PSUs

Each Company PSU will be canceled at the Effective Time, with the former holder of such canceled Company PSU becoming entitled to receive for each Earned Unit subject to such Company PSU an amount in cash equal to the Merger Consideration. The Surviving Corporation will pay the Merger Consideration to the former holder of such Company PSU promptly following the closing date, but in no event later than five business days after the closing date.

Termination of Company ESPP

Following the Agreement Date, (i) with respect to the outstanding Main Offering Period (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for that Main Offering Period and no new participants can participate in that Main Offering Period or at all in the Company ESPP; (ii) no new Main Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Main Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the applicable date determined by the Board (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time, in which case any shares of Common Stock purchased pursuant to the Main Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP will terminate.

Payment Procedures

At or prior to the Effective Time, Texas Instruments will deposit, or cause to be deposited, with the Exchange Agent reasonably acceptable to Silicon Labs, cash in an amount sufficient to pay the Merger Consideration in respect of the shares of Common Stock outstanding immediately prior to the Effective Time. Texas Instruments will further cause the Surviving Corporation or its applicable employing subsidiary to make the payments due to the holders of Company RSUs and Company PSUs promptly after the closing date (but in no event later than five business days after the closing date).

Within five business days after the Effective Time, Texas Instruments will cause the Exchange Agent to send to each record holder of shares of Common Stock (other than Silicon Labs, Texas Instruments, Merger Sub, or any of the subsidiaries of Silicon Labs or Texas Instruments), whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal, in form and substance reasonably approved by Silicon Labs prior to the Effective Time, and instructions for use in the exchange of shares of Common Stock for the Merger Consideration (which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent).

Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration in respect of such holder’s shares of Common

Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares.

Each of Texas Instruments, Silicon Labs, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the Merger Agreement to any person such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law, and such amounts so deducted and withheld will be treated as having been paid to the person in respect of which such deduction and withholding was made.

As of the Effective Time, Silicon Labs’ stock transfer books will be closed and thereafter there will be no further registration of transfers of any shares of Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Common Stock are presented to the Surviving Corporation or Exchange Agent for transfer, they will be cancelled and exchanged as provided in the Merger Agreement.

If any cash deposited with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to Texas Instruments, upon demand, and any holders of Certificates or Book-Entry Shares who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Texas Instruments for payment of the Merger Consideration without any interest thereon. Neither Texas Instruments, the Surviving Corporation, nor the Exchange Agent will be liable for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a governmental authority will, to the extent permitted by applicable law, become the property of Texas Instruments free and clear of any claims or interest of any person previously entitled thereto.

Appraisal Rights

Silicon Labs’ stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that Silicon Labs’ stockholders are entitled to have the fair value of their shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if they follow exactly the procedures specified under the DGCL. The ultimate amount that Silicon Labs’ stockholders receive in an appraisal proceeding may be less than, equal to or more than the amount they would have received under the Merger Agreement.

To exercise their appraisal rights, Silicon Labs’ stockholders must submit a written demand for appraisal to Silicon Labs before the vote is taken on the Merger Agreement and must not vote (either in person or by proxy) in favor of the proposal to adopt the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights for individual Silicon Labs’ stockholders. For more information, please see the section of this proxy statement captioned “—Appraisal Rights.” If a Silicon Labs’ stockholder holds their Certificate(s) or Book-Entry Share(s) through a bank, brokerage firm or other nominee and they wish to exercise appraisal rights, they should consult with their bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by their bank, brokerage firm or other nominee.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. ANY SILICON LABS’ STOCKHOLDER WHO WISHES TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL.

Representations and Warranties

Silicon Labs has made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	organization;

•	capitalization;

•	authorization; no conflict;

•	subsidiaries;

•	SEC reports and financial statements;

•	absence of material adverse changes;

•	litigation;

•	broker’s or finder’s fees;

•	employee benefits plans;

•	fairness opinion of Qatalyst Partners;

•	taxes

•	compliance with laws;

•	intellectual property and privacy and data protection;

•	employment matters;

•	insurance;

•	material contracts;

•	real property;

•	Silicon Labs’ products and warranties;

•	disclosure documents;

•	inapplicability of anti-takeover statutes;

•	anti-corruption laws; anti-money laundering laws; sanctions; trade control laws; and

•	environmental matters.

The Merger Agreement also contains customary representations and warranties made by Texas Instruments and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization;

•	authorization; no conflict;

•	litigation;

•	ownership of Common Stock;

•	broker’s or finder’s fees;

•	activities of Merger Sub;

•	disclosure documents;

•	solvency;

•	certain affiliate arrangements; and

•	sufficient funds.

None of the representations, warranties and covenants in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Closing.

Company Material Adverse Effect

Certain representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect” or words of similar import. Under the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence, condition, effect or development (each, a “Change”) that, individually or in the aggregate with any other Change, has or would be reasonably expected to (i) have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of Silicon Labs and its subsidiaries, taken as a whole, or (ii) prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of Silicon Labs to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, including the Merger, except, solely with respect to clause (i), that none of the following will be deemed, either alone or in combination, to constitute or contribute to, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

•	general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•	conditions (or changes or disruptions in such conditions) generally affecting the industries in which Silicon Labs or its subsidiaries operate;

•

conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (ii) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including the Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded) and (iii) any decline in the price or trading volume of Common Stock (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded);

•

regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including cyber attacks, social unrest, protests or blockades), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

•

any actions taken or failure to take action by Texas Instruments or any of its controlled affiliates or which Texas Instruments has requested; or the taking of any action required by the Merger Agreement; or the failure to take any action expressly prohibited by the Merger Agreement;

•	any changes in applicable law, accounting rules (including GAAP), applied on a consistent basis or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

•	the announcement of the Merger Agreement, or the pendency or completion of the Merger and the transactions contemplated by the Merger Agreement, including the identity of Texas Instruments;

•

any (i) natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic, epidemic, disease outbreak or public health event, or other force majeure events; or (ii) contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing);

•

changes in Silicon Labs’ stock price or the trading volume of Silicon Labs’ stock, in and of itself, or any failure by Silicon Labs to meet any internal or published forecasts, estimates, projections or expectations of Silicon Labs’ revenue, earnings or other financial performance or results of operations for any period, provided, however, that the underlying causes of such failures (subject to the other provisions of the Company Material Adverse Effect definition) will not be excluded in determining whether a Company Material Adverse Effect has occurred;

•	any legal proceeding threatened, made or brought based upon, arising out of or with respect to the Merger Agreement and the other transactions contemplated thereby;

•

any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world or any “shutdown” of the United States government;

•	any disruption (including any shortages) in the supply chain for memory chips; or

•

the matters expressly set forth in the confidential disclosure schedules to the Merger Agreement (solely to the extent of the disclosures set forth therein based on information made available to Texas Instruments prior to the Agreement Date, and not to the extent of any new information or any escalation or worsening thereof, or other events that arise therefrom (except to the extent reasonably inferred from such disclosures); provided, that in the case of the first bullet, second bullet, third bullet (with respect to clauses (ii) and (iii) thereof), fourth bullet, sixth bullet, and eighth bullet above, such Change may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Change has a disproportionate adverse effect on Silicon Labs and its subsidiaries, taken as a whole, relative to other companies of comparable size operating in the same industries and geographies in which Silicon Labs and its subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except (i) as expressly required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the confidential disclosure schedules to the Merger Agreement or (iv) as consented to in writing in advance by Texas Instruments (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, Silicon Labs will and will cause each of its subsidiaries to use commercially reasonable efforts to:

•	conduct their respective businesses in the ordinary course in all material respects; and

•

preserve intact in all material respects Silicon Labs’ subsidiaries’ respective current business organizations, keep available the services of Silicon Labs’ subsidiaries and their respective key employees, and maintain in all material respects its and their respective relations and goodwill with material customers, distributors, suppliers, vendors, licensors, licensees, governmental authorities, and other persons having material business relationships with Silicon Labs or its subsidiaries.

In addition, Silicon Labs has also agreed that, except (i) as expressly required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the confidential disclosure schedules to the Merger Agreement or (iv) as consented to in writing in advance by Texas Instruments (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, Silicon Labs will not, and will cause each of its subsidiaries not to, among other things (and subject to specified materiality thresholds and exceptions set forth in the Merger Agreement):

•

declare, accrue, set aside, set a record date for, or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other securities of Silicon Labs or any of its subsidiaries (other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of Silicon Labs to Silicon Labs or another direct or indirect wholly owned subsidiary of Silicon Labs ); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any of Silicon Labs or its subsidiaries’ securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than as provided for under the terms of the Merger Agreement;

•

sell, issue, pledge or authorize the sale, issuance, or grant of any equity interests of Silicon Labs, other than the issuance of Common Stock pursuant to the exercise, vesting or settlement of Silicon Labs equity awards or in connection with the exercise of purchase rights under the Company ESPP pursuant to the currently pending Main Offering Period, or the withholding of Common Stock to satisfy tax obligations pertaining to the vesting or settlement of Silicon Labs equity awards that, in each case, were (i) outstanding as of the Agreement Date and in accordance with the terms of the Company ESPP or Silicon Labs equity awards (as applicable) in existence as of the Agreement Date, or (ii) granted after the Agreement Date (to the extent permitted by the terms of the Merger Agreement);

•

except as expressly contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Silicon Labs equity awards that would settle in the ordinary course during the period of time between the Agreement Date and the Effective Time in accordance with their terms; provided, however, that the applicable performance levels under such Silicon Labs equity awards may be determined in accordance with their terms based on actual performance levels achieved (including adjustments to account for non-recurring items and other items as determined appropriate by Silicon Labs);

•	amend the organizational documents of Silicon Labs or any of its subsidiaries in any material respect;

•

subject to the Merger Agreement, acquire equity interests of another entity or person or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

enter into any contract that would explicitly impose any material restriction on the right or ability of t Silicon Labs or any of its subsidiaries: (i) to compete with any other person; (ii) to perform services for or sell products to any other person other than in the ordinary course of business; (iii) to transact business with any other person other than in the ordinary course of business; or (iv) to operate at any location in the world;

•

other than in the ordinary course of business in the case of certain types of contracts, enter into any contract that would be a material contract of Silicon Labs if in effect as of the Agreement Date or materially amend or terminate (other than expiration in accordance with its terms) or waive any material right, remedy or default under, any material contract of Silicon Labs, subject to certain consultation rights in favor of Texas Instruments as set forth in the Merger Agreement;

•

except for the sale or license of products or services or non-exclusive licenses of intellectual property in the ordinary course of business (including the settlement of non-material legal proceedings involving intellectual property rights otherwise permitted under the terms of the Merger Agreement), sell, assign or otherwise dispose of, or lease or license, any right, asset or property material to Silicon Labs and its subsidiaries, taken as a whole, including any material patents included in the registered intellectual property of Silicon Labs, to any other person;

•

take or fail to take any action that results in any loss, lapse, abandonment or expiration of any material intellectual property of Silicon Labs, except in the ordinary course of business; (i) lend money, or commit to lend money, to any person (other than advances to customers or Silicon Labs employees in the ordinary course of business) or (ii) guarantee any indebtedness (other than in the ordinary course of business) or incur (or guarantee the incurrence of) any types of indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business) in an amount greater than $15 million in the aggregate, except, in each case, any such indebtedness that is (a) solely among Silicon Labs and any of its subsidiaries (or solely among the subsidiaries of Silicon Labs) or (b) incurred under any of Silicon Labs or its subsidiaries’ credit facilities that existed as of the Agreement Date;

•

except as required pursuant to the terms of any compensation or benefit plan, program, policy or agreement or any employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar contract of Silicon Labs or its subsidiaries (collectively, the “Company Plans”) in effect as of the Agreement Date and set forth on the confidential disclosure schedules to the Merger Agreement, (i) provide for any material increase in compensation or benefits payable to any current or former director, officer or employee, or individual service provider of Silicon Labs or its subsidiaries, other than with respect to any current officer or employee of Silicon Labs or its subsidiaries whose annual base salary is less than $300,000; provided, that the increase is part of Silicon Labs’ annual review process in the ordinary course of business; (ii) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, or employee, or individual service provider of Silicon Labs or its subsidiaries, or accelerate (or commit to accelerate) the funding, vesting or payment of any benefit or compensation; (iii) establish, adopt, enter into, modify, amend or terminate any Company Plan or any collective bargaining, works council or similar agreement, other than: (a) annual renewals of Company Plans in the ordinary course of business, (b) entry into offer letters or other employment contracts, in each case on Silicon Labs’ standard forms, with new hires whose annual base salary would be less than $300,000, (c) entry into consulting agreements in the ordinary course of business and terminable upon 30 days’ notice or less without penalty, or (d) making cash bonus and other cash incentive payments for (x) performance year 2025, to the extent not paid prior to the Agreement Date or (y) performance year 2026, to the extent that Closing has not yet occurred prior to the payment of such bonuses in the ordinary course, pursuant to a Company Plan set forth on the confidential disclosure schedules to the Merger Agreement, in each case, based on actual performance in the ordinary course of business; (iv) hire, engage or promote any employee or individual service provider who would be or is entitled to receive an annual base salary greater than or equal to $300,000 (except in order to fill any position that is vacant as of the Agreement Date); or (v) effect a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or analogous laws;

•	other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

•

(i) change or adopt (or file a request to change or adopt) any material method of tax accounting or any annual tax accounting period; (ii) make (except in the ordinary course of business), change or rescind any material tax election; (iii) knowingly surrender any right to claim a material tax refund if such action could reasonably be expected to have the effect of increasing the tax liability of Silicon Labs or its subsidiaries in any taxable period (or portion thereof) beginning after the Closing by more than $10 million; (iv) file any amended tax return in respect of a material amount of taxes; (v) waive or extend the statute of limitations with respect to any tax return in respect of a material amount of taxes (other than as a result of an automatic extension that does not require any action by any governmental authority); or (vi) request any material private letter ruling (or similar written guidance) from any governmental authority with respect to taxes;

•

make or incur any capital expenditures, except for any capital expenditures that do not exceed (i) with respect to fiscal year 2026, 110% of the aggregate expenditures contemplated by the 2026 annual capital budget made available to Texas Instruments prior to the Agreement Date, and (ii) with respect to fiscal year 2027, 110% of the aggregate expenditures contemplated by the 2027 annual capital budget (which capital budget must be prepared in the ordinary course of business and must not total an amount in excess of 110% of the 2026 annual capital budget described in this bullet); provided, that Silicon Labs may incur additional capital expenditures (in excess of the limits set forth above and not counting towards the limits set forth above) as necessary, in the good faith judgement of Silicon Labs, to respond or remedy unforeseen events in an amount not to exceed $5 million in 2026 or $5 million in 2027;

•

commence (other than any collection action in the ordinary course of business), waive, release, or settle litigation or similar proceedings involving Silicon Labs, subject to certain monetary and materiality thresholds and other exceptions as described in the Merger Agreement;

•

merge or consolidate Silicon Labs or its subsidiaries with any other person or entity or liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (excluding any restructuring, recapitalization or reorganization between or among any of Silicon Labs and/or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing activities;

•	enter into any material new line of business; or

•	authorize any of, or commit, or agree to take any of, the foregoing actions.

No Solicitation or Negotiation of Acquisition Proposals

From the Agreement Date until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time and except as expressly permitted by the terms of the Merger Agreement, Silicon Labs has agreed that Silicon Labs, its subsidiaries and their respective directors and officers will not, and Silicon Labs will instruct the representatives of Silicon Labs and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, or knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below in this section) (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

provide any person (in each case, other than Texas Instruments and its representatives) with access to the business, properties, personnel, books or records of Silicon Labs or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse, recommend or execute, or enter into, any contract providing for an Acquisition Proposal; or

•	authorize or commit to do any of the foregoing.

Exceptions

Notwithstanding the restrictions described above, at any time prior to the approval of the Merger Agreement and the transactions by Silicon Labs’ stockholders, Silicon Labs and its representatives may (i) provide information in response to a request therefor by a person who has made an Acquisition Proposal as defined below after the Agreement Date if Silicon Labs did not violate any of the restrictions described above in any material respect with respect to such person or Acquisition Proposal, and entered into with such person a confidentiality agreement which (a) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the confidentiality agreement with Texas Instruments (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (b) does not contain any provisions that prohibit Silicon Labs from complying with its obligations pursuant to the terms of the Merger Agreement, and promptly (and in any event within 36 hours thereafter) makes available to Texas Instruments any non-public information concerning Silicon Labs or its subsidiaries that Silicon Labs provides to any such person that was not previously made available to Texas Instruments; (ii) engage or participate in any discussions or negotiations with any person who has made such an Acquisition Proposal; or (iii) after having complied with the terms of the Merger Agreement, authorize, adopt, approve, recommend or otherwise declare advisable or execute or enter into or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in any of clauses (i) or (ii) above, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that (A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal and (B) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and (y) prior to taking any action described in the foregoing clause (iii) above, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

For purposes of this proxy statement:

•

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Texas Instruments, Merger Sub or one of Texas Instruments’ other subsidiaries).

•

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase by any person, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Silicon Labs, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in (a) such person beneficially owning more than 20% of any class of outstanding voting or equity securities of Silicon Labs or (b) the holders of Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Silicon Labs and any person that, if consummated, would result in such person beneficially owning more than 20% of any class of outstanding voting or equity securities of Silicon Labs; or (iii) any sale, lease, exchange, transfer or other disposition to any person of more than 20% of the consolidated assets, revenue or net income of Silicon Labs and its subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Texas Instruments or any of its affiliates or representatives.

•	“Competing Acquisition Transaction,” as used below, has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” will be references to “50%.”

•	“Superior Proposal” means a bona fide Acquisition Proposal that if consummated would result in a person owning, directly or indirectly, (i) more than 50% of the outstanding shares of Common Stock or

(ii) more than 50% of the consolidated assets of Silicon Labs and its subsidiaries, taken as a whole, in either case, which the Board determines in good faith (after consultation with its financial advisor and outside legal counsel), if consummated, would result in a transaction more favorable to Silicon Labs’ stockholders from a financial point of view than the Merger taking into account at the time of determination all relevant circumstances deemed relevant by the Board, including as the Board deems relevant various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the form of consideration (and the risk of fluctuation in the value thereof), the identity of the person making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Texas Instruments in writing in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the third party making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to the exceptions set forth in the Merger Agreement, the Board and each committee of the Board may not (with any action described in the following bullets being referred to as a “Change of Recommendation”):

•

withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Texas Instruments or Merger Sub, the Board’s recommendation with respect to the Merger;

•	approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal;

•	fail to include the Board’s recommendation in this proxy statement;

•

fail to publicly reaffirm the Board’s recommendation within five business days after Texas Instruments so requests in writing following the public disclosure of an Acquisition Proposal (it being understood that Silicon Labs will have no obligation to make such reaffirmation on more than three separate occasions); or

•

fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than any tender offer or exchange offer by Texas Instruments or Merger Sub) within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with the terms of the Merger Agreement, or the failure of the Board to take a position with respect to such tender offer or exchange offer, will not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the 10th business day after the commencement of such tender offer or exchange offer).

In addition, subject to the exceptions set forth in the Merger Agreement, the Board may not cause or permit Silicon Labs or its subsidiaries to enter into an alternative acquisition agreement relating to any Acquisition Proposal.

Fiduciary Exception

Notwithstanding the foregoing:

•

at any time prior to the approval of the Merger Agreement and the Merger by Silicon Labs’ stockholders, the Board may make a Change of Recommendation (i) with respect to an Acquisition Proposal that did not arise from a violation of the restrictions against soliciting Acquisition Proposals described above and which the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (ii) other than in connection with an Acquisition Proposal, in response to a Change occurring after the Agreement Date that was not known or reasonably foreseeable as of the Agreement Date, or if known or reasonably foreseeable by the Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Board as of the Agreement Date (in each case, other than any such Change which relates to (x) any Acquisition Proposal, (y) any change in the price of Common Stock, in and of itself, or (z) the fact, in and of itself, that Silicon Labs exceeds any internal or published projections, estimates or expectations of Silicon Labs’ revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) will not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such Change, an “Intervening Event”), in either case of clauses (i) or (ii), only if prior to making such a Change of Recommendation the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law; and

•

if the Board is permitted to make a Change of Recommendation pursuant to the above with respect to an Acquisition Proposal, Silicon Labs may also terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to the applicable Superior Proposal;

provided, however, that neither the Board nor Silicon Labs may take any of the foregoing actions unless:

•	Silicon Labs did not violate in any material respect, with respect to such Superior Proposal, its obligations with respect to soliciting Acquisition Proposals described above;

•

Silicon Labs has provided prior written notice to Texas Instruments at least three business days in advance to the effect that the Board intends to take such action (which notice will include in reasonable detail the circumstances giving rise to such action);

•

Silicon Labs has, during such three-business-day period, negotiated with Texas Instruments and its representatives in good faith (to the extent Texas Instruments desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby so that with respect to (i) an Intervening Event, the Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, or (ii) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Change of Recommendation or terminate the Merger Agreement is obviated; provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case Silicon Labs will be required to deliver a new written notice to Texas Instruments and to comply with the requirements set forth in the Merger Agreement with respect to a Superior Proposal contemplated thereby (it being understood that such written notice will be delivered to Texas Instruments within two business days instead of three business days);

•

at or following the end of such applicable notice period described above, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (i) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (ii) an Intervening Event, a failure of the Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, in each case, taking into account any revisions to the Merger Agreement and other documents contemplated thereby made or proposed in writing by Texas Instruments prior to the time of such determination pursuant to the preceding paragraph; and

•

solely in the event of a termination of the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal, Silicon Labs will have validly terminated the Merger Agreement in accordance with the termination right provided therein and paid the termination fee described in the section entitled “—Termination Fees and Expenses”).

Certain Permitted Disclosure

Nothing in the Merger Agreement will prevent Silicon Labs from complying with its disclosure obligations under U.S. federal securities laws with regard to an Acquisition Proposal, provided that Silicon Labs must nevertheless comply with its obligations under the Merger Agreement with respect to making a Change of Recommendation.

Existing Discussions

Upon execution and delivery of the Merger Agreement, Silicon Labs was required under the terms of the Merger Agreement to (i) cease and cause to be terminated any activities, discussions or negotiations with any third parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such third party or its representatives, and (iii) terminate all access granted to any such third party and its representatives to any physical or electronic data room. In addition, as promptly as practicable following the Agreement Date, Silicon Labs was required to request the prompt return or destruction of all non-public information concerning Silicon Labs and its subsidiaries theretofore furnished to any third party with whom a confidentiality agreement was entered into since November 1, 2025 (and which remains in effect) in connection with its consideration of an Acquisition Proposal.

Special Meeting

Silicon Labs must take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the holders of Common Stock as promptly as reasonably practicable following the Agreement Date (but in any event, no later than 35 days following the mailing of this proxy statement to Silicon Labs’ stockholders) to consider and vote upon the adoption of the Merger Agreement.

Silicon Labs is generally not permitted to adjourn or postpone the Special Meeting without prior written consent of Texas Instruments (not to be unreasonably withheld, conditioned, or delayed), however, under certain specified conditions, Silicon Labs may adjourn or postpone the Special Meeting without Texas Instruments’ consent so long as the adjournment is not more than five business days on a given occasion or more than 20 days in the aggregate.

Proxy Statement

Silicon Labs was required to file with the SEC, as promptly as reasonably practicable after the Agreement Date (but no later than 25 business days after the Agreement Date), this proxy statement in preliminary form relating to the Special Meeting and, subject to Silicon Labs’ ability to make a Change of Recommendation as described above, include the recommendation of the Board that Silicon Labs’ stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement in the proxy statement. Each of Texas Instruments and Silicon Labs is required to provide the other with information as may be reasonably necessary or advisable in connection with this proxy statement and the resolution of any comments in respect thereof received by the SEC. Silicon Labs is required to give Texas Instruments and its counsel a reasonable opportunity to review and comment on this proxy statement prior to filing with the SEC or any dissemination thereof to Silicon Labs’ stockholders, and is required to consider in good faith any comments on each document and the responses that are reasonably proposed by Texas Instruments.

Efforts to Complete the Merger; Regulatory Approvals

Each of Silicon Labs and Texas Instruments agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including all regulatory laws, to consummate and make effective the Merger as soon as practicable after the Agreement Date, including (i) preparing and making a filing pursuant to (a) the HSR Act within 30 business days of the Agreement Date,

(b) certain FDI laws set forth on the confidential disclosure schedules to the Merger Agreement within 10 business days of the Agreement Date, and (c) any other applicable regulatory laws as soon as reasonably practicable, (ii) preparing and filing or submitting all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the other transactions contemplated by the Merger Agreement, and (iii) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. Texas Instruments will be responsible for all filing fees payable to a governmental authority in connection with all filings pursuant to regulatory laws contemplated under the Merger Agreement.

Silicon Labs (in the case of the first bullet below) and Texas Instruments have agreed to take, or cause to be taken, the following actions:

•

the prompt provision to each and every federal, state, local or foreign court or governmental authority of non-privileged information and documents requested by any governmental authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement, including promptly complying with any request for additional information issued under the HSR Act or by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice;

•

(i) any and all steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the consummation of the transactions contemplated by the Merger Agreement, including by defending through litigation on the merits and appealing any claim asserted in any court, agency or other proceeding by any entity or person, including any governmental authority or third party, seeking to prevent, enjoin or otherwise prohibit or materially delay the consummation of such transactions and (ii) the proffer and agreement by Texas Instruments of its willingness and agreement to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Texas Instruments or its subsidiaries, or of Silicon Labs or its subsidiaries (and the entry into agreements with, and submission to orders of, the relevant government regulatory entity giving effect thereto) if such action should be necessary or advisable to, or is requested by any government regulatory entity as a requirement or condition to, satisfy the conditions to the Merger and the Merger Agreement, or if such action would otherwise avoid, prevent, eliminate or remove the actual, anticipated or threatened (a) commencement of any proceeding or (b) issuance of any order, decree, decision, determination, judgment or law by any government regulatory entity, in each case, that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the Closing (it being understood that any such action affecting the assets, business or operations of Texas Instruments, Silicon Labs or any of their respective subsidiaries will be contingent upon the Closing). Notwithstanding anything to the contrary in the Merger Agreement, in no event will Texas Instruments or its subsidiaries be required to take or agree to take, and neither Silicon Labs nor any person acting on its behalf will agree to take (or refrain from taking), any action that, individually or in the aggregate, would reasonably be likely to result in a Company Material Adverse Effect or a material adverse effect on Texas Instruments and its subsidiaries, taken as a whole (with Texas Instruments and its subsidiaries deemed for this purpose to be the same size as Silicon Labs and its subsidiaries); and

•

in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement unlawful or that would prevent, enjoin or otherwise prohibit or materially delay the consummation of the transactions contemplated by the Merger Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated directly above with respect to regulatory clearance efforts or required divestitures) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by the Merger Agreement.

Furthermore, neither Texas Instruments, Silicon Labs nor any of their respective subsidiaries is required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty) (in each case, other than any filing fees), in connection with the Merger, including in connection with obtaining any consent pursuant to any material contract of Silicon Labs, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing. Similarly, neither Silicon Labs nor any of its subsidiaries is obligated to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

The Merger Agreement also provides that Texas Instruments and Silicon Labs will not, and will each cause its respective controlled affiliates not to, enter into, agree to enter into, or consummate any contracts, or any arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any person, in each case, that would reasonably be expected to (i) materially delay or increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the HSR Act or any other regulatory laws in connection with the Merger or (ii) prevent the Closing.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation, its subsidiaries and Texas Instruments, during the six-year period commencing at the Effective Time, will honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of Silicon Labs and its subsidiaries and any of their respective current or former directors and/or officers and any person who becomes a director or officer of Silicon Labs or any of its subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case, as provided in Silicon Labs’ or its subsidiaries’ certificate of incorporation and bylaws (or other similar organizational documents), any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and Silicon Labs or any of its subsidiaries (an “Indemnification Agreement”) as in effect (i) on the Agreement Date or (ii) after the Agreement Date to the extent such Indemnification Agreement is substantially similar and no more restrictive on Silicon Labs or any of its subsidiaries than the Indemnification Agreements in effect as of the Agreement Date, taken as a whole. In addition, during the six-year period commencing at the Effective Time, the Surviving Corporation and Texas Instruments will (and Texas Instruments will cause the Surviving Corporation and Silicon Labs’ subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and Silicon Labs’ subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with Silicon Labs or any of its subsidiaries, that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in Silicon Labs’ or its subsidiaries’ certificate of incorporation and bylaws (or other similar organizational documents), as applicable, and any Indemnification Agreement between any Indemnified Person and Silicon Labs or any of its subsidiaries, and such provisions may not be repealed, amended or otherwise modified (whether by operation of law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable law.

In addition, the Merger Agreement provides that during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Texas Instruments will cause the Surviving Corporation and its subsidiaries

to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, arising, directly or indirectly, out of or pertaining, directly or indirectly, to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of Silicon Labs or any of its subsidiaries or other affiliates for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time during the six-year period commencing at the Effective Time, any Indemnified Person delivers to Texas Instruments a written notice asserting a claim for indemnification or advancement as described above, then the claims asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation will pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received.

In addition, without limiting the foregoing, the Merger Agreement requires that prior to the Effective Time, Silicon Labs will purchase a six-year “tail” prepaid policy on Silicon Labs’ current or renewal directors’ and officers’ liability insurance (“D&O Insurance”), provided, however, that in no event will Texas Instruments or the Surviving Corporation be required to expend more than 300% of the current annual premium paid by Silicon Labs for such policy. The Surviving Corporation will (and Texas Instruments will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

Employee Matters

From the Effective Time until the first anniversary of the Effective Time or, if earlier, the date of a Covered Employee’s (as defined below) termination of employment, Texas Instruments has agreed to either provide or cause the Surviving Corporation or its subsidiaries to provide the following for each employee of Silicon Labs and its subsidiaries immediately prior to the Effective Time who continues in the employ of Texas Instruments or one of its subsidiaries after the Effective Time (each, a “Covered Employee”):

•

(i) compensation (such term to include salary, annual cash bonus opportunities, and commissions) that is no less favorable in the aggregate than the compensation provided to such Covered Employee immediately prior to the Effective Time; (ii) equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities provided to similarly situated employees of Texas Instruments, and (iii) benefits, benefit plans, programs, policies and arrangements (including the costs thereof to Silicon Labs employee benefit plan participants) that are substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan or retiree medical benefits) provided to such Covered Employee immediately prior to the Effective Time;

•

severance benefits that are no less favorable than the greater of the severance benefits (i) provided immediately prior to the Closing pursuant to Silicon Labs’ severance benefits practices as set forth on the confidential disclosure schedules to the Merger Agreement, or (ii) made available to similarly situated employees of Texas Instruments or its affiliates; provided that Texas Instruments may condition such payments and benefits upon the execution and non-revocation by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Texas Instruments;

•

for Covered Employees who first become eligible to participate in any employee benefit plan, program, policy, or arrangement of Texas Instruments or the Surviving Corporation or any of their respective subsidiaries (collectively, “Parent Benefit Plan”) following the Effective Time, Texas Instruments will or will cause the Surviving Corporation or its subsidiaries to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the corresponding Company Plans that the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Plan in which the Covered Employee participated immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable corresponding deductible or out-of-pocket requirements under the Parent Benefit Plan; and

•

recognize all service of each Covered Employee prior to the Effective Time to Silicon Labs (or any predecessor entities of Silicon Labs and its subsidiaries) for all purposes, including vesting and eligibility and vacation and benefit accrual levels (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time; provided that in each case such actions do not result in any duplication of benefits for the same period of service or funding thereof.

At the request of Texas Instruments to be made at least 10 business days prior to the Effective Time, Silicon Labs will adopt written resolutions terminating any Company Plans intended to qualify under Section 401(a) or 401(k) of the Code, to be effective no later than the business day prior to the Effective Time, drafts of which resolutions will be provided by Silicon Labs to Texas Instruments for Texas Instruments’ review and comment at least three business days prior to the Effective Time.

Following the Agreement Date (but in no event later than 60 business days following the Agreement Date), Silicon Labs will provide Texas Instruments with copies of preliminary calculations of any “excess parachute payments” with respect to any “disqualified individual,” in each case within the meaning of Section 280G of the Code. At least 15 business days prior to the Closing, Silicon Labs will provide Texas Instruments with copies of the updated estimated calculations.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants related to:

•

Silicon Labs affording Texas Instruments reasonable access during normal business hours to Silicon Labs’ subsidiaries’ books, records, tax returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, contracts and other documents and information relating to Silicon Labs and its subsidiaries and with such additional financial, operating and other data and information regarding Silicon Labs and its subsidiaries as Texas Instruments or its representatives may reasonably request;

•	cooperation between the parties to delist Silicon Labs’ securities from Nasdaq and deregister Silicon Labs’ securities under the Exchange Act as promptly as practicable after the Effective Time;

•	cooperation between Silicon Labs and Texas Instruments in connection with public announcements;

•	the notification of certain matters and the settlement of any litigation in connection with the Merger Agreement;

•

causing any dispositions of Common Stock and Silicon Labs equity awards resulting from the Merger by each individual who is or may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;

•	Texas Instruments causing Merger Sub and the Surviving Corporation, as applicable, to fully comply with all of their respective obligations under the Merger Agreement;

•	Texas Instruments, as the sole stockholder of Merger Sub, adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement by written consent;

•

Texas Instruments filing, as soon as practicable following the Closing, a registration statement on Form S-8 (or any successor form) (if available) with respect to any shares of Parent Common Stock issuable with respect to the Converted RSUs and using commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the offer and sale of securities underlying Converted RSUs issuable pursuant to the terms of the Merger Agreement remains in effect;

•

Texas Instruments at all times ensuring that there will remain a sufficient number of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Converted RSUs; and

•

Silicon Labs delivering all notices and taking all other actions required to effectuate and/or facilitate, at or prior to the Effective Time, the termination of all commitments under Silicon Labs’ existing credit agreement, the repayment in full of all obligations outstanding thereunder and the release of all liens and guarantees securing or supporting such obligations.

Conditions to Completion of the Merger

The obligations of each of Silicon Labs, Texas Instruments and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:

•	the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon;

•

the waiting periods (and any extensions thereof) applicable to the Closing under the HSR Act and any other applicable regulatory laws must have expired or have been terminated, including with respect to the foreign merger control regimes identified on the confidential disclosure schedules to the Merger Agreement, and the consents and approvals of the governmental authorities set forth on the confidential disclosure schedules to the Merger Agreement that are required to be made or obtained in connection with the Closing (as further detailed in the section of this proxy statement captioned “The Merger—Regulatory Approvals”) must have been made or obtained; and

•

the absence of any applicable law, regulation or order issued by a governmental authority that is in effect and that has the effect of making the Merger illegal or that has the effect of prohibiting, enjoining, preventing or restraining the Closing.

The obligations of Texas Instruments and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following additional conditions at or prior to the Closing:

•

Silicon Labs must have performed, or complied with, in all material respects its agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by Silicon Labs at or prior to the Closing;

•

certain representations and warranties of Silicon Labs relating to Silicon Labs’ capitalization must be true and correct in all respects except for de minimis inaccuracies as of the closing date with the same force and effect as if made on and as of such date, except, in each case, for those capitalization representations that address matters only as of a particular date (which representations must have been true and correct in all respects except for de minimis inaccuracies as of such particular date);

•

certain representations and warranties relating to Silicon Labs’ organization, authorization, conflicts with organizational documents, actions by the Board, equity interests of Silicon Labs’ subsidiaries and the absence of broker’s or finder’s fees must be true and correct in all material respects as of the closing date with the same force and effect as if made on and as of such date, except, in each case, for those fundamental representations that address matters only as of a particular date (which representations must have been true and correct in all material respects as of such particular date);

•

the other representations and warranties of Silicon Labs set forth in the Merger Agreement (other than those described in the preceding two bullets above) must be true and correct as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (i) for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date (which representations must have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	since the Agreement Date, there must not have been any Company Material Adverse Effect that is continuing; and

•

the receipt by Texas Instruments of a certificate, signed for and on behalf of Silicon Labs by an executive officer of Silicon Labs, confirming that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligations of Silicon Labs to effect the Merger are further subject to the satisfaction (or waiver by Silicon Labs) of the following additional conditions at or prior to the Closing:

•

Texas Instruments and Merger Sub must have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the Closing;

•

the representations and warranties of Texas Instruments and Merger Sub set forth in the Merger Agreement must be true and correct as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except (i) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (as defined below), and (ii) for those representations and warranties that address matters only as of a particular date (which representations must have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; and

•

the receipt by Silicon Labs of a certificate, signed for and on behalf of Texas Instruments and Merger Sub by an executive officer of each of Texas Instruments and Merger Sub, confirming that the conditions described in the preceding two bullets have been satisfied.

For purposes of this proxy statement, “Parent Material Adverse Effect” means any change that, individually or in the aggregate, would or would reasonably be likely to prevent, materially impair, materially delay, or otherwise have a material adverse effect on Texas Instruments’ or Merger Sub’s ability to perform their obligations under the Merger Agreement or to consummate the merger and related transactions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

•	by mutual written agreement of Texas Instruments and Silicon Labs; or

•	by either Texas Instruments or Silicon Labs if:

•

the Effective Time has not occurred on or before the Termination Date; provided, that if the Closing has not occurred by the Termination Date solely due to the failure to obtain the required governmental approvals or the enactment or enforcement of a legal restraint making the Merger illegal (solely to the extent such legal restraint relates to any regulatory law) but all other conditions have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date will automatically be extended to August 4, 2027, and such date will become the Termination Date for purposes of the Merger Agreement; provided, further, that if the Closing has not occurred by August 4, 2027, solely due to the failure to obtain the required governmental approvals or the enactment or enforcement of a legal restraint making the Merger illegal (solely to the extent such legal restraint relates to any regulatory law) but all other conditions have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date will automatically be extended to February 4, 2028, and such date will become the Termination Date for purposes of the Merger Agreement; provided, further, however, that the right to terminate the Merger Agreement pursuant to terms of the Merger Agreement will not be available to any party whose failure to perform or comply with any agreement, covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date (an “Outside Date Termination”);

•

the Special Meeting has been held and concluded and Silicon Labs’ stockholders have failed to adopt the Merger Agreement at such meeting or at any adjournment or postponement of such meeting (a “Stockholder No-Vote Termination”); or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting the Closing becomes final and non-appealable (a “Legal Prohibition Termination”); or

•	by Silicon Labs:

•

in the event that (i) Silicon Labs has not then materially breached the Merger Agreement and (ii) (a) either Texas Instruments or Merger Sub has breached, failed to perform or violated its respective covenants or agreements under the Merger Agreement, or (b) any of the representations and warranties of Texas Instruments or Merger Sub set forth in the Merger Agreement have become inaccurate, and in either case of clause (i) or clause (ii), where such breach, failure to perform, violation or inaccuracy (x) would result in the failure of any of the conditions set forth in the Merger Agreement, and (y) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Texas Instruments and Merger Sub before the earlier of (A) the business day immediately prior to the Termination Date and (B) the 30th calendar day following receipt of written notice from Silicon Labs of such breach, failure to perform, violation or inaccuracy (a “Texas Instruments Breach Termination”); or

•

at any time prior to the time the requisite approval of the Merger Agreement and the transactions by Silicon Labs’ stockholders is obtained, if (i) the Board authorizes Silicon Labs, subject to complying in all material respects with the terms of the Merger Agreement, to enter into an alternative acquisition agreement with respect to a Superior Proposal; and (ii) substantially concurrently with such termination, Silicon Labs pays to Texas Instruments (or its designee) a termination fee of $259 million in accordance with the terms of the Merger Agreement (a “Superior Proposal Termination”); or

•	by Texas Instruments:

•

in the event that (i) neither Texas Instruments nor Merger Sub has then materially breached the Merger Agreement and (ii) (a) Silicon Labs has breached, failed to perform or violated its covenants or agreements under the Merger Agreement, or (b) any of the representations and warranties of Silicon Labs set forth in the Merger Agreement have become inaccurate, and in either case of clause (a) or clause (b), where such breach, failure to perform, violation or inaccuracy (x) would result in the failure of any of the conditions set forth in the Merger Agreement, and (y) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Silicon Labs before the earlier of (A) the business day immediately prior to the Termination Date and (B) the 30th calendar day following receipt of written notice from Texas Instruments of such breach, failure to perform, violation or inaccuracy (a “Silicon Labs Breach Termination”); or

•

at any time prior to the time the requisite approval of the Merger Agreement and the transactions by Silicon Labs’ stockholders is obtained, in the event that the Board (or any committee thereof) has effected a Change of Recommendation (a “Change of Recommendation Termination”).

Termination Fees and Expenses

Silicon Labs must pay Texas Instruments a termination fee of $259 million when the Merger Agreement is terminated under the following circumstances:

•

either Silicon Labs or Texas Instruments effects an Outside Date Termination, and prior to the Termination Date, an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to such termination, and within 12 months following termination either such Competing Acquisition Transaction is consummated or Silicon Labs enters into an alternative acquisition agreement with respect to such transaction;

•

either Silicon Labs or Texas Instruments effects a Stockholder No-Vote Termination, and prior to the Special Meeting an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Special Meeting, and within 12 months following termination either such Competing Acquisition Transaction is consummated or Silicon Labs enters into an alternative acquisition agreement with respect to such transaction;

•

Texas Instruments effects a Silicon Labs Breach Termination, and prior to such breach an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known or is communicated to Silicon Labs or the Board and is not publicly withdrawn prior to such termination, and within 12 months following termination either such Competing Acquisition Transaction is consummated or Silicon Labs enters into an alternative acquisition agreement with respect to such transaction;

•	Silicon Labs effects a Superior Proposal Termination; or

•	Texas Instruments effects a Change of Recommendation Termination.

Texas Instruments must pay Silicon Labs a termination fee of $499 million when the Merger Agreement is terminated under the following circumstances:

•

(i) either Silicon Labs or Texas Instruments effects an Outside Date Termination or a Legal Prohibition Termination, and (ii) at the time of such termination, all conditions to closing have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing) except for the conditions relating to regulatory approvals and any legal restraint relating to regulatory law; and

•

Silicon Labs effects a Texas Instruments Breach Termination due to Texas Instruments’ or Merger Sub’s material breach of the regulatory covenants set forth in the Merger Agreement that results in any of the conditions relating to regulatory approvals and any legal restraint relating to regulatory law being incapable of being satisfied by the Termination Date.

Modification or Amendment

Subject to applicable law, the Merger Agreement may be amended by the parties only by execution and delivery of an instrument in writing signed on behalf of each of Texas Instruments, Merger Sub and Silicon Labs. However, after approval of the Merger Agreement by Silicon Labs’ stockholders, no amendment to the Merger Agreement that requires the further approval of such stockholders may be made without such further approval.

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, with certain exceptions, including:

•	the indemnification and insurance rights of the Indemnified Persons described in the section entitled “—Indemnification and Insurance” above; and

•

from and after the Effective Time, the right of the holders of Common Stock and Silicon Labs equity awards to receive the Merger Consideration, the Company Accelerated RSU Merger Consideration, and the Company PSU Merger Consideration payable in accordance with the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “—The Merger” and “—The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we submit a proposal to Silicon Labs’ stockholders for a non-binding, advisory vote to approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

The compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is summarized and included under the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger” of this proxy statement. That summary includes all the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger as of the date of this proxy statement.

The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Board recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Silicon Labs approve, on a non-binding, advisory basis, the compensation that will or may become payable to Silicon Labs’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘Proposal 1: Adoption of the Merger Agreement—Interests of Directors and Executive Officers in the Merger.’”

The affirmative vote of holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present, is required to approve this Compensation Proposal. The vote on this advisory proposal is a vote separate and apart from the vote to adopt the Merger Proposal. Accordingly, you may vote to approve the proposal to adopt the Merger Proposal and vote not to approve this Compensation Proposal and vice versa. Because the vote on this advisory proposal is advisory only, it will not be binding on either Silicon Labs or Texas Instruments. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Silicon Labs’ stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Silicon Labs’ stockholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board unanimously recommends that you vote “FOR” this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on Nasdaq under the symbol “SLAB.” The closing price of Common Stock on Nasdaq on February 3, 2026 was $136.62 per share of Common Stock. On March 25, 2026, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for Common Stock on Nasdaq was $207.07 per share of Common Stock. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares of Common Stock.

At the close of business on March 23, 2026, 32,968,416 shares of Common Stock were issued and outstanding, held by approximately 44 holders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

We have not declared or paid any cash dividends on our Common Stock since our inception. We do not plan to pay dividends in the foreseeable future. Further, the Merger Agreement prohibits declaring, setting aside, making or paying any dividend or other distribution with respect to the capital stock of Silicon Labs, other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of Silicon Labs to Silicon Labs or another direct or indirect wholly owned subsidiary of Silicon Labs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock for each person known to Silicon Labs to beneficially own 5% or more of our outstanding Common Stock, each member of the Board, each of Silicon Labs’ named executive officers, and all members of the Board and Silicon Labs’ executive officers as a group. Applicable percentage ownership is based on 32,968,416 shares of our Common Stock outstanding as of February 15, 2026. Unless otherwise indicated, all persons named as beneficial owners of our Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Shares of our Common Stock issuable pursuant to equity awards that are currently vested or will vest within 60 days of February 15, 2026 are deemed to be outstanding and beneficially owned by the person holding the stock options or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Held(2)	Percentage*
5% Stockholders
Entities deemed to be affiliated with BlackRock, Inc.(3)	4,046,624	12.3%
Entities deemed to be affiliated with The Vanguard Group(4)	3,887,638	11.8%
Directors and Named Executive Officers
R. Matthew Johnson	13,104	*
Dean Butler	8,170	*
Robert Conrad	—	*
Brandon Tolany	33,811	*
William G. Bock	31,115	*
Gregg Lowe	12,151	*
Sherri Luther	3,896	*
Nina Richardson	6,700	*
Sumit Sadana	7,177	*
Navdeep S. Sooch	397,927	1.2%
Christy Wyatt	6,649	*
All current directors and executive officers as a group (11 persons)	520,700	1.6%

*	Represents less than 1% of the shares of Common Stock outstanding as of February 15, 2026.
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, TX 78701.
(2)

Percentage of ownership is based on 32,968,416 shares of Common Stock outstanding on February 15, 2026. Shares of Common Stock subject to stock options that are currently exercisable or will become exercisable within 60 days after February 15, 2026 and shares of Common Stock subject to Company RSUs that will become vested within 60 days after February 15, 2026 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)

Based upon information as of March 31, 2025, contained in a Schedule 13G/A filed with the SEC on April 28, 2025 by BlackRock, Inc. reporting, in the aggregate, that it and certain related entities had sole voting power over 4,005,498 shares and sole dispositive power over 4,046,624 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Based upon information as of September 30, 2024, contained in a Schedule 13G/A filed with the SEC on November 12, 2024, by The Vanguard Group reporting, in the aggregate, that it and certain related entities had sole dispositive power over 3,793,290 shares, shared voting power over 58,213 shares, and shared dispositive power over 94,348 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

APPRAISAL RIGHTS

General

If the Merger is consummated, record holders and beneficial owners of shares of Common Stock who have not voted in favor of the adoption of the Merger Agreement or consented to such adoption in writing and who have properly exercised appraisal rights with respect to such adoption in accordance with, and who have complied with, Section 262 of the DGCL with respect to such shares of Common Stock will be entitled to receive such consideration as will be determined pursuant to Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of shares of Common Stock unless otherwise expressly noted therein or herein, (ii) a “beneficial owner” are to a person who is the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein, and (iii) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, if the Merger is consummated, stockholders and beneficial owners who (i) properly deliver a written demand for appraisal of their shares of Common Stock before the taking of the vote on the proposal to adopt the Merger Agreement, (ii) do not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, (iii) continuously hold of record or beneficially own, as applicable, such shares upon the making of a demand under clause (i) through the Effective Time, (iv) do not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights in each case in accordance with the DGCL and (v) otherwise meet the criteria and strictly follow the procedures set forth in Section 262 will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the Effective Time through the date the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (x) the difference, if any, between the amount so paid and the “fair value” of the shares of Common Stock as determined by the Delaware Court of Chancery and (y) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders and beneficial owners who are considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Silicon Labs’ notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder or beneficial owner who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review the following summary and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners who assert appraisal rights unless (i) the total number of shares of Common Stock held by stockholders or beneficial owners who have become entitled to appraisal rights as determined by the Delaware Court of Chancery exceeds 1% of the outstanding shares eligible for appraisal or (ii) the value of the aggregate Merger Consideration for such shares entitled to appraisal exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, Silicon Labs believes that if a stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A stockholder or beneficial owner who loses his, her, its or their appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Common Stock.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the person must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement;

•

the person must deliver to Silicon Labs a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the proposal to adopt the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform Silicon Labs of the identity of the stockholder or beneficial owner, as applicable, and the intention of such person to demand appraisal of his, her, its or their shares of Common Stock. A stockholder’s or beneficial owner’s failure to make a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting is taken will constitute a waiver of appraisal rights;

•

the person must continuously hold the shares of Common Stock from the date of making the demand through the Effective Time (a stockholder or beneficial owner, as applicable, will lose appraisal rights if such stockholder or beneficial owner transfers the shares of Common Stock before the Effective Time); and

•

the person, another stockholder or beneficial owner who has properly demanded appraisal rights and is otherwise entitled to appraisal rights or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Common Stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, then you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Common Stock.

Making a Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Silicon Labs, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner’s shares of Common Stock. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares of Common Stock as to which such demand relates through the closing date.

A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either during the Special Meeting or by proxy. In the case of a holder of record of shares of Common Stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose such stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the adoption of the Merger Agreement at the Special Meeting. A beneficial owner, broker, bank, trust or other nominee that holds shares of Common Stock in “street name” for its customers does not have discretionary authority to vote those shares of Common Stock on the adoption of the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such broker, bank, trust or other nominees will vote such shares of Common Stock as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Common Stock held in “street name” instructs such person’s broker, bank, trust, or other nominee to vote such person’s shares of Common Stock in favor of the proposal to adopt the Merger Agreement, and does not revoke such instruction prior to the vote on such proposal, then such shares of Common Stock will be voted in favor of the adoption of the Merger Agreement, and it will cause such beneficial owner to lose his, her, its or their right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank, trust, or other nominee how to vote on the adoption of the Merger Agreement or must instruct such broker, bank, trust, or other nominee to vote against the adoption of the Merger Agreement or abstain from voting on such proposal. Neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the adoption of the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will cause such person to lose its appraisal rights in connection with the Merger.

A demand for appraisal made by a stockholder or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Silicon Labs of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (i) reasonably identify the holder of record of the shares of Common Stock for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares of Common Stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares of Common Stock in connection with the Merger. If the shares of Common Stock are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, then such demand must be executed by or on behalf of such holder of record or beneficial owner in such capacity, and if the shares of Common Stock are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, then the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

Attention: Corporate Secretary

Any stockholder or beneficial owner who has delivered a written demand to Silicon Labs and who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his or her or its demand for appraisal in respect of some or all of such person’s shares of Common Stock and accept the Merger Consideration with respect to the shares of Common Stock subject to the withdrawal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Common Stock and accept the Merger Consideration with respect to the shares of Common Stock subject to the withdrawal within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is consummated, within 10 days after the Effective Time the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement, and any beneficial owner who has properly demanded appraisal in such person’s name pursuant to Section 262, of the date that the Merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the Surviving Corporation or any stockholder or beneficial owner who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Common Stock held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, any stockholders or beneficial owners of shares of Common Stock who desire to have their shares of Common Stock appraised by the Delaware Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Delaware Court of Chancery in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 will nullify the person’s previous written demand for appraisal.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which Silicon Labs received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of Common Stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares of Common Stock will not be considered a separate stockholder holding such shares of Common Stock for purposes of such aggregate number). The Surviving Corporation must mail this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to the stockholders and beneficial owners as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of Common Stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

Determination of Fair Value

After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Silicon Labs believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Silicon Labs nor Texas Instruments anticipates offering more than the Merger Consideration to any person exercising appraisal rights. Each of Silicon Labs and Texas Instruments reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares of Common Stock as determined by the Delaware Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation of persons who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of the expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any stockholder or beneficial owner who demands appraisal of his, her, its or their shares of Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of Common Stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder or beneficial owner, as applicable, delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect to some or all of such person’s shares of Common Stock and an acceptance of the Merger Consideration with respect to the shares of Common Stock subject to withdrawal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights will be entitled to vote their shares of Common Stock for any purpose, or to receive payment of dividends or other distributions on the shares of Common Stock, except dividends or other distributions on the person’s shares of Common Stock, if any, payable to stockholders of record as of a time prior to the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDERS AND BENEFICIAL OWNERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO, BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

To the extent there are any inconsistences between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, our Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

STOCKHOLDER PROPOSALS

If the Merger is completed, we will not have public stockholders, and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Silicon Labs anticipates holding its 2026 annual meeting of stockholders. If the Merger is completed, Silicon Labs does not expect to hold future annual meetings after such completion.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2026 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary at Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must have received all submissions no later than the close of business (5:00 p.m., Central Time) on November 12, 2025.

In addition, our bylaws establish advance notice procedures that must be complied with for stockholders to bring proposals that are not included in our proxy materials and nominations of persons for election as directors before an annual meeting of stockholders. In accordance with our bylaws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2026 annual meeting of stockholders, a notice must have been received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, no later than November 12, 2025 and must have contained the information specified in our bylaws. In addition to satisfying advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intended to solicit proxies in support of director nominees other than those nominees nominated by Silicon Labs must have provided notice that set forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026, which was 60 days prior to the anniversary date of the 2025 annual meeting of stockholders.

Unless we received notice in the manner specified above, the proxy holders will have discretionary authority to vote for or against any such proposal presented at our 2026 annual meeting of stockholders. The bylaws are filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 21, 2023. To make a submission or to request a copy of our bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.silabs.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC may update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•

Annual Report on Form 10-K for the fiscal year ended January  3, 2026 (filed with the SEC on February 10, 2026) and the portions of the Definitive Proxy Statement on Schedule 14A, as supplemented by the Definitive Additional Soliciting Materials on Schedule 14A, for our 2026 Annual Meeting of Stockholders (filed with the SEC on March 11, 2026 and March 25, 2026, respectively) that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026; and

•	Current Reports on Form 8-K filed with the SEC on February 4, 2026.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Silicon Laboratories Inc., 400 West Cesar Chavez, Austin, Texas 78701, Telephone +1 (512) 416-8500, on the Investor Relations page of our corporate website at www.silabs.com, or D.F. King, our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have any questions about this proxy statement, Special Meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Banks and brokers, please call: 212-380-6982

All others, please call toll-free: (800) 967-0271

Email: SLAB@dfking.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO

VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 27, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

TEXAS INSTRUMENTS INCORPORATED

CALDWELL MERGER CORP.

and

SILICON LABORATORIES INC.

DATED AS OF

February 4, 2026

i

Exhibit A	Definitions

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 4, 2026 (the “Agreement Date”), by and among Texas Instruments Incorporated, a Delaware corporation (“Parent”), Caldwell Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and Silicon Laboratories Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable to enter into this Agreement and consummate the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the sole director of Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, Parent shall, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1   The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct Subsidiary of Parent.

(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time.”

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2   Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $231.00 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of (i) a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate”) or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article I;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving

Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3   Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a nationally recognized exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in this Article I. At or prior to the Effective Time, Parent shall deposit with (or shall cause to be deposited with) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in this Article I in respect of shares of Company Common Stock (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in this Article I in respect of the shares of Company Common Stock, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than the Company, Parent, Merger Subsidiary or any Company Subsidiary or Parent) a letter of transmittal, in form and substance reasonably approved by the Company prior to the Effective Time, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such holder’s shares of Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until the Merger Consideration in respect of a given Certificate or Book-Entry Share has been paid, such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrue on any Merger Consideration payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock must be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of

Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Article I; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by this Article I for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Article I.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (including a customary indemnity in respect thereof), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article I.

Section 1.4   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common

Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5   Company Equity Awards.

(a) Company RSUs.

(i) Company Accelerated RSUs. As of the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Company RSU which is outstanding as of immediately prior to the Effective Time that is (A) vested but not yet settled as of immediately prior to the Effective Time, (B) by its terms becomes vested in all respects as a result of the occurrence of the Closing or (C) is held by a non-employee member of the Company Board or a member of the Technical Advisory Board as of immediately prior to the Effective Time (collectively, the “Company Accelerated RSUs”), (1) shall, to the extent not vested, become fully vested, and (2) whether payable in cash or shares of Company Common Stock, shall be cancelled, with the former holder of such cancelled Company Accelerated RSU becoming entitled to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the applicable number of shares of Company Common Stock subject to such Company Accelerated RSU (the “Company Accelerated RSU Merger Consideration”). Parent shall cause the Surviving Corporation or its applicable employing Subsidiary to pay the Company Accelerated RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, promptly after the Closing Date (but in no event later than five (5) Business Days after the Closing Date).

(ii) Converted RSUs. As of the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Company RSU which is outstanding as of immediately prior to the Effective Time other than a Company Accelerated RSU (each, a “Converted RSU”) shall be assumed by Parent and converted into a restricted stock unit award denominated in shares of Parent Common Stock. Each Converted RSU shall continue to have and be subject to the same terms and conditions as were applicable to such Company RSU immediately before the Effective Time (including vesting conditions and dividend equivalent rights), except that: (A) each Converted RSU shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Conversion Ratio; and (B) each Converted RSU shall be subject to such terms and conditions that become operative and applicable pursuant to its terms in connection with the Closing.

(b) Company PSUs. Neither the Surviving Corporation nor Parent shall assume any Company PSU or substitute for any Company PSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company PSUs, each Company PSU (i) shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the level of performance as set forth in Section 1.5(b) of the Company Disclosure Schedules and (ii) shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the applicable number of Earned Units subject to such Company PSU (the “Company PSU Merger Consideration”). Parent shall cause the Surviving Corporation or its applicable employing Subsidiary to pay the Company PSU Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, promptly after the Closing Date (but in no event later than five (5) Business Days after the Closing Date).

(c) The Company Board (or, if appropriate, any committee thereof administering the Stock Plan) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgment, representation, covenant or release from any holder of any Company Equity Award.

(d) To the extent not approved on or prior to the Agreement Date, as soon as practicable following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Main Offering Period(s) (as used herein, “Main Offering Period” shall be inclusive of any Sub-Offering Periods thereunder, as each such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Main Offering Period and no new participants may participate in such Main Offering Period; (ii) no new Main Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any such Main Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP on the applicable date determined by the Company Board (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time with respect to such Main Offering Period, in which case any shares of Company Common Stock purchased pursuant to such Main Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6   Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company RSUs, or Company PSUs as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7   Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1   Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided that, subject to Section 5.9, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of, and advancement of expenses to the Indemnified Persons for periods at or prior to the Effective Time than are currently set forth in the certificate of incorporation of the Company.

Section 2.2   Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws; provided that subject to Section 5.9, the bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to the Indemnified Persons for periods at or prior to the Effective Time than are currently set forth in the bylaws of the Company.

Section 2.3   Directors and Officers.

(a) At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2024 and prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding, in each case, any disclosures contained (other than those disclosures to the extent related to specific historical events or circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Cautionary Statement,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other Section if its relevance to such other Section is reasonably apparent on its face) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1   Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. Complete copies of the certificate of incorporation and bylaws of the Company are incorporated by reference as exhibits to the Company SEC Reports (the “Company Charter Documents”). The Company is not in violation of the Company Charter Documents. No Company Subsidiary is in violation of any of its equivalent organizational documents, except where such violation would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.2   Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on February 2, 2026 (the “Capitalization Date”): (A) 32,955,929 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) 1,128,257 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (E) 447,780 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming all applicable performance conditions with respect to such Company PSUs are satisfied at maximum levels); (F) 1,156,187 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plan (excluding shares reserved for issuance upon settlement of the outstanding Company RSUs); and (G) 657,539 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the Agreement Date, there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, as of the Agreement Date, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Agreement Date, neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any of its Equity Interests, other than as may be set forth in the organizational documents of any wholly-owned Company Subsidiary. There are no accrued or authorized and unpaid dividends with respect to any shares of Company Common Stock as of the Agreement Date.

(b) Except as set forth in Section 3.2(a), as of the Capitalization Date, no Equity Interests of the Company were issued, reserved for issuance or outstanding. Since the Capitalization Date through the Agreement Date, the Company has not issued any Equity Interests of the Company (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards. Except as set forth in Section 3.2(a), as of the Agreement Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or (ii) obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of the holders (by name or employee identification number) of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company

Common Stock subject to such Company Equity Award (assuming all applicable performance conditions with respect to such Company PSUs are satisfied at maximum levels), the applicable vesting schedule, the expiration date of such Company Equity Award and the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award. All shares of Company Common Stock issuable upon the settlement of Company RSUs or Company PSUs have been duly reserved for issuance by the Company. Section 3.2(c) of the Company Disclosure Schedules lists the number of shares of Company Common Stock estimated as eligible to be purchased under the Main Offering Period that is in effect as of the Agreement Date as calculated based on the assumptions set forth on Section 3.2(c) of the Company Disclosure Schedules.

Section 3.3   Authorization; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of this Agreement and the Transactions contemplated hereby by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s Equity Interests necessary to approve and adopt this Agreement and to consummate the Transactions, including the Merger. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable to enter into this Agreement and consummate the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements under FDI Laws (together with the Antitrust Laws, the “Regulatory Laws”), (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, (v) compliance with any applicable rules of Nasdaq, and (vi) any approvals or filings the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.

(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, give rise to any right of payment, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.4   Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. As of the Agreement Date, the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Company Subsidiary. As of the Agreement Date, there are no subscriptions, options, warrants, calls, rights, convertible securities, profit participation rights, stock appreciation rights, equity-based rights or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Section 3.4 of the Company Disclosure Schedules sets forth, as of the Agreement Date, (i) each Company Subsidiary and the ownership interest of such Company Subsidiary and (ii) the Equity Interests of each Person other than a Company Subsidiary that is owned, directly or indirectly by the Company or any Company Subsidiary.

(c) As of the Agreement Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company Subsidiaries or (ii) obligating any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.5   SEC Reports and Financial Statements.

(a) Since January 1, 2024, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. Since January 1, 2024 through the Agreement Date, neither the Company nor any Company Subsidiary has received from the SEC any written comments or questions with respect to any of the Company SEC Reports that are not resolved as of the Agreement Date, or, as of the Agreement Date, has received any written notice from the SEC that such Company SEC Reports are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the Agreement Date, any investigation or review being conducted by the SEC of any Company SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by SEC rules, including Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been amended, modified or supplemented (prior to the Agreement Date) by a subsequent Company SEC Report.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.

(f) The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities: (i) reflected or specifically reserved against in the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Audited Balance Sheet,” and the date of the Audited Balance Sheet, the “Audited Balance Sheet Date”) or in the unaudited interim consolidated balance sheet of the Company and the Company Subsidiaries included in the most recent Quarterly Report on Form 10-Q (or the notes thereto) (the “Latest Balance Sheet,” and the date of the Latest Balance Sheet, the “Latest Balance Sheet Date”), in each case, filed by the Company with the SEC prior to the Agreement Date; (ii) incurred in the ordinary course of business since the Latest Balance Sheet Date; (iii) incurred in the ordinary course of business under Contracts to which the Company or any Company Subsidiary is a party (other than any liability for material breaches of Contracts, breaches of warranty, tort, infringement or violation of Law); (iv) incurred in connection with the Merger or as expressly required or expressly contemplated by this Agreement; (v) owed by one wholly-owned Company Subsidiary to another wholly-owned Company Subsidiary or the Company, or owed by the Company to any wholly-owned Company Subsidiary; or (vi) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6   Absence of Material Adverse Changes, etc. Except for actions expressly contemplated by this Agreement, (a) between the Latest Balance Sheet Date and the Agreement Date, (i) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business; and (ii) neither the Company nor any Company Subsidiary has taken any action or failed to take any action that, if it were taken or not taken after the Agreement Date, would require the consent of Parent pursuant to Section 5.2(b)(i), (v), (ix), (x), (xvi) or (xvii) and (b) between the Audited Balance Sheet Date and the Agreement Date, there has not been or occurred any change, event, occurrence, condition, effect or development (each, a “Change”) that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7   Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that have had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8   Broker’s or Finder’s Fees. Except for the Person set forth on Section 3.8 of the Company Disclosure Schedules or any of its Affiliates (the “Company Financial Advisor”), no agent, broker or other firm engaged by the Company or any Company Subsidiary or acting on behalf of the Company or any Company Subsidiary is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent a true, correct and complete copy of any Contract with the Company Financial Advisor pursuant to which the Company Financial Advisor is entitled to any fees, commissions or expenses in connection with the Merger or any of the other Transactions.

Section 3.9   Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Agreement Date of each current material Company Plan (other than: (i) any offer letter or other employment Contract that (A) is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, retention, change of control, transaction or similar bonuses other than severance payments or advance notice of termination periods required to be made by the Company or any Company Subsidiaries under applicable foreign Law) and (B) does not deviate in any material respect from the forms of offer letters or forms of employment Contracts that have been made available to Parent prior to the Agreement Date, (ii) any consulting services Contract that is terminable upon thirty (30) days’ notice or less, or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b) With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority with respect to such Company Plan since January 1, 2024; and (vi) the most recent financial statements and actuarial or other valuation reports provided to the Company with respect thereto.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to cause the loss of qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) (i) Each Company Employee Benefit Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable Laws, including all provisions of ERISA and the Code, in all material respects; and (ii) to the Knowledge of the Company, all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date.

(e) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code. Except as set forth on Section 3.9(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions would reasonably be expected to (whether alone or in combination with any other event), (i) result in, or cause the accelerated vesting, payment, or increase the value of, any compensatory payment or benefit to any current or former director, officer, employee, or individual independent contractor of the Company or any Company Subsidiary, (ii) require a contribution or funding by the Company or any Company Subsidiary to a Company Plan or the transfer or setting aside of assets to fund any benefits under any Company Plan, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan following the Effective Time, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) All non-U.S. Company Plans (i) if they are intended to qualify for special tax treatment, have met all material requirements for such treatment, (ii) if they are intended to be funded and/or book-reserved, are funded and/or book-reserved in all material respects, as required, based upon reasonable actuarial assumptions, and (iii) if required to be registered with the applicable Governmental Authority have been registered and have been maintained in good standing in all material respects. Neither the Company nor any Company Subsidiary has incurred any material unpaid obligation in connection with the termination or withdrawal from any non-U.S. Company Plan.

Section 3.10   Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Subsidiary and their Affiliates) is fair, from a financial point of view, to such holders.

Section 3.11   Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it and all such Tax Returns are true and complete in all respects; and (ii) all Taxes due and payable by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full to the proper Governmental Authority (whether or not shown as due on any Tax Return), and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due to the extent so required under GAAP.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for the Taxes of another Person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Company or any Company Subsidiary) or (ii) as a transferee or successor.

(c) There is no claim, audit, action, suit or proceeding currently pending (or to the Knowledge of the Company, threatened) against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return, other than any such claims, audits, actions, suits or proceedings the resolution of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provisions of state, local or non-U.S. Law).

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any Company Subsidiary has distributed stock of another Person or had its stock distributed by another Person, in each case in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provisions of state, local or non-U.S. Law).

(f) In each case, except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in a method of accounting made prior to the Closing or use of an improper method of accounting for any taxable period ending on the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 involving the Company and any Company Subsidiary, entered into prior to the Closing (excluding, for the avoidance of doubt, amounts attributable to or resulting from any actions taken by or at the direction of Parent or any of its Affiliates (including the Surviving Corporation) after the Closing) or (iv) any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) entered into prior to the Closing.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.

(h) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts (i) entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes and/or (ii) exclusively among the Company and one or more of the Company Subsidiaries).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

Section 3.12   Compliance with Laws.

(a) Since January 1, 2024, neither (i) the Company nor the Company Subsidiaries has been in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound, nor (ii) has the Company or any Company Subsidiary received written notice from any Governmental Authority of any actual or potential violation of any Law by the Company, any Company Subsidiary, or any of their respective directors, officers, employees, or agents, except in each case of clauses (i) and (ii), for any such actual or potential violation of Law that would not have or be reasonably expected to have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is and has been since January 1, 2024, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. Each Permit that the Company or any Company Subsidiary has is valid and in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13   Intellectual Property and Privacy and Data Protection.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, accurate and complete list of (i) all items of Company Registered Intellectual Property and (ii) all unregistered trademarks that are Company Intellectual Property and that are material to the businesses of the Company and the Company Subsidiaries taken as a whole, as currently conducted or as contemplated to be conducted as of the Agreement Date.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting, and, to the Company’s Knowledge, valid (or applied for) and enforceable (provided, that a failure to seek registration shall not be in violation of the foregoing where registration is required under applicable Law for enforcement), and (ii) the Company and the Company Subsidiaries (A) solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens and (B) possess valid license or other rights to use any other item of Intellectual Property used by the Company or any Company Subsidiary in the manner currently being used by the Company and the Company Subsidiaries; provided, however, this representation does not constitute a non-infringement representation, which is covered entirely in subpart (d) below. Except as would not reasonably be expected to have a Company Material Adverse Effect, all necessary documents and certificates currently due for filing as of the Agreement Date in connection with any Company Intellectual Property that is Registered Intellectual Property (“Company Registered Intellectual Property”) have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not result in the termination of the Company’s or the Company Subsidiaries’ ownership of any Company Intellectual Property or any termination of any rights granted by a third party to a Company or a Company Subsidiary under an agreement with a Top Customer or Top Vendor or a Material IP Agreement, in each case of the foregoing, existing immediately prior to the consummation of the Transactions; provided, however, that Contracts which are or will be subsequently consolidated with, or where the business or licenses or rights are or will be terminated and moved or otherwise transitioned to, Contracts of Parent or its Affiliates will not be considered a breach or violation of this Section 3.13.

(c) Neither the Company nor any Company Subsidiary has granted, or permitted any Person to retain, any exclusive rights that remain in effect in and to any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and the Company Subsidiaries’ conduct of their businesses as currently conducted (including the use and sale of Company Products) does not infringe, violate or misappropriate, and since January 1, 2024, has not infringed, violated, or misappropriated the Intellectual Property Rights of any third party; provided, that, with respect to the infringement of Patents, the foregoing is limited to the Company’s Knowledge. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or, to the Company’s Knowledge, has been threatened in writing, in each case of the foregoing, since January 1, 2024, (i) against the Company or any Company Subsidiary alleging that the Company Products or the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party, (ii) by the Company or any Company Subsidiary against any third party alleging that the third party infringes, violates or misappropriates any Company Intellectual Property or (iii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of (A) any Company Intellectual Property other than office actions in the ordinary course of prosecution or (B) any Intellectual Property Rights of any third party brought by the Company or the Company Subsidiaries.

(e) To the Company’s Knowledge, and except as would not reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f) The Company and each of the Company Subsidiaries have taken commercially reasonable measures under the circumstances to protect their rights in all their confidential information and Trade Secrets that the Company and each of the Company Subsidiaries intend to hold as a Trade Secret (such intent as determined by the Company or any Company Subsidiary in its reasonable business judgment), except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s Knowledge, (i) all such confidential information and Trade Secrets have been disclosed only under appropriate confidentiality Contracts except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole, and (ii) there is not, and has not been since January 1, 2024, any unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets which is material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not put source code for any Company Products or other Owned Software that is material to the Company and the Company Subsidiaries, taken as a whole, into escrow with a third Person for the benefit of a licensee or other contracting counterparty other than pursuant to Contracts entered into with customers in the ordinary course of business containing customary, reasonable release conditions such as those triggered upon material breach of the Contract or the bankruptcy, insolvency, or commencement of similar proceedings with respect to the Company or the applicable Company Subsidiary, and such source code or other Owned Software is not otherwise subject to any source code escrow obligation. All Persons who have contributed to the creation, invention, or development of any Intellectual Property for or on behalf of the Company or any Company Subsidiary in the course of, or within, their employment or engagement, as applicable, have assigned to the Company or the Company Subsidiaries their rights, title and interests therein that do not vest with the Company and the Company Subsidiaries initially by operation of Law except (A) to the extent such Intellectual Property Rights are not legally assignable; and (B) in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Open Source Software that is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary (“Owned Software”), neither the Company nor any Company Subsidiary has integrated any such Open Source Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any source code thereto), (i) to be disclosed or distributed in source code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to the use of the Generative AI Tools, the Company and each Company Subsidiary: (i) is, and has been since January 1, 2024, in compliance with all applicable license terms, consents and agreements, (ii) has not included and does not include any sensitive Personal Information or Trade Secrets of the Company or any Company Subsidiary, or of any third party under an obligation of confidentiality by the Company or any

Company Subsidiary, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services or the related output to train the machine learning or algorithm of such tools or improve the services related to such tools and are otherwise governed by terms and conditions that contain standard confidentiality protections and (iii) has not used Generative AI Tools to develop any Company Intellectual Property or other output that the Company intended to maintain as proprietary in a manner that it believes would adversely affect the Company’s ownership or rights therein.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has experienced since January 1, 2024 any Product Cybersecurity Incident involving Company Products.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not (i) experienced any Security Breach or (ii) given, or have been required to give, any written notification to individuals, customers, suppliers or regulators under applicable Data Security Requirements in the period since January 1, 2024.

(k) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the conduct of their businesses are in compliance with, and since January 1, 2024, have been in compliance with, applicable Data Security Requirements, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Data Security Requirements, and (iii) since January 1, 2024, neither the Company nor any Company Subsidiary has been subject to any pending or threatened Legal Proceedings alleging violation of any Data Security Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in a material breach or violation of, or constitute a default under, any Data Security Requirements.

(l) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that are sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Business Systems generally operate, perform and are maintained by the Company and the Company Subsidiaries or, to the Company’s Knowledge, their cloud service, vendors, suppliers, or other providers, in accordance with customary industry standards and practices, (iii) the Company and the Company Subsidiaries have taken commercially reasonable actions designed to protect the security of the Business Systems that they own and control, (iv) since January 1, 2024, there has not been any malfunction, failure or continued substandard performance with respect to any of the Business Systems that caused a disruption in the Company’s and the Company Subsidiaries’ business taken as a whole, and (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the Agreement Date, no Company Intellectual Property has been declared by the Company or a Company Subsidiary to be standard essential pursuant to any patent pool, industry standards body, standard setting organization, industry or similar organization (each, an “SSO”) to which the Company or a Company Subsidiary belongs and that requires or obligates the Company or any of the Company Subsidiaries to grant or offer to any other Person any license or other rights related to any Company Intellectual Property.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are not under any obligation to license or give any similar or equivalent right in or to any material Company Intellectual Property to any Governmental Authority, university, college, research center or other educational institution in connection with the use of funding, facilities or personnel, directly or indirectly, to develop such Company Intellectual Property.

Section 3.14   Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or other employee representative body (collectively, “CBAs”), nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, or since January 1, 2024 has there been, a representation campaign or other organizing activities respecting any of the employees of the Company or any of the Company Subsidiaries. There is no, and since January 1, 2024 there has been no, pending or, to the Knowledge of the Company, threatened, unfair labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is required to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council or employee representative body, in connection with the execution of this Agreement or the consummation of the Transactions.

(b) The Company and each Company Subsidiary are and have been in compliance in all material respects with all Laws relating to the employment of labor (including those related to wages, hours, overtime, worker classification, discrimination, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, collective bargaining and the payment and withholding of Taxes). There is no charge of discrimination in employment or employment practices, for any reason, which has been asserted or is now pending or threatened in writing against the Company or any Company Subsidiary.

Section 3.15   Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any currently effective material insurance policies, effective as of the Agreement Date, issued to the Company or any Company Subsidiary (collectively, the “Company Insurance Policies”). To the Knowledge of the Company, there is no existing event or default that, with notice or the lapse of time or both, would constitute a material breach or default by the Company or any Company Subsidiary, or permit termination of such Company Insurance Policy. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation of any Company Insurance Policy, (b) all Company Insurance Policies are in full force and effect (except for policies that have expired by their terms in the ordinary course) and (c)  all premiums due under such Company Insurance Policies have been paid.

Section  3.16   Material Contracts.

(a) Except (w) for this Agreement, (x) as set forth in Section 3.16 of the Company Disclosure Schedules, (y) any Company Plan, or (z) for Non-Scheduled Contracts, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii) any Contract for the acquisition or disposition by the Company or any Company Subsidiary of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of $10,000,000 and pursuant to which the Company or any Company Subsidiary has material continuing obligations;

(iv) any Contract (A) relating to the borrowing or lending of Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, in a principal amount in excess of $15,000,000 (except for agreements among the Company and any Company Subsidiaries or solely among the Company Subsidiaries), (B) that grants a Lien (other than a Permitted Lien) on any property or asset of the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, (C) that is an interest rate derivative, currency derivative or other hedging contract (other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes) or (D) under which any Person is guaranteeing any liabilities or obligations of the Company or any of the Company Subsidiaries;

(v) any CBA;

(vi) any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries, by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year (each, a “Top Vendor”);

(vii) any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries, by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year (each, a “Top Customer”);

(viii) any Contract under which the Company or any Company Subsidiary grants or receives a license, sublicense, covenant not to sue or assert or any other permission to use Intellectual Property Rights, whether existing or contingent (other than (A) non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business with customers, channel partners, service providers (including marketing and advertising agencies), advisors, employees, and contractors, (B) non-exclusive licenses granted to the Company or any Company Subsidiary for “off-the-shelf” generally unmodified Software, Open Source Software, or cloud services, (C) confidentiality Contracts entered into in the ordinary course of business, (D) non-exclusive licenses to Intellectual Property of third parties entered into in the ordinary course of business on customary terms with suppliers, vendors (including IP vendors), and licensors, and (E) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business that are not material to the business of the Company or any Company Subsidiary) (each such Contract, a “Material IP Agreement”);

(ix) any Contract that provides for the formation, creation, operation, management or control of any joint venture with a third party;

(x) any Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $5,000,000 per annum;

(xi) any material Contract with any Governmental Authority;

(xii) any Contract to which the Company or any Company Subsidiary is a party that by its terms calls for (A) aggregate payments by or to the Company or any Company Subsidiary of more than $10,000,000 during the fiscal year of the Company ended January 2, 2027 or any fiscal year of the Company thereafter, or (B) affirmative obligations for the Company or any Company Subsidiary to maintain levels of inventory of more than $10,000,000 during the fiscal year of the Company ended January 2, 2027 or any fiscal year of the Company thereafter in a Top Customer Contract or, to the Company’s Knowledge, any other Contract of the Company, except, in each case of clauses (A) and (B), for any Contract that may be cancelled, without material penalty or other material liability to the Company or any Company Subsidiary, upon notice of 90 days or less;

(xiii) any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $10,000,000; and

(xiv) any Contract that (A) contains any covenant that restricts the ability of the Company or the Company Subsidiaries to compete, on or after the Agreement Date, in any line of business or geographic area; (B) binds the Company or any Company Subsidiary to any customer or similar non-solicitation covenant or any non-competition covenant (excluding those running in favor of the Company or a Company Subsidiary as well as with respect to Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business); (C) grants exclusivity (other than Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business), “most favored nation” protections or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or any Company Subsidiaries’ suppliers); (D) contains requirements with respect to purchase or sale volumes (including any “take or pay” agreements and excluding any customary “take or pay” arrangements with customers); or (E) limits the ability of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person (other than Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business), in each case of the foregoing clauses (A)–(E), other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Top Customers or Top Vendors has, as of the Agreement Date, notified the Company or any Company Subsidiaries in writing, or to the Knowledge of the Company, verbally, (i) that it will, or to the Knowledge of the Company, has threatened to, terminate, or modify in any material respect any of its existing Contracts with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or periodic contract negotiations in the ordinary course of business) or (ii) that it is in a material dispute with the Company or any Company Subsidiary.

Section 3.17   Properties.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true and correct list of the addresses of all real property owned since January 1, 2024 by the Company or any Company Subsidiary (collectively, the “Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the applicable Company Subsidiary has good, valid and marketable fee title to all Owned Real Property, free and clear of all Liens (except for Permitted Liens), and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.17(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true and correct list of all material properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is in full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease.

(c) Neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property or Owned Real Property to any Person.

(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property or Owned Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property or Owned Real Property as currently operated.

Section 3.18   Company Products and Warranties. To the Knowledge of the Company, each Company Product sold and delivered by the Company and the Company Subsidiaries in the twelve (12) month period prior to the Agreement Date has been in conformity in all material respects with its published specifications and the express warranties, if any, provided by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received a written notice from any Person asserting or threatening to assert any claim against the Company or any Company Subsidiary for breach of any contractual obligation or warranty provided by or on behalf of the Company or Company Subsidiary with respect to any Company Products other than those occurring in the ordinary course of business.

Section 3.19   Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.19 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.20   Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.21   Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Trade Control Laws. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, is a Sanctioned Person.

(b) Since April 24, 2019, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, in each case, acting on behalf of the Company or any Company Subsidiary, as applicable, in their official capacity: (i) has violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Control Laws; (ii) is engaging or has engaged in any transactions or other dealings in violation of Sanctions, directly or indirectly, with or on behalf of any Sanctioned Person or in any Sanctioned Country, Russia, or Syria (until July 1, 2025); or (iii) has made any Prohibited Payments.

(c) No Legal Proceeding or Order against or involving the Company, any Company Subsidiary, or any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, in each case, acting on behalf of the Company or any Company Subsidiary, as applicable, in their official capacity, concerning or relating to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Trade Controls, is pending or, to the Knowledge of the Company, threatened.

(d) The Company has instituted, maintains, and enforces policies and procedures reasonably designed to ensure continued compliance by it and all Company Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, and Trade Control Laws.

Section 3.22   Environment.

(a) Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company, the Company Subsidiaries, and where applicable the properties and facilities of the Company and the Company Subsidiaries:

(i) are, and since January 1, 2024 have been, in compliance with all applicable Environmental Laws;

(ii) possess and are, and have since January 1, 2024 possessed and been, in compliance with all permits, licenses, registrations, authorizations and other approvals required under applicable Environmental Law for the operation of the business;

(iii) have not received written notice of any pending or unresolved Legal Proceedings concerning any actual or alleged violation of, or liability or obligation under, any Environmental Law (including any actual or alleged personal injury or property damage, or any actual or alleged obligation to conduct or fund investigation, remediation, cleanup, monitoring or similar activities, relating in any way to any actual or alleged presence, release, threatened release of, or exposure to, any Hazardous Substances at any location);

(iv) there are no Hazardous Substances present in, on, at, under, or migrating to or from any real property currently owned, leased or operated, or, to the Knowledge of the Company, formerly owned, leased, or operated, by the Company, any Company Subsidiaries, or any of their respective predecessors, and neither the Company nor any Company Subsidiary has been alleged in writing to be responsible for investigation, remediating or otherwise addressing any Hazardous Substances at any third-party location to which waste or other materials were sent by or on behalf of the Company or any Company Subsidiary (or any of their respective predecessors) for recycling, treatment, or disposal; and

(v) Neither the Company nor any of the Company Subsidiaries have assumed or retained any liabilities or obligations arising under Environmental Law, whether by contract, operation of law, or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary represents and warrants to the Company as follows:

Section 4.1   Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary.

Section 4.2   Authorization; No Conflict.

(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.15, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Regulatory Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any approvals or filings, the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Parent and Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract to which Parent or Merger Subsidiary is a party or bound by, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3   Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, investigations pending or Legal Proceedings threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There are no Orders outstanding against Parent or any Subsidiary of Parent that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4   Ownership of Company Common Stock. Other than as a result of this Agreement, neither Parent nor Merger Subsidiary nor any other Subsidiary of Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. Neither Parent nor Merger Subsidiary, nor any of their “affiliates,” nor any other Subsidiary of Parent are, or at any time since January 1, 2024 has been, an “interested stockholder” of the Company as defined in

Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would cause Parent or Merger Subsidiary or any of their ”affiliates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5   Broker’s or Finder’s Fees. Except for Goldman Sachs & Co. LLC (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker or other firm engaged by Parent or any of its Subsidiaries or acting on behalf of Parent or any of its Subsidiaries is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6   Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7   Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary, or any of Parent’s other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8   Solvency. Neither Parent nor Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, any Subsidiary of Parent, the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and immediately after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9   Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their controlled Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) between Parent, Merger Subsidiary or any of their controlled Affiliates, on the one hand, and any stockholder of the Company, on the other hand, pursuant to which such stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10   Sufficient Funds. Parent will have, and will cause Merger Subsidiary to have, as of the Closing, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement, to make the payments contemplated by Section 1.5 and to perform the other obligations of Parent and Merger Subsidiary contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1   Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent, solely as may be reasonably necessary for Parent to prepare for Closing or the integration of the Company following the Closing: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries to the extent in the Company’s possession, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries to the extent in the Company’s possession, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Notwithstanding the foregoing, any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance and privacy requirements. Information obtained by Parent or Merger Subsidiary pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to provide any access, permit any inspection or to disclose any information that in the reasonable good faith judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Contract with respect to confidentiality to a third party entered into prior to the Agreement Date or after the Agreement Date in the ordinary course of business; (B) would or would reasonably likely result in a violation of applicable Law; or (C) would or would reasonably likely result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, however, that in each of clauses (A)-(C), the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to allow for such access, inspection or disclosure in a manner and to the extent that such access, inspection or disclosure, in each case, would not result in any of the outcomes described in the foregoing clauses (A)-(C), as applicable.

Section 5.2   Operation of the Company’s Business.

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2 of the Company Disclosure Schedules, or (iv) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain in all material respects its and their respective relations and goodwill with material customers, distributors, suppliers, vendors, licensors, licensees, Governmental Authorities, and other Persons having material business relationships with the Company or the Company Subsidiaries.

(b) Except (w) as expressly required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2 of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than as provided in Section 5.2(b)(ii);

(ii) sell, issue, pledge, grant or authorize the sale, issuance, or grant of any Equity Interests, other than the issuance of shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards or in connection with the exercise of purchase rights under the Company ESPP pursuant to the currently pending Main Offering Period, or the withholding of Company Common Stock to satisfy Tax obligations pertaining to the vesting or settlement of Company Equity Awards that, in each case, are (A) outstanding as of the Agreement Date and in accordance with the terms of the Company ESPP or Company Equity Awards (as applicable) in existence as of the Agreement Date, or (B) granted after the Agreement Date (to the extent permitted by this Section 5.2(b)(ii));

(iii) except as expressly contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards that would settle in the ordinary course during the Interim Period in accordance with their terms; provided, however, that the applicable performance levels under such Company Equity Awards may be determined in accordance with their terms based on actual performance levels achieved (including adjustments to account for non-recurring items and other items as determined appropriate by the Company);

(iv) amend or permit the adoption of any amendment to (A) the Company Charter Documents or (B) any equivalent documents of any Company Subsidiary, in any material respect;

(v) subject to Section 5.3, acquire any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to perform services for or sell products to any other Person other than in the ordinary course of business; (C) to transact business with any other Person other than in the ordinary course of business; or (D) to operate at any location in the world;

(vii) other than in the ordinary course of business (excluding any Company Material Contract of the type contemplated by Section 3.16(a)(xiv)), enter into any Contract that would be a Company Material Contract if in effect as of the Agreement Date or materially amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract; provided, that the Company shall reasonably consult with Parent prior to entering into any new (or materially amending or modifying any existing) Company Material Contract of the type contemplated by Section 3.16(a)(xii);

(viii) except for the sale or license of products or services or non-exclusive licenses of Company Intellectual Property in the ordinary course of business (including the settlement of non-material Legal Proceedings involving Intellectual Property Rights otherwise permitted hereunder), sell, assign or otherwise dispose of, or lease or license any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, including any material Patents included in the Company Registered Intellectual Property, to any other Person;

(ix) take or fail to take any action that results in any loss, lapse, abandonment or expiration of any material Company Intellectual Property, except in the ordinary course of business;

(x) (A) lend money, or commit to lend money, to any Person (other than advances to customers or Company Employees in the ordinary course of business) or (B) guarantee any Indebtedness (other than in the ordinary course of business) or incur (or guarantee the incurrence of) any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business) in an amount greater than $15,000,000 in the aggregate, except, in each case, any such Indebtedness that is (1) solely among the Company and any Company Subsidiary (or solely among the Company Subsidiaries) or (2) incurred under any of the Company or any Company Subsidiary’s credit facilities that are existing as of the Agreement Date;

(xi) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date, (A) provide for any material increase in compensation or benefits payable to any current or former director, officer or employee, or individual service provider of the Company or any of the Company Subsidiaries, other than with respect to any current officer or employee of the Company or any Company Subsidiary whose annual base salary is less than $300,000; provided, that the increase is part of the Company’s annual review process in the ordinary course of business; (B) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, or employee, or individual service provider of the Company or any of the Company Subsidiaries, or accelerate (or commit to accelerate) the funding, vesting or payment of any benefit or compensation; (C) establish, adopt, enter into, modify, amend or terminate any Company Plan or any CBA, other than: (1) annual renewals of Company Plans in the ordinary course of business, (2) entry into offer letters or other employment Contracts, in each case on the Company’s standard forms, with new hires whose annual base salary would be less than $300,000, (3) entry into consulting agreements in the ordinary course of business and terminable upon thirty (30) days’ notice or less without penalty, or (4) making cash bonus and other cash incentive payments for (x) performance year 2025, to the extent not paid prior to the Agreement Date or (y) performance year 2026, to the extent that Closing has not yet occurred prior to the payment of such bonuses in the ordinary course, pursuant to a Company Plan disclosed in Section 3.9(a) of the Company Disclosure Schedules, in each case, based on actual performance in the ordinary course of business; (D) hire, engage or promote any employee or individual service provider who would be or is entitled to receive an annual base salary greater than or equal to $300,000 (except in order to fill any position that is vacant as of the Agreement Date); or (E) effect a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or analogous Laws;

(xii) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xiii) (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any annual Tax accounting period; (B) make (except in the ordinary course of business), change or rescind any material Tax election; (C) knowingly surrender any right to claim a material Tax refund if such action could reasonably be expected to have the effect of increasing the Tax liability of the Company or any of the Company Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date by more than $10,000,000; (D) file any amended Tax Return in respect of a material amount of Taxes; (E) waive or extend the statute of limitations with respect to any Tax Return in respect of a material amount of Taxes (other than as a result of an automatic extension that does not require any action by any Governmental Authority); or (F) request any material private letter ruling (or similar written guidance) from any Governmental Authority with respect to Taxes;

(xiv) make or incur any capital expenditures, except for any capital expenditures that do not exceed (A) with respect to fiscal year 2026, 110% of the aggregate expenditures contemplated by the 2026 annual capital budget made available to Parent prior to the Agreement Date, and (B) with respect to fiscal year 2027, 110% of the aggregate expenditures contemplated by the 2027 annual capital budget (which capital budget shall be prepared in the ordinary course of business and shall not total an amount in excess of 110% of the 2026 annual capital budget described in clause (A) of this Section 5.2(b)(xiv)); provided, that the Company may incur additional capital expenditures (in excess of the limits set forth above and not counting towards the limits set forth above) as necessary, in the good faith judgement of the Company, to respond or remedy unforeseen events in an amount not to exceed $5,000,000 in 2026 or $5,000,000 in 2027;

(xv) commence (other than any collection action in the ordinary course of business), waive, release, or settle any Legal Proceeding in a manner that (A) results in the payment of monetary damages by the Company or any of the Company Subsidiaries in an amount exceeding $10,000,000 (net of insurance coverage, indemnification payments or reimbursements recovered from any third party) individually, or (B) that results in any admission of wrongdoing or imposition of any non-monetary relief or Order that materially restricts the future activity or conduct of Parent, the Company or any of their respective Subsidiaries following the Effective Time, other than any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4;

(xvi) merge or consolidate the Company or any Company Subsidiary with any Person or liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (excluding any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing activities;

(xvii) enter into any material new line of business; or

(xviii) authorize any of, or commit, or agree to take any of, the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ businesses, assets, and operations.

Section 5.3   Acquisition Proposals.

(a) No Solicitation. During the Interim Period, except as expressly permitted by this Section 5.3, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct the Company’s and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, or knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(iii) provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract providing for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or

(v) authorize or commit to do any of the foregoing.

The Company acknowledges and agrees that any violation of the restrictions on the Company set forth in this Section 5.3(a) by any Representative of the Company or any of the Company Subsidiaries, in each case, shall be a breach of this Section 5.3(a) by the Company.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the execution of this Agreement if the Company did not violate Section 5.3(a) in any material respect with respect to such Person or Acquisition Proposal, and entered into with such Person a confidentiality agreement executed by such Person and the Company which (A) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (B) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”), and promptly (and in any event within thirty-six (36) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or execute or enter into or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in any of clauses (i) or (ii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (y) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (B) prior to taking any action described in the foregoing clause (iii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours) notify Parent in writing of any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, received by the Company, any of the Company Subsidiaries or any of their respective directors or officers, the Company will provide Parent, in connection with such notice, a summary of the material terms and conditions of such Acquisition Proposal (including, if applicable, unredacted copies of any written inquiries, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and shall provide Parent with a copy of all material documentation relating thereto.

(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to and except as provided in Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing following the public disclosure of an Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) separate occasions), or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e) Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation in any material respect of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to a Change occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable by the Company Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Company Board as of the Agreement Date (in each case, other than any such Change which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such Change, an “Intervening Event”), (1) in either case of clauses (A) and (B), only if prior to making such a Change of Recommendation the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (i) with respect to an Acquisition Proposal, the Company may also terminate this Agreement pursuant to Section 7.1(f) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i) the Company did not violate in any material respect Section 5.3(a) in respect of such Superior Proposal;

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii) the Company shall have during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that with respect to (A) an Intervening Event, the Company Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (B) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Change of Recommendation or terminate this Agreement is obviated; provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised, updated or supplemented Superior Proposal contemplated thereby (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days instead of three (3) Business Days);

(iv) at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case, taking into account any revisions to this Agreement and the other documents contemplated hereby made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v) solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(f) (including with respect to complying with its obligation to pay the Company Termination Fee in accordance thereto).

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make a Change of Recommendation except in accordance with Section 5.3(e).

(g) Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), upon execution and delivery of this Agreement, the Company agrees that it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. In addition, as promptly as practicable following the execution and delivery of this Agreement, the Company will request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered into since November 1, 2025 (and which remains in effect) in connection with its consideration of an Acquisition Proposal.

Section 5.4   Proxy Filing.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable, and in any event no later than twenty-five (25) Business Days after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC or any dissemination thereof to the Company stockholders, and shall consider in good faith any comments on each such document and the responses that are reasonably proposed by Parent.

(b) The Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any written responses to any such comments of the SEC with respect thereto and shall consider in good faith all comments provided by Parent and its Representatives with respect thereto. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the Company, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (but no later than five (5) Business Days) after the earlier to occur of the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.

(c) Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading. The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees associated with the preparation, filing and mailing, of the Proxy Statement.

Section 5.5   Stockholders Meeting. Subject to Section 5.4(a), the Company shall use its reasonable best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company Common Stock (the “Stockholders Meeting”) to consider and vote upon the adoption of this Agreement as promptly as reasonably practicable following the Agreement Date (but in any event, no later than thirty-five (35) days following the mailing of the Proxy Statement to the Company’s stockholders). Unless the Company Board shall have effected a Change of Recommendation, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Following the mailing of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, without the prior written consent of Parent, adjourn, recess or postpone the Stockholders Meeting if (a) as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented or voted (either in person or by proxy) to constitute a quorum or necessary to obtain the Company Stockholder Approval (provided that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholders Meeting more than five (5) Business Days on any single occasion), (b) the Company Board has determined, after consultation with the Company’s outside legal counsel, that it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) to the extent that the Company Board has determined, after consultation with the Company’s outside legal counsel, such adjournment or postponement of the Stockholders Meeting is required by applicable Law; provided, that, in each case of clauses (a)-(c), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not postpone or adjourn the Stockholders Meeting by more than twenty (20) days in the aggregate. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure, quorum, and matters required by applicable Law (including the rules of Nasdaq) to be voted on by the stockholders of the Company in connection with the adoption of this Agreement, including (i) any adjournment or postponement of the Stockholders Meeting, and (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

Section 5.6   Filings; Other Actions; Notification.

(a) Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and, with respect to Parent, its controlled Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Regulatory Laws, to consummate and make effective the Merger as soon as practicable after the Agreement Date, including (x) preparing and making a filing pursuant to (1) the HSR Act within thirty (30) Business Days of the Agreement Date, (2) the FDI Laws set forth on Section 5.6(a) of the Company Disclosure Schedules within ten (10) days of the Agreement Date, and (3) any other applicable Regulatory Laws as soon as reasonably practicable, (y) preparing and filing or submitting all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions, and (z) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the

Merger under the HSR Act and applicable Regulatory Laws, in each case, where available. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Regulatory Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions, (ii) respond as promptly as reasonably practicable to all requests for additional information from a Governmental Authority under any Regulatory Laws concerning the Merger or any of the other Transactions, (iii) provide each other in advance, with a reasonable opportunity for review and comment, and consider in good faith any such comments, on drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions, and (iv) to the extent practicable, provide each other advance notice of all material meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority or otherwise prohibited by applicable Law, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the reasonable views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions; provided, however, that subject to the foregoing and the other provisions of this Section 5.6, Parent shall have the right to devise, control and direct the strategy for (and shall take the lead in all meetings and communications with any Governmental Authority relating to) obtaining the termination or expiration of the waiting period or comparable period under the HSR Act and otherwise obtaining any consent, approval or clearance required or deemed required in respect of any other Governmental Authority concerning the Merger or any of the other Transactions, including in respect of defending and resolving any lawsuits or other proceedings challenging the Transactions (or with respect to any approvals or other matters relating to the Transactions) under any Regulatory Laws. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period, withdraw any filing or enter into any agreement or understanding with any Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement, the HSR Act, any other applicable Regulatory Laws or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority; provided, that in any event the parties hereto may redact information to the extent it is subject to attorney-client privilege, relates to valuation of the Company, or to comply with applicable Laws. To the extent necessary to comply with Law or to protect reasonable confidentiality considerations, the Parties may exchange information hereunder on an outside-counsel-only, or outside-consultant-only, basis.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other substantive communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.

(d) Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company (in the case of Section 5.6(d)(i)) and Parent shall take or cause to be taken (and Parent agrees to cause its controlled Affiliates to take or cause to be taken) the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Regulatory Laws (“Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice; provided, that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests;

(ii) (a) any and all steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the consummation of the Transactions, including by defending through litigation on the merits and appealing any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority or third party, seeking to prevent, enjoin or otherwise prohibit or materially delay the consummation of such transactions and (b) the proffer and agreement by Parent of its willingness and agreement to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent, its Subsidiaries or controlled Affiliates, or of the Company or any Company Subsidiary (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto) if such action should be necessary or advisable to, or is requested by any Government Regulatory Entity as a requirement or condition to, satisfy the conditions to the Merger and consummate the Merger and the other Transactions, or if such action would otherwise avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding or (y) issuance of any order, decree, decision, determination, judgment or Law by any Government Regulatory Entity, in each case, that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the consummation of the Merger or the other Transactions (it being understood that any such action affecting the assets, business or operations of Parent, the Company or any of their respective Subsidiaries shall be contingent upon the occurrence of the Closing). Notwithstanding anything in this Agreement to the contrary, in no event will Parent, its Subsidiaries or any of their respective controlled Affiliates be required to take or agree to take, and neither the Company nor any Person acting on its behalf shall agree to take (or refrain from taking), any action that, individually or in the aggregate, would reasonably be likely to result in (i) a Company Material Adverse Effect or (ii) a material adverse effect on Parent and its Subsidiaries, taken as a whole (with Parent and its Subsidiaries, taken as a whole, deemed for this purpose to be the same size as the Company and the Company Subsidiaries, taken as a whole); and

(iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent, enjoin or otherwise prohibit or materially delay the consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, neither Parent, the Company nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty) (in each case, other than any filing fees), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case, unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(f) Neither the Company nor Parent shall, and shall each cause their respective controlled Affiliates not to, enter into, agree to enter into, or consummate any Contracts, or any arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to (i) materially delay or materially increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the HSR Act or any other Regulatory Laws in connection with the Merger or (ii)  prevent the consummation of the Merger.

Section 5.7   Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first (1st) business day that is at least ten (10) calendar days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any quarterly or annual reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least two (2) Business Days prior to the Closing, a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).

Section 5.8   Public Announcements. The initial press release regarding this Agreement shall be a joint press release in a form agreed to by the parties hereto. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public statements with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party (which shall not be unreasonably withheld, conditioned, or delayed); provided, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made in compliance with this Agreement or otherwise agreed to between the Company and Parent or (b) after prior consultation (to the extent practicable in the circumstances) to the extent required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. None of the limitations set forth in this Section 5.8 shall apply to the disclosure of any information or communications (i) by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto, or (ii)  in connection with any dispute between the parties relating to this Agreement or the Transactions.

Section 5.9   Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary (an “Indemnification Agreement”) as in effect (i) on the Agreement Date or (ii) after the Agreement Date to the extent such Indemnification Agreement is substantially similar and no more restrictive on the Company or any Company Subsidiary than the Indemnification Agreements in effect on the Agreement Date, taken as a whole. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any Indemnification Agreement between any Indemnified Person and the Company or any Company Subsidiary, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received.

(c) Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than three hundred percent (300%) of the current annual premium paid by the Company for such policy. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.9.

(e) No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any Indemnification Agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.10   Transaction Litigation. During the Interim Period, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case, in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any such filings, pleadings and responses and consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.11   Rule 16b-3. Parent, Merger Subsidiary and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12   Employee Matters.

(a) For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and

(ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary, annual cash bonus opportunities, and commissions) that is no less favorable in the aggregate than the compensation provided to such Covered Employee immediately prior to the Effective Time, (ii) equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities that are provided to similarly situated employees of Parent, and (iii) benefits, benefit plans, programs, policies and arrangements (including the costs thereof to Company Employee Benefit Plan participants) that are substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan or retiree medical benefits) provided to such Covered Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable than the greater of the severance benefits (x) provided immediately prior to the Closing pursuant to the Company’s severance benefits practices as disclosed in Section 3.9(a) of the Company Disclosure Schedules, or (y) made available to similarly situated employees of Parent or its Affiliates; provided that Parent may condition such payments and benefits upon the execution and non-revocation by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for all purposes, including vesting, eligibility and vacation and benefit accrual levels (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(d) result in any duplication of benefits for the same period of service or the funding thereof.

(e) At the request of Parent to be made at least ten (10) Business Days prior to the Effective Time, the Company shall adopt written resolutions terminating any Company Plans intended to qualify under Section 401(a) or 401(k) of the Code, to be effective no later than the Business Day prior to the Effective Time, drafts of which resolutions shall be provided by the Company to the Parent for Parent’s review and comment at least three (3) Business Days prior to the Effective Time.

(f) As soon as reasonably practicable, but in no event later than sixty (60) Business Days following the Agreement Date, the Company shall provide Parent with copies of preliminary calculations of any “excess parachute payments” with respect to any “disqualified individual,” in each case within the meaning of Section 280G of the Code. At least fifteen (15) Business Days prior to the Closing, the Company shall provide Parent with copies of the updated estimated calculations.

(g) Nothing in this Section 5.12 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.13   Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of December 4, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. All information subject to the Clean Team Agreement shall remain so subject.

Section 5.14   Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.15   Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.16   Takeover Statutes. If any “takeover law” is or may become applicable to the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.17   Filing of Form S-8. Parent agrees to file on, or as soon as practicable following, the Closing Date a registration statement on Form S-8 (or any successor form) (if available) with respect to any shares of Parent Common Stock issuable with respect to the Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the offer and sale of securities underlying Converted RSUs issuable pursuant to Section 1.5 remains in effect. Parent shall at all times ensure that there will remain a sufficient number of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Converted RSUs.

Section 5.18   Treatment of Company Indebtedness. The Company shall deliver all notices and take all other actions required to effectuate and/or facilitate, at or prior to the Effective Time, the termination of all commitments under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder and the release of all Liens and guarantees securing or supporting such obligations (the “Credit Facility Termination”), including using its reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing Date, a customary draft payoff letter from the administrative agent, acting for the lenders and letter of credit issuers, under the Company Credit Agreement (including credit support arrangements with respect to any then-outstanding letters of credit issued under the Company Credit Facility, and forms of all applicable lien release documentation), which payoff letter shall provide that, upon the payment of the aggregate payoff amount set forth therein, all liens and guarantees supporting the Company Credit Agreement shall be automatically released and terminated without any requirement for any further action by any Person. In no event shall this Section 5.18 require the Company to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company funds to effect the Credit Facility Termination.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Regulatory Laws set forth on Section 6.1(b) of the Company Disclosure Schedules shall have expired or been terminated, and the consents and approvals of the Governmental Authorities set forth on Section 6.1(b) of the Company Disclosure Schedules required to be made or obtained in connection with the consummation of the Merger (each, a “Governmental Approval”) shall have been obtained.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction in shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2   Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those Capitalization Representations which address matters only as of a particular date (which representations shall have been true and correct in all respects except for de minimis inaccuracies as of such particular date).

(ii) The representations and warranties of the Company set forth in the third and fourth sentences of Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(d)(i), Section 3.4(b) (other than the last sentence thereof), Section 3.4(c), and Section 3.8 (the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those Fundamental Representations which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date).

(iii) The representations and warranties of the Company set forth in Article III (other than the Capitalization Representations and the Fundamental Representations) (“Other Representations”) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those Other Representations which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the Other Representations for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Receipt of Officers’ Certificate. Parent shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, confirming the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3   Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing.

(b) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in Article IV shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in Article IV for purposes of this Section 6.3(b), all qualifications in the representations and warranties based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 4, 2027 (the “Termination Date”); provided, that if the Closing shall not have occurred by the Termination Date solely due to the failure of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) to be satisfied but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date shall automatically be extended to August 4, 2027, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that if the Closing shall not have occurred by August 4, 2027, solely due to the failure of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) to be satisfied but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date shall automatically be extended to February 4, 2028, and such date shall become the Termination Date for purposes of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any agreement, covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Stockholders Meeting shall have been held and concluded and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable; or

(e) by the Company, in the event that (i) the Company has not then materially breached this Agreement and (ii) (A) any or all of Parent or Merger Subsidiary shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Subsidiary set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B), where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent and Merger Subsidiary before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

(f) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) substantially concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(g) by Parent, in the event that (i) neither Parent nor Merger Subsidiary has then materially breached this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B), where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; or

(h) by Parent, at any time prior to the time the Company Stockholder Approval is obtained, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation.

Section 7.2   Notice of Termination. A party validly terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3   Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any Affiliate, stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the Confidentiality Agreement, the Clean Team Agreement, Section 5.8, Section 5.13, this Section 7.3, Section 7.4 and Article VIII (and any related definitions contained in any such Sections or Article), each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve a party hereto from liability for such party’s fraud or Willful Breach in connection with this Agreement occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (which the parties acknowledge and agree may not be limited to reimbursement of documented expenses or out-of-pocket costs and may include the benefit of the bargain lost by the non-breaching party (including damages based on loss of the economic benefits of the Transactions to holders of shares of Company Common Stock and holders of Company Equity Awards, including loss of premium offered to such holders) or for the obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable, if otherwise payable in accordance with this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

Section 7.4   Termination Fees.

(a) Company Termination Fees.

(i) In the event that this Agreement is terminated pursuant to (A) Section 7.1(b) and following the execution of this Agreement and prior to the Termination Date (as extended pursuant to Section 7.1(b)) an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the termination of this Agreement, (B) Section 7.1(c) and following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Stockholders Meeting, or (C) Section 7.1(g) and following the execution of this Agreement and prior to a material breach by the Company that gives rise to Parent’s termination right pursuant to Section 7.1(g), an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known or shall be made or communicated to the Company or the Company Board and is not publicly withdrawn prior to the termination of this Agreement, and in any such case of clauses (A), (B), or (C), within twelve (12) months following the termination of this Agreement, either (x) such Competing Acquisition Transaction is consummated or (y) the Company enters into an Alternative Acquisition Agreement with respect to such Competing Acquisition Transaction, then concurrently with the earlier of the consummation of such Competing Acquisition Transaction or entry into any such Alternative Acquisition Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. “Company Termination Fee” means an amount equal to $259,000,000.

(ii) In the event that this Agreement is terminated pursuant to Section 7.1(f), then substantially concurrently with (and as a condition to) such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent (or its designee), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Parent Termination Fee. If (i) (A) the Company or Parent terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) and (B) at the time of such termination, all of the conditions under Article VI have been satisfied or waived other than (1) the conditions set forth in Section 6.1(b) and Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) and (2) any such conditions which by their nature are to be satisfied at the Closing, or (ii) the Company terminates this Agreement pursuant to Section 7.1(e) due to Parent’s or Merger Subsidiary’s material breach of Section 5.6 which results in any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) being incapable of being satisfied by the Termination Date, then Parent shall pay to the Company a fee equal to $499,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, with such payment to be made (x) in the case of Parent’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within two (2) Business Days of such termination.

(c) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, such non-prevailing party will pay to such other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, plus 2% per annum, or a lesser rate that is the maximum permitted by applicable Law.

(d) Acknowledgement. Each of the parties acknowledges and agrees that:

(i) the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement;

(ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions;

(iii) without limiting the rights of specific performance pursuant to Section 8.5, if this Agreement is terminated in accordance with Section 7.1 and Parent is entitled to receive the Company Termination Fee pursuant to Section 7.4(a) or the Company is entitled to receive the Parent Termination Fee pursuant to

Section 7.4(b), the Company Termination Fee or the Parent Termination Fee, as applicable, shall, subject to Section 8.5, and except in the event of fraud or Willful Breach, be the sole and exclusive remedy for monetary damages available to the applicable party and its Affiliates, on the one hand, against the other party and its former, current and future holders of any equity, directors, officers, employees, agents, Affiliates, or other Representatives, on the other hand, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions; and

(iv) for the avoidance of doubt, Parent or the Company, as applicable, may seek specific performance to cause the other party to consummate the Transactions in accordance with Section 8.5 and the payment of the Company Termination Fee or a Parent Termination Fee, as applicable, pursuant to Section 7.4(a) or Section 7.4(b), but in no event shall Parent or the Company, as applicable, be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5 and (ii) the payment of the Company Termination Fee or a Parent Termination Fee, as applicable, pursuant to Section 7.4(a) or Section 7.4(b).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1   Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2   Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements or other covenants contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Subsidiary in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.

Section 8.3   No Survival. None of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4   Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement and the Clean Team Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement and the Clean Team Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement or the Clean Team Agreement, as applicable, is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.9, (ii) from and after the Effective Time, the rights of the holders of Company Common Stock and Company Equity Awards to receive the Merger Consideration, the Company Accelerated RSU Merger Consideration, and the Company PSU Merger Consideration payable in accordance with Section 1.3 and Section 1.5, and (iii) prior to the Effective Time, the Company shall have the right, on behalf of the holders of shares of Company Common Stock or Company Equity Awards (each of which are express third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable) to pursue claims for damages (which may include, if proven and as determined by a court of competent jurisdiction, damages based on the loss of the economic benefits of the Merger to holders of shares of Company Common Stock and Company Equity Awards, taking into account the amount of Merger Consideration and the loss of premium offered to such holders) under this Agreement in the event of a Willful Breach of this Agreement by Parent or Merger Subsidiary (provided, that the Company shall have the sole and exclusive right to enforce the rights granted under this clause (iii) as agent for such holders of shares of Company Common Stock and Company Equity Awards (it being agreed that in no event shall any such holder be entitled to directly enforce any rights in the event of such Willful Breach), and any amounts received by the Company in connection therewith may be (x) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of Company Common Stock and Company Equity Awards in any manner the Company deems fit).

Section 8.5   Applicable Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that: (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 7.4 are not intended to and do not adequately compensate the parties hereto for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement.

(d) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts pursuant to this Agreement (including in the Parent Termination Fee), on the other hand.

Section 8.6   Non-Reliance.

(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the electronic data room hosted by the Company in connection with the Transactions (the “Electronic Data Room”), and (ii) have had the full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Subsidiary and their respective Affiliates and Representatives, Parent and Merger Subsidiary and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain forward-looking business plan information, regarding the Company and its business and operations. Parent and Merger Subsidiary hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar; (ii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Parent and Merger Subsidiary hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6(b) and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Parent and Merger Subsidiary hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c) Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Parent and Merger Subsidiary hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives or any other Person.

(d) Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.

Section 8.7   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Parent or Merger Subsidiary:

c/o Texas Instruments Incorporated

12500 TI Boulevard, MS 8658

Dallas, Texas 75243

Attention:    General Counsel and Secretary

Email:      [***]

with a copy to (which copy shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

Attention:    Robert J. Cardone

        Alain A. Dermarkar

        Michael Walraven

Email:      [***]

        [***]

        [***]

if to the Company:

Silicon Laboratories

400 West Cesar Chavez

Austin, Texas 78701

Attention:    General Counsel and Secretary

Email:      [***]

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, Texas 78701

Attention:    John J. Gilluly, III, PC

        D. Joseph Fore, PC

        Jeffrey Scharfstein, P.C.

Email:        [***]

        [***]

        [***]

and

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention:    Viktor Sapezhnikov

Email:      [***]

Section 8.9   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10   Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11   Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to,” “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement at least one Business Day prior to the Agreement Date or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC at least one Business Day prior to the Agreement Date.

(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h) References to a Person are also to its permitted successors and assigns.

(i) References to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) Other than in respect of Contracts specifically listed in the Company Disclosure Schedules, references to any Contract shall be deemed to refer to such Contract as amended, supplemented, modified and in effect from time to time in accordance with its terms.

Section 8.12   Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Haviv Ilan
Name:	Haviv Ilan
Title:	Chairman, President and Chief Executive Officer

CALDWELL MERGER CORP.

By:	/s/ Haviv Ilan
Name:	Haviv Ilan
Title:	President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

SILICON LABORATORIES INC.

By:	/s/ R. Matthew Johnson
Name:	R. Matthew Johnson
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Audited Balance Sheet	Section 3.5(f)
Audited Balance Sheet Date	Section 3.5(f)
Book-Entry Share	Section 1.2(a)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.13(n)
Certificate	Section 1.2(a)
Change	Section 3.6
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company Accelerated RSUs	Section 1.5(a)(i)
Company Accelerated RSU Merger Consideration	Section 1.5(a)(i)
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Insurance Policy	Section 3.15
Company Material Contract	Section 3.16(a)
Company Preferred Stock	Section 3.2(a)
Company PSU Merger Consideration	Section 1.5(b)
Company Registered Intellectual Property	Section 3.13(a)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Company	Preamble
Confidentiality Agreement	Section 5.13
Continuation Period	Section 5.12(a)
Converted RSU	Section 1.5(a)(ii)
Covered Employees	Section 5.12(a)
Credit Facility Termination	Section 5.18
D&O Insurance	Section 5.9(c)
debt	Section 4.8
Delisting Period	Section 5.7
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)

i

Terms	Definition
Electronic Data Room	Section 8.6(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Foreign Antitrust Laws	Section 3.3(c)
Fundamental Representations	Section 6.2(b)(ii)
Government Regulatory Entity	Section 5.6(d)(i)
Governmental Approval	Section 6.1(b)
Indemnification Agreement	Section 5.9(a)
Indemnified Persons	Section 5.9(a)
Interim Period	Section 5.1
Intervening Event	Section 5.3(e)
Last Balance Sheet	Section 3.5(f)
Last Balance Sheet Date	Section 3.5(f)
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.1(c)
Main Offering Period	Section 1.5(d)
Material IP Agreements	Section 3.16(a)(viii)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Other Representations	Section 6.2(b)(iii)
Owned Real Property	Section 3.17(a)
Owned Software	Section 3.13(g)
Parent Employee Benefit Plan	Section 5.12(c)
Parent Termination Fee	Section 7.4(b)
Parent	Preamble
Permits	Section 3.12(b)
Post-Closing SEC Reports	Section 5.7
Proxy Statement	Section 5.4(a)
Regulatory Laws	Section 3.3(c)
SEC	Article III
Solvent	Section 4.8
SSO	Section 3.13(m)
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Top Customer	Section 3.16(a)(vii)
Top Vendor	Section 3.16(a)(vi)
Transaction Litigation	Section 5.10
Willful Breach	Section 7.3

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in (i) such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or (ii) the holders of Company Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; or (c) any sale, lease, exchange, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all applicable Laws concerning or relating to bribery or corruption in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any similar Laws.

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering, terrorist financing, or financial recordkeeping and reporting relating to same, including the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the UK Proceeds of Crime Act 2002.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Austin, Texas or New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means all Software (excluding Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or controlled by, or licensed to, the Company or any Company Subsidiary and used or held for use in the conduct of the Company’s business.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement dated as of January 6, 2026, by and between Parent and the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Credit Agreement” means the Agreement, dated as of July 31, 2012, by and among the Company, as borrower, the subsidiaries of the borrower identified therein, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (with Wells Fargo Bank, National Association acting as successor administrative agent), as amended from time to time.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any compensatory employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, including any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary who is a natural person, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code or Section 40001(b)(1) of ERISA (a “Company ERISA Affiliate”) with respect to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Equity Awards” means the Company RSUs and Company PSUs.

“Company ESPP” means the Silicon Laboratories Inc. 2009 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with any other Change, has or would be reasonably expected to (a) have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, solely with respect to clause (a), that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company or Company Subsidiaries operate;

(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, or securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) and (C) any decline in the price or trading volume of Company Common Stock (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including cyber attacks, social unrest, protests or blockades), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v) any actions taken or failure to take action, by Parent or any of its controlled Affiliates, or which Parent has requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(vi) any changes in applicable Law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii) the announcement of this Agreement or the pendency or completion of the Transactions, including the identity of Parent;

(viii) any (A) natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic, epidemic, disease outbreak or public health event, or other force majeure events; or (B) contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing);

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(x) any Legal Proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions;

(xi) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world or any “shutdown” of the United States government;

(xii) any disruption (including any shortages) in the supply chain for memory chips; or

(xiii) the matters expressly set forth in the Company Disclosure Schedules (solely to the extent of the disclosures set forth therein based on information made available to Parent prior to the Agreement Date, and not to the extent of any new information or any escalation or worsening thereof, or other events that arise therefrom (except to the extent reasonably inferred from such disclosures);

provided, that in the case of clauses (i), (ii), (iii)(A)-(B), (iv), (vi), and (viii), such Change may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Change has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the same industries and geographies in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

v

“Company Product(s)” means any and all products and services of the Company or any Company Subsidiary that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU” means an award of performance-based stock units including those granted pursuant to a global PSU award agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to performance-based vesting conditions.

“Company RSU” means an award of restricted stock units granted under any Stock Plan, including pursuant to a restricted stock unit agreement, and which is not subject to performance-based vesting conditions.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Conversion Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) an amount equal to the volume-weighted average price for a share of Parent Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the confidentiality, integrity and availability of Personal Information and applicable to the Company or any Company Subsidiary: (a) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (b) written contractual obligations of the Company or any Company Subsidiary to third parties; and (c) all applicable Laws for privacy and data security (“Privacy Laws”).

“Earned Units” with respect to a Company PSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable performance stock unit agreement for such Company PSU, and each of which individual stock unit is an “Earned Unit”; provided, however, that with respect to each Company PSU, for purposes of determining the applicable number of Earned Units that are subject to such Company PSU, the applicable performance conditions for such Company PSU will be deemed satisfied at the level of performance as set forth in Section 1.5(b) of the Company Disclosure Schedules.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (b) each other employee benefit or compensation plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)) and which is not a Company Employee Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Law relating in any way to the environment, natural resources, human health and safety, and Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDI Laws” means any foreign direct investment or national security law, rule, statute, regulation, legally binding measure or all other Laws in any jurisdiction that relates to foreign direct investment or national security.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Generative AI Tools” means generative artificial intelligence technology capable of automatically producing various types of content or output (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts or input.

“Governmental Authority” means any federal, state, local, municipal, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substances” means any substance, material, or waste regulated by any Governmental Authority or capable of causing harm to human health or the environment, including petroleum and petroleum byproducts and distillates, asbestos and asbestos-containing materials, urea formaldehyde, per- and polyfluoroalkyl substances (PFAS), polychlorinated biphenyls, mold, radon gas, radioactive substances, noise, odor, and vibration.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed by such Person.

“Intellectual Property Rights” means all intellectual property and intellectual property rights, whether registered or unregistered, and whether protected, created or arising under the laws of the United States or a foreign jurisdiction, including: (a) all United States and foreign patents, utility models, statutory invention registrations and industrial designs, and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (b) all trade secrets and similar rights in confidential information (including in confidential know-how) that derive economic value from being maintained as confidential (“Trade Secrets”); (c) copyrights and all other rights corresponding thereto in any works of authorship, design rights and moral rights (collectively, “Copyrights”); (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trademark rights and similar rights in trade names, trade dress, logos, trademarks, service marks and any other identifiers indicating the source of goods or services, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (f) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (g) all rights to uniform resource locators, website addresses and domain names (collectively, “Domain Names”); (h) rights in Software; (i) any similar, corresponding or equivalent rights to any of the foregoing; and (j) any registrations of or applications to register any of the foregoing.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules and (b) Parent or Merger Subsidiary, the actual knowledge of the senior executives of Parent.

“Law” means any statute, law, ordinance, regulation, directive, rule, order (including any executive order), code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course of business with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, demand, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance, license, or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System or in order to misuse, gain unauthorized access to, or misappropriate any Personal Information contained therein (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with the passage of time or upon command).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) data privacy policies, (c) website privacy policies and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary and not material to the main contractual relationship between the parties to a particular Contract or group of Contracts.

“Open Source Software” means “open source” Software (a) as defined by the Open Source Initiative (OSI) or Free Software Foundation (FSF) or other Software having similar licensing or distribution models (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses) and (b) Software that has been dedicated to the public (“public domain”) for which there is no copyright and no restrictions on use.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, would or would be reasonably likely to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Transactions in accordance with the terms of this Agreement.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (b) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP; (c) Liens affecting the interest of the grantor of any easements benefiting any real property; (d) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (e) zoning, building and other similar Laws (excluding violations thereof); (f) any conditions that would be disclosed by a current, accurate survey or physical inspection; (g) Liens discharged at or prior to the Closing; (h) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (j) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (k) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (l) Liens under any of the Company or any Company Subsidiary’s existing credit facilities as of the Agreement Date.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data that (a) alone or in combination with other information, relates to an identified or identifiable Person, or (b) is defined as “personal information,” “personally-identifiable information,” “personal data” or a similar term under any Privacy Law applicable to the Company or the Company Subsidiaries.

“Product Cybersecurity Incident” means any cybersecurity incident affecting a Company Product that results in the recall, disruption, or unavailability of a Company Product (including a customer-initiated recall), where there is a single customer claim of greater than $5,000,000, or overall customer claims for the incident of greater than $10,000,000.

“Prohibited Payment” means:

(a)	the use of any corporate funds, directly or indirectly, for any unlawful contributions, gifts, entertainment, or other unlawful expenses relating to any political activity; or

(b)

making, offering to make, promising to make or otherwise authorizing the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback, or any other payment or gift of money or anything of value to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization, or to any other Person in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Domain Names; and (e) any other material Intellectual Property Rights; in each case, that are applied for, registered, filed or recorded with any Governmental Authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide, or territory-wide Sanctions, including as of the Agreement Date, Cuba, Iran, North Korea, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person that at the relevant moment in time is or was: (a) identified on any Sanctions-related list maintained by any Governmental Authority having jurisdiction over the Company or the Company Subsidiaries, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, and His Majesty’s Treasury of the United Kingdom; (b) incorporated, organized, ordinarily resident, or located in, or a Governmental Authority of, a Sanctioned Country; (c) owned individually or in the aggregate, directly or indirectly, fifty percent (50%) or more by, controlled (as such term is defined in the relevant Sanctions) by, or acting on behalf of, any Person that meets the criteria in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a Person subject to the jurisdiction of the United States, the United Nations, the European Union, any EU Member State, or the United Kingdom would be prohibited from engaging in trade, business or other activities).

“Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by any Governmental Authority having jurisdiction over the Company and the Company Subsidiaries, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, and His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized, inadvertent or unlawful access or use of any of the Business Systems, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information of the Company or the Company Subsidiaries, or (c) material successful unauthorized infection of, or intrusion into systems operations or security safeguards of any of the Business Systems, including any successful ransomware or phishing attack.

“Service Provider” means a natural person who is a consultant to, or individual contractor (whether dependent contractor, independent contractor or sub-contractor) of the Company.

“Software” means any and all computer programs, software and code, including any and all firmware and software implementations of algorithms, models and methodologies, whether in source code or object code.

“Stock Plans” means, collectively, the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account at the time of determination all

x

relevant circumstances deemed relevant by the Company Board, including as the Company Board deems relevant various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the form of consideration (and the risk of fluctuation in the value thereof), the identity of the Person making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in writing in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real or personal property tax, business or registration tax, alternative or add-on minimum tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax (including any amendment thereof).

“Trade Control Laws” means all export control, import control, customs, and anti-boycott Laws administered, enacted, or enforced by the United States, including the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Uyghur Forced Labor Prevention Act, the customs laws set forth in Title 19 of the U.S. Code, and any other applicable Laws concerning or relating to exports, reexports, transfers (in-country), releases, imports, supply chains, or forced labor.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

Annex B

February 3, 2026

Board of Directors

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, TX 78701

Members of the Board:

We understand that Silicon Laboratories Inc., a Delaware corporation (the “Company”), Texas Instruments Incorporated, a Delaware corporation (“Parent”), and Caldwell Merger Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), plan to enter into an Agreement and Plan of Merger to be dated as of February 4, 2026 (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation (the “Merger”). Pursuant to the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than (i) each share of Company Common Stock to be cancelled in accordance with Section 1.2(b) of the Merger Agreement and (ii) Dissenting Shares (as such term is defined in the Merger Agreement), shall be cancelled and shall be converted into the right to receive $231.00 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent, Merger Subsidiary and their affiliates) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated February 3, 2026 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently

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available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company or Parent, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and/or their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which shares of Company Common Stock will trade or otherwise be transferable at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger

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Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP
Qatalyst Partners LP

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P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Silicon Laboratories Inc. Special Meeting of Stockholders For Stockholders of record as of March 23, 2026 Wednesday, April 30, 9:00 AM, Central Daylight Time Special Meeting to be held live via the Internet. Please visit www.proxydocs.com/SLAB for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Central Daylight Time, April 30, 2026. Internet: www.proxypush.com/SLAB Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-834-5878 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB This proxy is being solicited on behalf of the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders (the “Special Meeting”) of Silicon Laboratories Inc. (“Silicon Labs”) and the Proxy Statement and hereby appoints R. Matthew Johnson, Dean Butler and Néstor Ho Gutiérrez (“Named of Proxies”) Silicon or Labs either that of the them, undersigned as proxies, is entitled each with to the vote power at the to Special appoint Meeting his substitute, to be held and virtually hereby at authorizes 9:00 AM, them CDT to on represent April 30, 2026 and to , and vote, any all adjournment of the shares or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR Proposals 1, 2, and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Silicon Laboratories Inc. Special Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR Proposals 1, 2 and 3. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of February 4, 2026 (the “Merger FOR Agreement”), by and among Silicon Laboratories Inc., a Delaware corporation (“Silicon Labs”), #P1#
#P1# #P1# Texas Instruments Incorporated, a Delaware corporation (“Texas Instruments”) and Caldwell Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Texas Instruments (“Merger Sub”), and approve the transaction contemplated by the Merger Agreement, pursuant to which Merger Sub will merge with and into Silicon Labs (the “Merger”), with Silicon Labs surviving as a wholly owned direct subsidiary of Texas Instruments (the “Merger Proposal”). 2. To approve, by a non-binding, advisory vote, the compensation that will or may be paid or FOR become payable to Silicon Labs’ named executive officers that is based on or otherwise relates to #P2# #P2# #P2# the Merger. 3. To adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under FOR the circumstances, to ensure that any necessary supplement or amendment to the proxy #P3# #P3# #P3# statement accompanying this notice is provided to Silicon Labs’ stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB Authorized signatures must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date